                                                 FILE PURSUANT TO RULE 424(b)(3)
SUBSCRIPTION OFFERING PROSPECTUS                      REGISTRATION NO. 333-43219
                                3,393,769 SHARES

                         [GRANT GEOPHYSICAL, INC. LOGO]
                                  COMMON STOCK
                            ------------------------

THE RIGHT TO SUBSCRIBE FOR SHARES OF COMMON STOCK PURSUANT TO THIS SUBSCRIPTION
  OFFERING WILL EXPIRE AT 5:00 P.M., CENTRAL TIME, ON MONDAY, AUGUST 24, 1998.

------------------------     Elliott Associates, L.P. ("Elliott") and Westgate
International, L.P. ("Westgate," and together with Elliott, the "Selling Stockholders") are hereby offering for sale 3,393,769 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Grant Geophysical, Inc. (the "Company") in a subscription offering (the "Subscription Offering") to Eligible Subscribers (as defined herein). The Subscription Offering is being made pursuant to the Second Amended Plan of Reorganization (the "Plan") of the Company's predecessor, GGI Liquidating Corporation ("GGI"). The Company will not receive any proceeds from the sale of Common Stock offered pursuant to the Subscription Offering. This Subscription Offering Prospectus and the related Subscription Exercise Notice are being mailed to Eligible Subscribers of record as of the close of business on July 6, 1998.

    PURSUANT TO THE PLAN, THE COMPANY IS REQUIRED (IN MOST CIRCUMSTANCES) TO OFFER 4,750,000 SHARES OF COMMON STOCK TO CERTAIN HOLDERS OF CLAIMS AND OTHER INTERESTS UNDER THE PLAN FOR AN AGGREGATE PURCHASE PRICE OF $23,750,000. THE PLAN ALSO AUTHORIZED THE OFFERING OF SHARES OF COMMON STOCK OF A SUCCESSOR COMPANY ON ECONOMICALLY EQUIVALENT TERMS. THE PLAN PROVIDES, HOWEVER, THAT ELLIOTT OR ITS AFFILIATES MAY PAY THE ENTIRE PURCHASE PRICE TO GGI, REPRESENTING THE TOTAL ANTICIPATED PROCEEDS OF SUCH OFFERING, AND THEN CONDUCT A SUBSCRIPTION OFFERING AND RETAIN THE PROCEEDS THEREFROM, WHICH ELLIOTT HAS ELECTED TO DO. SEE "SUBSCRIPTION PROCEDURES -- SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS." BECAUSE ELLIOTT AND CERTAIN OF ITS AFFILIATES, AS CLAIM AND INTEREST HOLDERS UNDER THE PLAN, WERE ENTITLED TO PURCHASE 1,356,231 SHARES OF COMMON STOCK IN AN OFFERING BY THE COMPANY, THE SELLING STOCKHOLDERS ARE OFFERING THE BALANCE OF SUCH SHARES OF COMMON STOCK TO THE ELIGIBLE SUBSCRIBERS PURSUANT TO THIS SUBSCRIPTION OFFERING.

    Rights to subscribe for shares of Common Stock are nontransferable and will expire if not exercised on or prior to 5:00 p.m., Central Time, on Monday, August 24, 1998 (such time on such date being hereinafter called the "Expiration Date"). Subscribers must make payment for shares on or prior to the Expiration Date.

    Eligible Subscribers may subscribe in the Subscription Offering at $5.00 per share (the "Subscription Purchase Price") or, if certain conditions are met as set forth herein, $4.75 per share (the "Discounted Subscription Purchase Price") only for such number of shares as such Eligible Subscriber is entitled to purchase in the Subscription Offering pursuant to the Plan. NO PERSON IS REQUIRED TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

    A Subscription Exercise Notice accompanies this Subscription Offering Prospectus. Each Eligible Subscriber who wishes to subscribe for shares of Common Stock in the Subscription Offering must complete and execute a Subscription Exercise Notice, indicating the number of shares of Common Stock subscribed for. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. Each Eligible Subscriber must remit full payment with the Subscription Exercise Notice by certified check or bank draft drawn upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price or the Discounted Subscription Purchase Price, as applicable, and the number of shares of Common Stock subscribed for. See "Subscription Procedures -- Exercise of Rights to Purchase Common Stock."

    Eligible Subscribers must deliver the Subscription Exercise Notice, together with payment, in person, to the Subscription Agent, or by using the enclosed return envelope. Unless withdrawn, Subscription Exercise Notices, once delivered, may not be amended or modified, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities. Each Eligible Subscriber will receive as many shares of Common Stock as are permitted to be purchased by such Eligible Subscriber as set forth in the Plan provided that such subscriber complies with the terms and conditions set forth herein. See "Subscription Procedures."

    In connection with the Subscription Offering, the Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the National Association of Securities Dealers Automated Quotation System. See "Risk Factors -- No Public Market."

    Any questions regarding the procedures for subscribing for Common Stock may be directed to the Subscription Agent at (312) 904-2553.
                            ------------------------
                SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF
       CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY ELIGIBLE SUBSCRIBERS.
                            ------------------------
  THIS SUBSCRIPTION OFFERING PROSPECTUS AND THE RELATED SUBSCRIPTION EXERCISE NOTICE CONTAIN IMPORTANT INFORMATION. ELIGIBLE SUBSCRIBERS ARE URGED TO READ THIS SUBSCRIPTION OFFERING PROSPECTUS AND THE RELATED SUBSCRIPTION EXERCISE
 NOTICE CAREFULLY BEFORE DECIDING WHETHER TO EXERCISE THEIR RIGHTS TO SUBSCRIBE
       FOR SHARES OF COMMON STOCK PURSUANT TO THE SUBSCRIPTION OFFERING.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS SUBSCRIPTION OFFERING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   SUBSCRIPTION        PROCEEDS TO SELLING
                                                                PURCHASE PRICE(1)       STOCKHOLDERS(1)(2)
                                                              ----------------------  ----------------------
Per Share...................................................          $5.00                   $5.00
Total(3)....................................................      $16,968,845.00          $16,968,845.00

---------------
(1) Assumes all Eligible Subscribers subscribe for Common Stock at the Subscription Purchase Price.

(2) All expenses of issuance and distribution, estimated to be $575,000, will be paid by the Company.

(3) Assumes all Eligible Subscribers exercise their subscription rights in full.

JULY 7, 1998

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Subscription Offering Prospectus. Unless otherwise indicated, the information set forth herein reflects the recent acquisition (the "Acquisition") of Solid State Geophysical Inc., together with its consolidated subsidiaries ("Solid State"), by Grant. As used herein, the term "GGI" refers to GGI Liquidating Corporation; the term "Grant" refers to Grant Geophysical, Inc., a newly formed corporation that purchased substantially all of the assets and assumed certain liabilities of GGI in connection with the consummation of the Plan, together with Grant's consolidated subsidiaries; and the term "Company" refers to the combined operations of Grant and Solid State and their respective consolidated subsidiaries. Unless the context otherwise requires, the pro forma statement of operations data contained herein gives effect to the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes (as defined herein) and the application of the net proceeds therefrom as if they were completed as of January 1, 1997. All currency amounts contained herein are, unless otherwise specifically indicated, stated in U.S. dollars and conform to United States generally accepted accounting principles. Eligible Subscribers should carefully consider the information set forth under "Risk Factors."

                                  THE COMPANY

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, as of June 5, 1998, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of June 5, 1998, the Company was operating or mobilizing 18 seismic data acquisition crews, consisting of 14 land and four transition zone crews, and owned approximately 35,000 seismic recording channels. All of the Company's seismic data acquisition crews are capable of performing three dimensional ("3D") and two dimensional ("2D") seismic surveys in land environments, and four crews are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     As of June 5, 1998, the Company was operating or mobilizing a total of eight crews in the United States, consisting of six land and two transition zone crews, four land crews in Latin America, two land crews in Canada and four crews in the Far East, consisting of two land and two transition zone crews. For the twelve months ended December 31, 1997, on a pro forma basis, the Company's total revenues were $173.9 million, with 40.2% from Latin America, 35.4% from the United States, 11.3% from Canada, 5.3% from Africa and the Middle East and 7.8% from the Far East. For the three months ended March 31, 1998, the Company's total revenues were $47.9 million, with 41.3% from Latin America, 30.2% from the United States, 17.1% from Canada and 11.4% from the Far East. As of March 31, 1998, the Company estimates that its total backlog was approximately $119.0 million, with approximately 93% of such amount expected to be completed in 1998. The Company made approximately $12.4 million of capital expenditures during the fourth quarter of 1997. The Company budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment and made approximately $8.7 million of such budgeted capital expenditures during the first quarter of 1998.

THE REORGANIZATION AND THE ACQUISITION

     In December 1996, GGI filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed the Plan, which was consummated on September 30, 1997 (the "Effective Date") with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI.

     On December 23, 1997, Grant completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures.

THE OFFERING OF SENIOR NOTES

     On February 18, 1998, the Company issued $100 million aggregate principal amount of its 9 3/4% Senior Notes due 2008, Series A (the "Original Notes"), which are guaranteed by certain subsidiaries of the Company (the "Subsidiary Guarantors"). The Original Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 (the "Securities Act") and applicable state securities laws. In connection with the issuance of the Original Notes, the Company and the Subsidiary Guarantors entered into a registration rights agreement providing that, among other things, the Company and the Subsidiary Guarantors would offer to exchange up to $100 million aggregate principal amount of its 9 3/4% Senior Notes due 2008, Series B (the "Exchange Notes," and together with the Original Notes, the "Notes"), to be registered under the Securities Act, for up to $100 million aggregate principal amount of the outstanding Original Notes (the "Exchange Offer"). The Exchange Offer was completed on June 12, 1998. The net proceeds from the sale of the Original Notes were used to retire substantially all of the Company's then outstanding indebtedness and purchase certain leased equipment, and the remaining net proceeds are expected to be used by the Company to fund a portion of its capital expenditure program, multi-client acquisition activities and for working capital and other general corporate purposes.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geological structures favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged to each customer.

                           THE SUBSCRIPTION OFFERING

Common Stock Offered by the
  Selling Stockholders.....  3,393,769 shares

Common Stock Outstanding
after the Subscription
  Offering.................  14,408,055 shares

Use of Proceeds............  The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                            SUBSCRIPTION PROCEDURES

     The Subscription Offering is being effected pursuant to the Plan, which was confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on September 15, 1997 and became effective on the Effective Date.

SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS

     This Subscription Offering Prospectus and the related Subscription Exercise Notice, which contain information concerning the Subscription Offering, are being mailed to Eligible Subscribers of record as of June 6, 1998.

     The Plan provides that only Eligible Subscribers have the right to participate in the Subscription Offering. Eligible Subscribers' rights to purchase Common Stock are nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. NO PERSON IS REQUIRED TO PURCHASE ANY SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

EXERCISE OF RIGHTS TO PURCHASE COMMON STOCK

     Each Eligible Subscriber who wishes to exercise rights to purchase shares of Common Stock must properly complete, duly execute and deliver the accompanying Subscription Exercise Notice indicating the number of shares of Common Stock subscribed for, together with a certified check or bank draft drawn upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price or the Discounted Subscription Purchase Price, as applicable, and the number of shares sought to be subscribed. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. The Subscription Exercise Notice, together with full payment for shares subscribed for, may be delivered, in person, to the Subscription Agent or be mailed in the enclosed return envelope. Unless withdrawn, Subscription Exercise Notices, once delivered, may not be amended or modified, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities.

     WHETHER HAND DELIVERED OR MAILED, SUBSCRIPTION EXERCISE NOTICES AND PAYMENT MUST BE RECEIVED BY 5:00 P.M. CENTRAL TIME ON MONDAY, AUGUST 24, 1998. Failure of such receipt by the expiration time for any reason, will be deemed a waiver and release by the Eligible Subscriber of any rights the Eligible Subscriber may have to purchase shares of Common Stock in the Subscription Offering. Subscription Exercise Notices may be withdrawn prior to the Expiration Date. To withdraw a Subscription Exercise Notice, a written notice of withdrawal must be received by the Subscription Agent prior to the Expiration Date. Any notice of withdrawal must (i) specify the name of the Eligible Subscriber, (ii) indicate the number of shares of Common Stock subscribed for and (iii) be signed by the Eligible Subscriber in the same manner as the original signature on the Subscription Exercise Notice. All determinations as to proper completion, due execution, timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of rights to purchase shares of Common Stock shall be made by the Selling Stockholders, whose determination shall be final and binding. The Selling Stockholders, in their sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as they may determine or reject the purported exercise of any rights to purchase shares of Common Stock subject to any such defect or irregularity. Deliveries required to be received by the Subscription Agent in connection with a purported exercise of rights to purchase shares of Common Stock will not be deemed to have been so received or accepted until actual receipt thereof by the Subscription Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Selling Stockholders may determine in their sole discretion. Neither the Selling Stockholders nor the Subscription Agent will have any obligation to give notice to any Eligible Subscriber of any defect or irregularity in connection with any purported exercise thereof or incur any liability as a result of any failure to give such notice.

     Questions regarding subscription procedures may be directed to the Subscription Agent at (312) 904-2553.

SUBSCRIPTION AGENT

     The Subscription Agent with respect to the Subscription Offering is LaSalle National Bank (the "Subscription Agent"). The address and telephone number of the Subscription Agent are set forth in "Subscription Procedures -- Subscription Agent" and in the Subscription Exercise Notice.

PURCHASE PRICE

     The Subscription Purchase Price will be $5.00 per share or, if an Eligible Subscriber chooses to execute the release contained in the Subscription Exercise Notice, the Discounted Subscription Purchase Price of $4.75 per share. For further information regarding the settlement of the lawsuit that led to the Discounted Subscription Purchase Price, see "Business -- Legal Proceedings" and "Subscription Procedures -- Purchase Price."

     THE SUBSCRIPTION PURCHASE PRICE AND THE DISCOUNTED SUBSCRIPTION PURCHASE PRICE ARE NOT INTENDED, AND MUST NOT BE CONSTRUED, AS AN APPRAISAL OR RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK. THE SUBSCRIPTION PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT AND THE DISCOUNTED SUBSCRIPTION PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE SETTLEMENT OF CERTAIN CLAIMS BY ELIGIBLE SUBSCRIBERS AND NEITHER SHOULD BE CONSIDERED AS AN INDICATION OF THE CURRENT LIQUIDATION VALUE OF THE COMPANY OR THE PRICE AT WHICH THE COMMON STOCK WILL TRADE AFTER COMPLETION OF THE SUBSCRIPTION OFFERING, AND THE SUBSCRIPTION PURCHASE PRICE AND THE DISCOUNTED SUBSCRIPTION PURCHASE PRICE ARE NOT INTENDED, AND MUST NOT BE CONSTRUED, TO EXPRESS AN OPINION AS TO THE VALUE OF COMMON STOCK OFFERED HEREBY.

SETTLEMENT FOR SHARES; DELIVERY OF CERTIFICATES

     As promptly as practicable following the Expiration Date, the Subscription Agent will mail, or cause to be mailed, to each Eligible Subscriber that has sought to exercise such rights to purchase shares of Common Stock, a written statement specifying the number of shares of Common Stock validly and effectively subscribed for, together with a stock certificate representing the shares of Common Stock so purchased.

                                  RISK FACTORS

     An investment in the Common Stock involves certain risks that Eligible Subscribers should carefully evaluate prior to purchasing Common Stock in the Subscription Offering. See "Risk Factors."

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The summary statement of operations data for GGI is presented below for each of the years in the two-year period ended December 31, 1996 and for the nine months ended September 30, 1997 and is derived from the consolidated financial statements of GGI. The summary statement of operations data for GGI presented below for the three months ended March 31, 1997 is derived from the unaudited consolidated financial statements of GGI. The summary statement of operations data for the Company is presented below for the three months ended December 31, 1997 and is derived from the consolidated financial statements of the Company. The summary statement of operations data for the Company presented below for the three months ended March 31, 1998 is derived from the unaudited consolidated financial statements of the Company. The summary balance sheet data of the Company at March 31, 1998 is derived from the unaudited consolidated financial statements of the Company.

    The summary unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997 gives effect to the consummation of the Plan and certain related transactions, the Acquisition and issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed as of January 1, 1997. The summary unaudited pro forma statement of operations data for the Company for the three months ended March 31, 1998 gives effect to the issuance of the Original Notes and the application of the net proceeds therefrom us if they were completed at January 1, 1998. The summary unaudited pro forma financial data does not purport to represent what the financial position or results of operations of the Company would actually have been if the transactions and events assumed therein in fact occurred on the dates indicated or to project the financial position or results of operations of the Company for any future date or period.

    The summary historical and unaudited pro forma financial data should be read in conjunction with the unaudited pro forma financial information and the notes thereto, together with the selected consolidated historical financial data, and the consolidated financial statements of the Company, GGI and Solid State and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

                                             GGI                           THE COMPANY               GGI        THE COMPANY
                              ----------------------------------   ---------------------------   ------------   ------------

                                  YEAR ENDED        NINE MONTHS    THREE MONTHS    PRO FORMA     THREE MONTHS   THREE MONTHS
                                 DECEMBER 31,          ENDED          ENDED        YEAR ENDED       ENDED          ENDED
                              ------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                               1995     1996(1)        1997            1997         1997(2)          1997           1998
                              -------   --------   -------------   ------------   ------------   ------------   ------------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues....................  $91,996   $105,523     $ 92,705        $ 37,868       $173,865       $30,296        $47,895
Expenses:
  Operating expenses........   69,046    136,326       71,006          28,431        135,869        23,556         34,740
  Selling, general and
    administrative
    expenses................    8,527     17,865        6,473           3,507         12,379         2,060          3,802
  Depreciation and
    amortization............    9,424     11,500        8,432           4,594         19,582         2,611          5,289
  Asset impairment..........       --      5,802           --           6,369          6,369            --             --
                              -------   --------     --------        --------       --------       -------        -------
    Total expenses..........   86,997    171,493       85,911          42,901        174,199        28,227         43,831
                              -------   --------     --------        --------       --------       -------        -------
    Operating income
      (loss)................    4,999    (65,970)       6,794          (5,033)          (334)        2,069          4,064
Other income (deductions):
  Interest expense, net.....   (3,522)    (7,522)      (3,758)         (1,362)       (10,887)       (1,387)        (1,965)
  Reorganization costs......       --       (412)      (3,543)             --             --          (993)            --
  Other.....................    2,076       (502)       2,266          (1,262)           815           295           (162)
                              -------   --------     --------        --------       --------       -------        -------
    Total other
      deductions............   (1,446)    (8,436)      (5,035)         (2,624)       (10,072)       (2,085)        (2,127)
                              -------   --------     --------        --------       --------       -------        -------
    Income (loss) before
      income taxes..........    3,553    (74,406)       1,759          (7,657)       (10,406)          (16)         1,937
Income tax expense..........      391      1,621        2,184             856          2,557           260          1,204
                              -------   --------     --------        --------       --------       -------        -------
Income (loss) before
  minority interest.........    3,162    (76,027)        (425)         (8,513)       (12,963)         (276)           733
Minority interest...........       --         --           --           2,847             --            --             --
                              -------   --------     --------        --------       --------       -------        -------
Income (loss) from
  continuing operations.....  $ 3,162   $(76,027)    $   (425)       $ (5,666)      $(12,963)      $  (276)       $   733
                              =======   ========     ========        ========       ========       =======        =======
OTHER FINANCIAL DATA:
Capital expenditures........  $14,921   $ 25,799     $  4,154        $ 12,400       $ 27,215       $ 1,416        $ 8,666
OPERATING DATA (AT PERIOD END):
Seismic crews in
  operation.................       14         14           13              20             20            14             23
Seismic recording channels
  owned.....................   12,320     17,430       17,870          26,762         26,762        19,260         35,000

                              THE COMPANY
                              ------------
                               PRO FORMA
                              THREE MONTHS
                                 ENDED
                               MARCH 31,
                                  1998
                              ------------
STATEMENT OF OPERATIONS DATA
Revenues....................    $47,895
Expenses:
  Operating expenses........     34,740
  Selling, general and
    administrative
    expenses................      3,802
  Depreciation and
    amortization............      5,289
  Asset impairment..........         --
                                -------
    Total expenses..........     43,831
                                -------
    Operating income
      (loss)................      4,064
Other income (deductions):
  Interest expense, net.....     (2,413)
  Reorganization costs......         --
  Other.....................       (162)
                                -------
    Total other
      deductions............     (2,575)
                                -------
    Income (loss) before
      income taxes..........      1,489
Income tax expense..........      1,204
                                -------
Income (loss) before
  minority interest.........        285
Minority interest...........         --
                                -------
Income (loss) from
  continuing operations.....    $   285
                                =======
OTHER FINANCIAL DATA:
Capital expenditures........    $ 8,666
OPERATING DATA (AT PERIOD EN
Seismic crews in
  operation.................         23
Seismic recording channels
  owned.....................     35,000

                                                                 THE COMPANY
                                                              AT MARCH 31, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................      $ 25,312
Working capital.............................................        38,222
Total assets................................................       192,022
Long-term debt, including current portion...................       102,343
Stockholders' equity........................................        43,112

---------------

(1) Operating expenses for the year ended December 31, 1996 include costs of operations in excess of planned costs in Peru ($23.0 million) and Nigeria ($2.5 million). The Company is no longer operating in Peru and Nigeria. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data recording system ($12.1 million) and a write-down of certain deferred costs, prepaid expenses and other assets ($5.6 million). Selling, general and administrative expenses for the year ended December 31, 1996 include a reserve for doubtful accounts of $5.5 million, severance costs of $423,000, the write-off of deferred costs of a proprietary data recording system of $823,000 and legal fees of $367,000.

(2) Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the periods December 1, 1996 through August 31, 1997 to combine with GGI's nine months ended September 30, 1997 and the Company's three month period ended December 31, 1997. For pro forma purposes, the statement of operations data for Solid State has been translated from Canadian dollars into U.S. dollars using the average exchange rates prevailing during the respective periods. The statement of operations data for the three months ended December 31, 1997 includes the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company.

                                  RISK FACTORS

     Eligible Subscribers should consider carefully the following factors, as well as the other information provided elsewhere in this Subscription Offering Prospectus before deciding whether to subscribe for shares of Common Stock. See "Disclosure Regarding Forward-Looking Statements."

RECENT INSOLVENCY AND REORGANIZATION OF GGI; RECENT OPERATING LOSSES OF SOLID STATE

     GGI sought protection under chapter 11 of the Bankruptcy Code in December 1996. In the bankruptcy, previous investors in, and unsecured lenders to, GGI incurred substantial losses. From 1992 to 1994 and in 1996, GGI had significant operating losses, including a net loss of approximately $76.0 million in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of GGI and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

     In connection with GGI's reorganization, Grant was formed in September 1997 to acquire certain assets and assume certain liabilities of GGI. Former senior management of GGI has been replaced since the commencement of its reorganization in December 1996, and the Company's current senior management has concentrated on formulating and refining the Company's business strategy. Since the consummation of the Plan, the Company has no meaningful financial performance history.

     Solid State reported revenues of Cdn $47.7 million and Cdn $68.7 million for its fiscal years ended August 31, 1996 and 1997, respectively, and a net loss of Cdn $12.1 million and Cdn $5.5 million for fiscal years 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Solid State Acquisition." Management of Solid State has disclosed in a note to its fiscal 1997 financial statements the existence of material uncertainties that may affect Solid State's ability to continue as a going concern. The auditors of Solid State, Price Waterhouse, chartered accountants, have noted this significant doubt on Solid State's ability to continue as a going concern in comments appended to their auditors' report dated October 31, 1997. There can be no assurance that the financial performance of Solid State will improve in future periods. If Solid State's financial performance does not so improve, the Company's results of operations and financial condition would be adversely affected.

SUBSTANTIAL LEVERAGE

     At March 31, 1998, the Company had total consolidated debt of approximately $102.3 million and a ratio of total consolidated debt to total capitalization of approximately 70.4% (76.0% after giving effect to the redemption by the Company of its outstanding shares of cumulative pay-in-kind preferred stock, par value $.001 per share ("Preferred Stock"), together with cumulative dividends thereon, on June 5, 1998). See "Certain Relationships and Related Transactions." The Company has $15 million of borrowing capacity under the Loan and Security Agreement, dated as of October 1, 1997, by and between Elliott and Grant, as amended (the "Credit Facility"). The degree to which the Company is leveraged could have several important consequences to holders of Common Stock, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leverage position will substantially increase its vulnerability to economic downturns and may limit its ability to withstand competitive pressures and (iii) the Company's ability to obtain additional financing, including any future credit facilities, for working capital, capital expenditures, acquisitions and other general corporate purposes may be impaired.

     Based on current operations, the Company expects that it will be able to service the interest and principal obligations on its outstanding indebtedness as well as fund its working capital needs, capital expenditures and other operating expenses out of cash flow generated from operations, borrowings under the Credit Facility and the net proceeds of the issuance of the Original Notes. There can be no assurance, however, that the Company's business will continue to generate cash flow at levels sufficient to meet these requirements. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and capital expenditures, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that such measures would be possible. The Company's ability to meet its debt service obligations will be dependent upon its future performance, which will be subject to future economic, financial and business conditions and other factors, many of which are beyond the Company's control.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The terms and conditions of the indenture governing the Notes (the "Indenture") and the Credit Facility impose, and the terms and conditions of future debt instruments of the Company may impose, restrictions on the Company that affect, among other things, its ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets and make certain investments.

     The ability of the Company to comply with the terms of the Indenture, the Credit Facility and any future debt instruments can be affected by events beyond its control, including events and changes in the competitive environment, which could impair the Company's operating performance. There can be no assurance that the Company will be able to comply with the terms of the Indenture, the Credit Facility and any future debt instruments. A breach of any of these terms or the failure to fulfill the obligations thereunder beyond any applicable grace periods could result in an event of default pursuant to which holders of such indebtedness could declare all amounts outstanding under such debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under the other debt instruments of the Company, if any, then outstanding. There can be no assurance that the assets or cash flows of the Company would be sufficient to repay in full borrowings under its outstanding debt instruments, whether upon maturity or in the event of acceleration upon an event of default, or that the Company would be able to refinance or restructure the payments of such indebtedness. The Company's ability to meet its debt obligations will depend upon its ability to execute its business strategy, which includes successfully integrating the business of Solid State into its existing operations and other factors, many of which are not within the Company's control.

DEPENDENCE UPON ENERGY INDUSTRY SPENDING

     Demand for the Company's services depends upon the level of expenditures by oil and gas companies for exploration, production and development activities. These activities depend in part on current and expected oil and gas prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of leases and concessions for oil and gas exploration in the United States, Canada and other countries, the discovery rate of new oil and gas reservoirs, domestic and international political, regulatory and economic conditions and the ability of oil and gas companies to obtain capital. In addition, a decrease in oil and gas expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies.

     Since reaching a high in 1981, the number of companies providing seismic data acquisition services has declined dramatically. Beginning in 1982, a sharp decline in oil and gas prices led to a worldwide reduction in oil and gas exploration activities. This decline resulted in a significant reduction in the overall demand for seismic data acquisition services. Notwithstanding recent increases in oil and gas exploration activity, no assurance can be given that current levels of exploration activity will be maintained or that demand for the Company's services will reflect the level of such activity. Decreases in exploration activity would have a significant adverse effect upon the demand for the Company's services and the Company's results of operations.

CAPITAL INTENSIVE BUSINESS; RISK OF TECHNOLOGICAL OBSOLESCENCE

     Seismic data acquisition is a capital intensive business. The development of seismic data acquisition equipment has been characterized by rapid technological advancements in recent years, and the Company expects this trend to continue. There can be no assurance that manufacturers of seismic data acquisition equipment will not develop new systems that have competitive advantages over systems now in use that either render the Company's current equipment obsolete or require the Company to make significant capital expenditures to maintain its competitive position. The Company made approximately $12.4 million of capital expenditures during the fourth quarter of 1997. The Company budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment and made approximately $8.7 million of such budgeted capital expenditures during the first quarter of 1998. The Company intends to continually maintain and periodically upgrade its seismic data acquisition equipment as often as necessary to maintain its competitive position. Such upgrades may require large expenditures of capital in addition to the Company's other capital expenditures. For 1998, the Company has also budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities. During the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition project. There can be no assurance that the Company will have the necessary capital or that financing will be available on favorable terms for any such future expenditures. The inability of the Company to access the capital necessary to maintain and upgrade its seismic data acquisition equipment and perform such multi-client data acquisition activities may have a material adverse effect upon the Company's competitive position and the demand for its services.

OPERATING RISKS; INSURANCE; HIGH FIXED COSTS

     The Company's seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. Accordingly, these operations are subject to risks of loss to property and injury to personnel from fires, adverse weather and accidental explosions. Although the Company carries insurance against these risks in amounts that it considers adequate, the Company may not be able to obtain insurance against certain risks or for certain equipment located from time to time in certain areas of the world.

     Because of the high fixed costs involved in the major components of the Company's business, downtime due to reduced demand, weather interruptions, equipment failures, hazardous conditions or other causes can result in significant operating losses. In recent years, GGI's contracts for seismic data acquisition projects were predominately on a turnkey or on a combination turnkey/term basis. Under the turnkey method, payments for data acquisition projects are based upon the amount of data collected. Consequently, the Company bears substantially all of the risk of business interruption caused by inclement weather and other hazards. Under the term method, the customer pays a periodic fee during the term of the project, thereby shifting certain risks of business interruption to the customer. The Company also contracts for its services on a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. The Company plans to attempt to increase the percentage of its term and cost-plus basis contracts in order to reduce the financial risks associated with these operations; however, there can be no assurance that such contracts will be widely acceptable to the Company's customers or that competitors will not offer their services on a turnkey basis.

COMPETITION FOR SEISMIC BUSINESS

     The land and transition zone seismic data acquisition business is highly competitive. Competitive factors include price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted. Certain of the Company's major competitors operate more seismic data acquisition crews than the Company, provide integrated seismic data acquisition, processing and interpretation services, have substantially greater financial resources than the Company, are subsidiaries or divisions of major industrial enterprises having far greater resources than the Company or have more extensive relationships with major domestic and international oil and gas companies. Such resources and relationships may enable these competitors to maintain technological and certain other advantages that may provide them with an advantage over the Company in bidding for contracts.

RELIANCE ON SIGNIFICANT CUSTOMERS AND PROJECTS

     As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996, GGI's five largest customers accounted for approximately 42.3% of its net sales. GGI, during 1996, had revenues from a U.S. based international oil company of approximately $14.8 million (14%). During 1997, on a pro forma basis, and the first quarter of 1998, the five largest customers of the Company accounted for approximately 31.9% and 38.0%, respectively, of the Company's net sales. During 1997, on a pro forma basis, and the first quarter of 1998, no single customer accounted for 10% or more of the Company's revenues. Although GGI and Solid State have had long-term relationships with numerous customers, the continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. The loss or inability of the Company to obtain such significant projects in the future could have a material impact on the operating results of the Company.

RISKS INHERENT IN INTERNATIONAL OPERATIONS

     Approximately 60.1% and 55.5% of GGI's revenues in 1996 and the nine months ended September 30, 1997, respectively, and 55.3% of the Company's revenues in the three months ended December 31, 1997 were derived from operations outside the United States and Canada. On a pro forma basis, the Company's revenues derived from operations outside the United States and Canada for the year ended December 31, 1997, were approximately 53.3%. Approximately 52.7% of the Company's revenues for the three months ended March 31, 1998 were derived from operations outside the United States and Canada. As a result, the Company is subject to certain risks inherent in doing business internationally. In addition to unpredictable operating risks, such risks include the possibility of unfavorable changes in tax or other laws, partial or total expropriation, the disruption of operations from labor and political disturbances, insurrection or war, the effect of partial local ownership requirements in certain countries, currency exchange rate fluctuations and restrictions on currency repatriation.

     To reduce currency risks, the Company generally denominates its contracts in U.S. dollars, Canadian dollars or other currencies that it believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in currencies other than U.S. dollars or Canadian dollars. While the Company employs certain policies intended to reduce the risk associated with exchange rate fluctuations, there can be no assurance that such policies will be effective or that fluctuations in the value of non-U.S. or Canadian currencies will not materially affect the Company's revenues in the future. The Company presently does not use derivatives or forward foreign currency exchange rate hedging contracts, but may elect to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange Gains and Losses."

     The Company also obtains insurance against war, expropriation, confiscation and nationalization when such insurance is available and when management considers it advisable to do so. Such coverage is not always available, and when available, is subject to unilateral cancellation by the insuring companies on short notice. In addition, the Company's international operations may be in part dependent upon foreign governmental funding of projects. Significant changes in the level of foreign governmental funding of these projects could have an unfavorable impact on the operating results of the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the continued services of certain key executive officers and operating personnel. The Company has entered into employment agreements with certain of its key executive officers. See "Management -- Employment Agreements." The Company also depends on the services of professionals such as engineers, geologists and geophysicists. The loss of the services of certain key executive officers and operating personnel or the loss or shortage of a significant number of professionals could have a material adverse effect on the Company. The Company does not maintain key employee insurance on any of its personnel.

NO PUBLIC MARKET

     The Common Stock will constitute a new issue of securities with no established trading market. In connection with the Subscription Offering, the Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the Nasdaq National Market or the Nasdaq Smallcap Market. The Company currently does not intend to seek such listing or admission for the Common Stock because of the limited number of holders of Common Stock expected following the Subscription Offering. As a result of such limited number of holders, the Company expects that it will not meet the listing requirements of the New York Stock Exchange or the American Stock Exchange or the admission requirements of the Nasdaq National Market or the Nasdaq Smallcap Market following the Subscription Offering. In connection with future offerings of Common Stock by the Company, management may consider such listing or admission for the Common Stock; however there can be no assurance that the Company will apply for such listing or admission in the future. Neither the Subscription Agent nor any other person is obligated, or has committed, to make a market in the Common Stock. Prior to the Subscription Offering, there has been no public market for the Common Stock, and there can be no assurance as to the development or continuation of any active trading market for the Common Stock, or the ability of Eligible Subscribers to sell their Common Stock. The Subscription Purchase Price in the Subscription Offering was determined in connection with the confirmation of the Plan by the Bankruptcy Court and may not be indicative of the price at which the Common Stock will trade after completion of the Subscription Offering.

INVESTMENT IN MULTI-CLIENT DATA LIBRARY

     The Company has a significant investment in multi-client data that is marketed broadly on a non-exclusive basis to oil and gas companies. Solid State has in the past experienced significant losses in connection with the acquisition of multi-client data, as a result of substantially underestimating the cost of acquiring such multi-client data and not obtaining adequate customer commitments. See "Management's Discussion and Financial Analysis of Financial Condition and Results of Operations -- Impact of Solid State Acquisition." In addition, for the year ended December 31, 1997, the Company reduced the carrying value of such data acquired by Solid State by approximately $5.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to expand its multi-client data acquisition and marketing efforts in the future. Although the Company will attempt to obtain commitments for a majority of the costs of these surveys, future data licensing to multiple customers may not enable the Company to fully recoup its costs. Furthermore, even if the Company obtains commitments, the Company may not be able to fully recoup its acquisition costs if it substantially underestimates the cost of, or overestimates market demand for, such projects. Factors affecting the Company's ability to recoup its costs include adverse environmental or regulatory requirements, the inability or delay in obtaining permits, and other technological, industry or general economic developments, as well as the ultimate oil and gas prospectivity of the area surveyed, any of which could render all or portions of the Company's library of multi-client data obsolete or otherwise impair its value. In addition, revenues generated by licensing of multi-client data are typically less predictable from period to period than are revenues from surveys performed on an exclusive contract basis for customers. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects. In the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition project.

ENVIRONMENTAL AND OTHER REGULATIONS

     The Company's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of human health and the environment. Violation of these laws and regulations may result in civil and even criminal penalties. The Company currently is required to invest financial and managerial resources to comply with such laws, regulations and related permit requirements in its operations and anticipates that it will continue to do so in the future. The Company's seismic data acquisition contracts typically require customers to obtain all necessary permits. Conversely, the acquisition of multi-client data may require the Company to obtain required permits. Failure to obtain required permits in a timely manner may result in crew downtime and operating losses. Although neither GGI's nor the Company's cost of complying with governmental laws and regulations has been significant to date, there can be no assurance that environmental laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing oil and gas exploration or imposing more stringent restrictions on seismic data acquisition operations could adversely affect the Company.

ACQUISITION OF SOLID STATE AND FUTURE ACQUISITIONS

     The Acquisition is the first acquisition made by Grant. Although the Company's management believes Solid State's business and customer base should complement Grant's operations, there can be no assurance that the

Company will successfully integrate the business of Solid State into its existing operations and effectively manage the increased size of the Company or that such activities will not require a disproportionate amount of management's attention. The Company's failure to successfully integrate Solid State's business into its existing operations, or the occurrence of unexpected costs or liabilities in connection with Solid State's operations, could have a material adverse effect on the Company's results of operations and financial condition. See "-- Recent Insolvency and Reorganization of GGI; Recent Operating Losses of Solid State."

     The Company is actively seeking other strategic acquisitions that will provide additional and complementary products, equipment and services. However, there can be no assurance that attractive acquisitions will be available to the Company at reasonable prices or that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new line of business. Any inability on the part of the Company to integrate and manage acquired businesses could have a material adverse effect on the Company's results of operations and financial condition. The Company may, to the extent permitted by the Indenture, the Credit Facility and any future debt instruments, incur substantial indebtedness to finance future acquisitions. There can be no assurance that the Company will be able to obtain any such financing or that, if available, such financing will be on terms acceptable to the Company. See "-- Substantial Leverage." Depending upon the circumstances of a particular acquisition, the Company may fund an acquisition through the issuance of Common Stock or other equity securities, or, to the extent permitted by the Indenture, the Credit Facility and any future debt instruments, with additional borrowed funds. Acquisitions may result in potentially dilutive issuances of equity securities, increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income, any of which could have a material adverse effect on the Company's operating results. See "-- Restrictions Imposed by the Terms of the Company's Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL LIABILITY UNDER THE PLAN

     Although GGI's bankruptcy proceedings resulted in the consummation of the Plan on September 30, 1997, the Bankruptcy Court has retained jurisdiction over disputes arising under the Plan. On December 11, 1997, certain Eligible Subscribers commenced a lawsuit in the Bankruptcy Court against GGI, Grant, Elliott, Westgate and SSGI (as defined herein) alleging various claims related to the Plan and the Acquisition. Such Eligible Subscribers, however, agreed to settle the lawsuit on June 19, 1998. In addition, Elliott has agreed to indemnify the Company against any liability that the Company may incur by reason of any adverse final judgment in the lawsuit. Nevertheless, other Eligible Subscribers who do not execute the release contained in the Subscription Exercise Notice could commence other lawsuits related to the Plan, which may not be subject to indemnification by Elliott, and which could have an adverse effect on the Company's business, reputation, operating results and financial condition. See "Business -- Legal Proceedings."

CONCENTRATION OF OWNERSHIP

     The Selling Stockholders currently hold all of the issued and outstanding shares of Common Stock, other than restricted shares granted under the Incentive Plan (as defined herein). After the consummation of the Subscription Offering, the Selling Stockholders will hold approximately 76% of the issued and outstanding shares of Common Stock, assuming that all Eligible Subscribers exercise their rights in full to purchase Common Stock in the Subscription Offering. In addition, the holders of Common Stock are not entitled to cumulative voting rights. As a result of such voting power, the Selling Stockholders have the ability to elect all of the directors of the Company who will control the management and affairs of the Company, as well as the ability to control the outcome of other matters that may be submitted to a stockholder vote from time to time. The voting power held by the Selling Stockholders may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company. See "The Company," "Selling Stockholders" and "Certain Relationships and Related Transactions."

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

     As a result of the consummation of the Plan and the Acquisition and in each case, the transactions contemplated thereby, the financial condition and results of operations of the Company will not be comparable to the financial condition or results of operations reflected in the historical financial statements of GGI, Grant and Solid State, included elsewhere in this Subscription Offering Prospectus. See "Unaudited Pro Forma Financial Information," "Selected Consolidated Historical Financial Data" and the consolidated financial statements of the Company, GGI and Solid State and notes thereto, included elsewhere in this Subscription Offering Prospectus.

HOLDING COMPANY STRUCTURE

     The Company is structured as a holding company that directly or indirectly owns all or substantially all of the capital stock of its operating subsidiaries. As a holding company, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet the Company's debt service and other obligations. Consequently, the Company's cash flow and ability to service its debt obligations, including the Notes, are dependent upon the earnings of the subsidiaries and the distribution of those earnings to the Company, or upon loans, advances or other payments made by the subsidiaries to the Company. There can be no assurance that the earnings of the Company's subsidiaries will be adequate for the Company to meet its debt service obligations.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the marketplace, whether by purchasers in the Subscription Offering or other stockholders of the Company, purchasers in any future public offering or other stockholders of the Company, or the perception that such sales could occur, may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

     Following the Subscription Offering, the Selling Stockholders will beneficially own approximately 76% of the issued and outstanding shares of Common Stock, assuming that all Eligible Subscribers exercise in full their rights to purchase Common Stock in the Subscription Offering. A decision by the Selling Stockholders to sell shares could adversely affect the market price of the Common Stock. The Company and the Selling Stockholders have entered into a Registration Rights Agreement (as defined herein), which requires the Company to effect a registration statement, covering some or all of the Selling Stockholders' shares, subject to certain terms and conditions. See "Certain Relationships and Related Transactions -- Registration Rights Agreement."

     Upon completion of the Subscription Offering, the shares of Common Stock purchased by Eligible Subscribers will be freely tradeable without restriction or further registration under the Securities Act.

NO DIVIDENDS

     The Company currently does not intend to pay any cash dividends on the Common Stock. The Company currently intends to retain any earnings for support of its working capital, repayment of indebtedness, capital expenditures and general corporate purposes. The Indenture and the Credit Facility contain restrictions on the Company's ability to pay dividends or make other distributions. The Indenture and the Credit Facility provide that the Company may not declare any dividends or make any other payments or distributions except in certain limited circumstances. See "Dividend Policy" and "-- Restrictions Imposed by the Terms of the Company's Indebtedness."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Subscription Offering Prospectus includes statements that contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). Words such as "anticipate," "expect," "estimate," "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be made by management in written material such as press releases, portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Risk Factors" contained in this Subscription Offering Prospectus.

     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those identified below and under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Eligible Subscribers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

     Among the factors that will have a direct bearing on the Company's results of operations and the oil and gas services industry in which it operates are the effects of rapidly changing technology; the presence of competitors with greater financial resources; risks associated with the Acquisition, including failure to successfully manage the Company's growth and integrate the business operations of Solid State; operating risks inherent in the oil and gas services industry; regulatory uncertainties; potential liability under the Plan; worldwide political stability and economic conditions and other risks associated with international operations, including foreign currency exchange risk; and the Company's successful execution of its strategy and internal operating plans. See "Risk Factors."

                                  THE COMPANY

BACKGROUND

     Grant was incorporated in Delaware in September 1997, and is the successor to several seismic data acquisition companies. Solid State was incorporated in Alberta, Canada in 1985. The Company's predecessor companies have been active in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. Additionally, the Company has significant operating experience in the Middle East and West Africa.

THE REORGANIZATION

     In 1996, GGI experienced a deteriorating financial condition and liquidity crisis precipitated by several factors, including an overly rapid and under-financed expansion in United States and Latin America, significant costs related to the unsuccessful development of a proprietary data recording system and poor operational results in the United States and certain international markets. On December 6, 1996 (the "Petition Date"), GGI filed a voluntary petition for relief with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

     In connection with its reorganization, GGI replaced its senior management team, disposed of unprofitable operations, continued to operate as a debtor-in-possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and was consummated on the Effective Date. The Plan provided that Grant would (i) purchase substantially all of the assets of GGI for $47.5 million in cash (the "Cash Purchase Price"), (ii) assume certain debts and long-term lease commitments of GGI not exceeding $15.1 million and (iii) assume certain other liabilities of GGI.

     In connection with the consummation of the Plan, the Selling Stockholders satisfied certain claims against GGI in the amount of approximately $12.7 million, which was credited against the Cash Purchase Price. In addition, Westgate purchased certain claims against GGI that were assumed by Grant, in the principal amount of approximately $6.9 million. The Selling Stockholders also purchased certain claims against GGI, in the principal amount of approximately $5.6 million, which was credited against the Cash Purchase Price.

     In exchange for the satisfaction or cancellation of certain claims against GGI, Grant issued 19,571.162 shares of cumulative pay-in-kind preferred stock, $0.001 par value per share (the "Preferred Stock"), to the Selling Stockholders. On December 18, 1997 Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott, together with accrued dividends thereon, for a subordinated note (the "Subordinated Note") in the aggregate principal amount of approximately $9.8 million. The Subordinated Note, which accrued interest at the rate of 10.5% per annum, was repaid out of the net proceeds from the issuance of the Original Notes. See "Certain Relationships and Related Transactions -- Selling Stockholders." On December 30, 1997, the Selling Stockholders purchased 9,499,998 shares of Common Stock for an amount equal to the remainder of the Cash Purchase Price, which included the cancellation of certain claims against GGI. On June 5, 1998, the Company redeemed and canceled all of the outstanding shares of Preferred Stock, together with cumulative dividends thereon, in the aggregate liquidation amount of approximately $10.7 million with available cash balances. See "Certain Relationships and Related Transactions." In addition, upon consummation of the Subscription Offering, Elliott is entitled to receive 237,500 shares of Common Stock pursuant to the Plan. See "Certain Relationships and Related Transactions -- Selling Stockholders."

THE ACQUISITION

     As of November 20, 1997, Elliott held 5,963,565 shares, or 41.8%, and Westgate held 3,341,544 shares, or 23.4% of the outstanding shares of common stock of Solid State ("Solid State Stock"). In connection with the Acquisition, the Selling Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. SSGI Acquisition Corp. ("SSGI"), a corporation organized under the laws of Alberta, Canada and a wholly owned subsidiary of Grant, commenced a cash tender offer for all of the outstanding shares of Solid State Stock not held by SSGI or its affiliates (the "Tender Offer"). Grant subsequently transferred the shares of Solid State Stock to SSGI.

     To consummate the Tender Offer and the Acquisition, on December 19, 1997, Elliott advanced approximately $15.8 million to Grant (the "Acquisition Financing") under a term note pursuant to the Credit Facility. Upon the expiration of the Tender Offer on December 19, 1997, SSGI held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because SSGI acquired over 90% of the outstanding shares of Solid State Stock not already held by SSGI or its affiliates pursuant to the Tender Offer, SSGI qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997, Solid State became an indirect wholly owned subsidiary of the Company.

THE OFFERING OF SENIOR NOTES

     On February 18, 1998, the Company issued $100 million aggregate principal amount of its Original Notes, which are guaranteed by the Subsidiary Guarantors. The Original Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In connection with the issuance of the Original Notes, the Company and the Subsidiary Guarantors entered into a registration rights agreement providing that, among other things, the Company and the Subsidiary Guarantors would conduct the Exchange Offer. The Exchange Offer was completed on June 12, 1998. The net proceeds from the sale of the Original Notes were used to retire substantially all of Grant's then outstanding indebtedness and purchase certain leased equipment, and the remaining net proceeds are expected to be used by the Company to fund a portion of its capital expenditure program, multi-client data acquisition activities and for working capital and other general corporate purposes.

     The Company's principal executive offices are located in Houston, Texas. The Company's address is 16850 Park Row, Houston, Texas 77084, and its telephone number is (281) 398-9503.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock sold by the Selling Stockholders in the Subscription Offering.

                                DIVIDEND POLICY

     The Company currently intends to retain all future earnings for use in the operations of its business and does not anticipate paying any cash dividends in the foreseeable future. The declaration and payment in the future of any cash dividend will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the earnings, capital requirements and financial position of the Company, existing and/or future loan covenants and general economic conditions. The Indenture and the Credit Facility provide that the Company may not declare any dividends or make any other payments or distributions except in certain limited circumstances. See "Risk Factors -- No Dividends."

                                 CAPITALIZATION

     The following table sets forth at March 31, 1998, the cash and cash equivalents, debt and equity capitalization of the Company. The as adjusted column reflects the redemption and cancelation of the Preferred Stock, together with cumulative dividends thereon, on June 5, 1998. This information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, GGI and Solid State, including the notes thereto, included elsewhere in this Subscription Offering Prospectus.

                                                               AT MARCH 31,    AS ADJUSTED
                                                              --------------   AT MARCH 31,
                                                                   1998            1998
                                                              --------------   ------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 25,312        $ 14,589
                                                                 ========        ========
Current portion of long-term debt and notes payable.........     $  1,052        $  1,052
Long-term debt, excluding current indebtedness:
  9 3/4% Senior Notes due 2008(1)...........................       99,224          99,224
  Other.....................................................        2,067           2,067
                                                                 --------        --------
     Total long-term debt...................................      101,291         101,291
                                                                 --------        --------
Stockholders' equity:
  Cumulative pay-in-kind preferred stock, $.001 par value
     per share (actual: 20,000 shares authorized, 10,000
     shares outstanding; as adjusted: zero authorized, zero
     outstanding)...........................................       10,000              --
  Common stock, $.001 par value per share (25,000,000 shares
     authorized, 14,170,555 shares outstanding)(2)..........           14              14
  Paid-in capital...........................................       41,278          41,278
  Accumulated deficit.......................................       (8,100)         (8,823)
  Accumulated other comprehensive income....................          (80)            (80)
                                                                 --------        --------
     Total stockholders' equity.............................       43,112          32,389
                                                                 --------        --------
     Total capitalization...................................     $145,455        $134,732
                                                                 ========        ========

---------------

(1) Issued to the Initial Purchaser at 99.215% of face value.

(2) Excludes 1,882,000 shares of Common Stock reserved for issuance under the Incentive Plan and the 237,500 shares of Common Stock Elliott is entitled to receive pursuant to the Plan upon completion of the Subscription Offering. See "Management -- 1997 Equity and Performance Incentive Plan" and Note 12 to the consolidated financial statements of the Company.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information (the "Unaudited Pro Forma Financial Information") is based on the consolidated financial statements of the Company, GGI and Solid State and has been prepared to illustrate the effects of the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes and the application of the net proceeds therefrom.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 gives effect to the consummation of the Plan and certain related transactions, the Acquisition and the issuance of the Original Notes and the application of the net proceeds therefrom as if they were completed as of January 1, 1997. The unaudited proforma condensed consolidated statement of operations data for the three months ended March 31, 1998 gives effect to the issuance of the Original Notes and the application of the net proceeds there from as if they were completed as of January 1, 1998.

     Solid State's fiscal year end is August 31. For pro forma purposes, the statement of operations data for Solid State has been adjusted to reflect the nine month period December 1, 1996 through August 31, 1997 to combine with GGI's statement of operations data for the nine months ended September 30, 1997 and the Company's statement of operations data for the three month period ended December 31, 1997 to complete the twelve month period ended December 31, 1997. The statement of operations data for the three months ended December 31, 1997 and the three months ended March 31, 1998 include the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company. For pro forma purposes, the statement of operations data for Solid State has been translated from Canadian dollars into U.S. dollars using the average exchange rates prevailing during the respective periods.

     The Unaudited Pro Forma Financial Information does not purport to represent what the financial position or results of operations of the Company would actually have been if the transactions and events assumed therein in fact occurred on the dates indicated or to project the financial position or results of operations of the Company for any future date or period. The Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes hereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, GGI and Solid State and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                                         PRO FORMA
                                                                                     DECEMBER 31, 1997
                                                          THE        -------------------------------------------------
                             NINE MONTHS ENDED          COMPANY         PLAN,          THE
                        ---------------------------   THREE MONTHS   SUBORDINATED    COMPANY
                             GGI        SOLID STATE      ENDED         NOTE AND     PRIOR TO       NOTES
                        SEPTEMBER 30,   AUGUST 31,    DECEMBER 31,   ACQUISITION    THE NOTES    OFFERING       THE
                            1997           1997           1997       ADJUSTMENTS    OFFERING    ADJUSTMENTS   COMPANY
                        -------------   -----------   ------------   ------------   ---------   -----------   -------
                                               (IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............     $92,705        $43,292       $37,868        $    --      $173,865      $    --     $173,865
Expenses:
  Operating
    expenses..........      71,006         36,432        28,431             --       135,869           --      135,869
  Selling, general and
    administrative
    expenses..........       6,473          2,399         3,507             --        12,379           --       12,379
  Depreciation and
    amortization......       8,432          5,266         4,594          1,290(a)     19,582           --       19,582
  Special charge for
    asset
    impairment........          --             --         6,369             --         6,369           --        6,369
                           -------        -------       -------        -------      --------      -------     --------
    Total costs and
      expenses........      85,911         44,097        42,901          1,290       174,199           --      174,199
                           -------        -------       -------        -------      --------      -------     --------
    Operating income
      (loss)..........       6,794           (805)       (5,033)         (1,290)         (334)         --         (334)
Other expense:
  Interest expense,
    net...............      (3,758)        (2,484)       (1,362)         1,158(b)     (6,446)      (4,441)(e)  (10,887)
  Reorganization
    costs.............      (3,543)            --            --          3,543(c)                      --           --
  Other...............       2,266           (189)       (1,262)            --           815           --          815
                           -------        -------       -------        -------      --------      -------     --------
    Total other
      expenses........      (5,035)        (2,673)       (2,624)         4,701        (5,631)      (4,441)     (10,072)
                           -------        -------       -------        -------      --------      -------     --------
    Income (loss)
      before income
      taxes and
      minority
      interest........       1,759         (3,478)       (7,657)         3,411        (5,965)      (4,441)     (10,406)
Income tax expense....       2,184           (483)          856             --(d)      2,557           --        2,557
                           -------        -------       -------        -------      --------      -------     --------
  Income (loss) before
    minority
    interest..........        (425)        (2,995)       (8,513)         3,411        (8,522)      (4,441)     (12,963)
Minority interest.....          --             --         2,847         (2,847)           --           --           --
                           -------        -------       -------        -------      --------      -------     --------
Income (loss) from
  continuing
  operations..........     $  (425)       $(2,995)      $(5,666)       $   564      $ (8,522)     $(4,441)    $(12,963)
                           =======        =======       =======        =======      ========      =======     ========
OTHER FINANCIAL DATA:
Capital
  expenditures........     $ 4,154        $10,661       $12,400                                               $ 27,215
OPERATING DATA (AT PERIOD END):
Seismic crews in
  operation...........          13              7            20                                                     20
Seismic recording
  channels owned......      17,870          8,892        26,762                                                 26,762

             See notes to unaudited pro forma financial statements.

                                                                  THE              PRO FORMA
                                                                COMPANY         MARCH 31, 1998
                                                              THREE MONTHS   ---------------------
                                                                 ENDED          NOTES
                                                               MARCH 31,      OFFERING       THE
                                                                  1998       ADJUSTMENTS   COMPANY
                                                              ------------   -----------   -------
                                                                (IN THOUSANDS, EXCEPT RATIOS AND
                                                                        OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................    $47,895         $  --      $47,895
Expenses:
  Operating expenses........................................     34,740            --       34,740
  Selling, general and administrative expenses..............      3,802            --        3,802
  Depreciation and amortization.............................      5,289            --        5,289
  Special charge for asset impairment.......................         --            --           --
                                                                -------         -----      -------
    Total costs and expenses................................     43,831            --       43,831
                                                                -------         -----      -------
    Operating income (loss).................................      4,064            --        4,064
Other expense:
  Interest expense, net.....................................     (1,965)         (448) (e)  (2,413)
  Reorganization costs......................................         --            --           --
  Other.....................................................       (162)           --         (162)
                                                                -------         -----      -------
    Total other expenses....................................     (2,127)         (448)      (2,575)
                                                                -------         -----      -------
    Income (loss) before income taxes and minority
      interest..............................................      1,937          (448)       1,489
Income tax expense..........................................      1,204            --        1,204
                                                                -------         -----      -------
  Income (loss) before minority interest....................        733          (448)         285
Minority interest...........................................         --            --           --
                                                                -------         -----      -------
Income (loss) from continuing operations....................        733          (448)         285
                                                                =======         =====      =======
OTHER FINANCIAL DATA:
Capital expenditures........................................    $ 8,666                    $ 8,666
OPERATING DATA (AT PERIOD END):
Seismic crews in operation..................................         23                         23
Seismic recording channels owned............................     35,000                     35,000

             See notes to unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The pro forma adjustments relating to the combined statement of operations for the year ended December 31, 1997 include those necessary in connection with the Acquisition, to remove interest associated with the debt that was retired with the net proceeds from the issuance of the Original Notes and record interest for the Original Notes. In addition, certain interest and reorganization costs that were associated with the Plan have also been eliminated. The pro forma adjustments relating to the combined statement of operations for the three months ended March 31, 1998, include those necessary to remove interest associated with the debt that was retired with the net proceeds from the issuance of the Original Notes and record interest for the Original Notes.

      (a) Adjustment to record amortization of goodwill created in the reorganization of Grant and the acquisition of the minority interest in Solid State. The amortization period for the Grant and Solid State goodwill is 30 years ($700,000 per annum) and 20 years ($765,000 per annum), respectively. The amount for depreciation and amortization in the three months ended December 31, 1997 includes $175,000 of goodwill amortization for Grant.

      (b) Adjustment to eliminate interest expense for debt held by GGI, which was not assumed by Grant under the Plan ($2.976 million for the nine month period ended September 30, 1997) and record interest expense for the Subordinated Note and the $15.800 million term note.

      (c) Adjustment to remove reorganization costs.

      (d) Income tax expense has not been recorded as a result of the benefits available from an operating loss carryforward of Grant.

      (e) Adjustment to record the interest expense at 9.75% for the issuance of the Original Notes. The net proceeds from the issuance of the Original Notes were utilized to retire $72.749 million of outstanding indebtedness at December 31, 1997 and February 18, 1998. Estimated issue costs of $3.827 million will be amortized over the life of the Notes.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The statement of operations data for GGI presented below for each of the years in the four year period ended December 31, 1996 and the nine months ended September 30, 1997 and the balance sheet data of GGI at the end of each of the years in the four year period ended December 31, 1996 are derived from the consolidated financial statements of GGI. The statement of operations data for GGI for the three month period ended March 31, 1997 are derived from the unaudited consolidated financial statements of GGI. The balance sheet data of the Company at December 31, 1997 and the statement of operations data for the three months ended December 31, 1997 are derived from the consolidated financial statements of the Company. The balance sheet data of the Company at March 31, 1998 and the statement of operations data for the three months ended March 31, 1998 are derived from the unaudited consolidated financial statements of the Company. This data should be read in conjunction with such consolidated financial statements of GGI and the Company and the notes thereto, included elsewhere in this Subscription Offering Prospectus.

                                                                                           THE                           THE
                                                      GGI                                COMPANY          GGI          COMPANY
                            --------------------------------------------------------   ------------   ------------   ------------
                                                                        NINE MONTHS    THREE MONTHS   THREE MONTHS   THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                ENDED          ENDED          ENDED          ENDED
                            ----------------------------------------   SEPTEMBER 30,   DECEMBER 31,    MARCH 31,      MARCH 31,
                              1993       1994      1995     1996(1)        1997            1997           1997           1998
                            --------   --------   -------   --------   -------------   ------------   ------------   ------------
                                                            (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues..................  $ 69,255   $ 73,691   $91,996   $105,523      $92,705        $ 37,868       $30,296        $47,895
Expenses:
  Operating expenses......    53,678     53,132    69,046    136,326       71,006          28,431        23,556         34,740
  Selling, general and
    administrative
    expense...............    13,375      7,810     8,527     17,865        6,473           3,507         2,060          3,802
  Depreciation and
    amortization..........    13,078     12,079     9,424     11,500        8,432           4,594         2,611          5,289
  Asset impairment........     3,339      9,911        --      5,802           --           6,369            --             --
                            --------   --------   -------   --------      -------        --------       -------        -------
    Total expenses........    83,470     82,932    86,997    171,493       85,911          42,901        28,227         43,831
                            --------   --------   -------   --------      -------        --------       -------        -------
    Operating income
      (loss)..............   (14,215)    (9,241)    4,999    (65,970)       6,794          (5,033)        2,069          4,064
Other income (deductions):
  Interest expense, net...    (3,020)    (3,384)   (3,522)    (7,522)      (3,758)         (1,362)       (1,387)        (1,965)
  Reorganization costs....        --         --        --       (412)      (3,543)             --          (993)            --
  Other...................       425      1,380     2,076       (502)       2,266          (1,262)          295           (162)
                            --------   --------   -------   --------      -------        --------       -------        -------
    Total other income
      (deductions)........    (2,595)    (2,004)   (1,446)    (8,436)      (5,035)         (2,624)       (2,085)        (2,127)
                            --------   --------   -------   --------      -------        --------       -------        -------
    Income (loss) before
      income taxes........   (16,810)   (11,245)    3,553    (74,406)       1,759          (7,657)          (16)         1,937
Income tax expense........       143        193       391      1,621        2,184             856           260          1,204
                            --------   --------   -------   --------      -------        --------       -------        -------
  Income (loss) before
    minority interest.....   (16,953)   (11,438)    3,162    (76,027)        (425)         (8,513)         (276)           733
Minority interest.........        --         --        --         --           --           2,847            --             --
                            --------   --------   -------   --------      -------        --------       -------        -------
Income (loss) from
  continuing operations...  $(16,953)  $(11,438)  $ 3,162   $(76,027)     $  (425)       $ (5,666)      $  (276)       $   733
                            ========   ========   =======   ========      =======        ========       =======        =======
OTHER FINANCIAL DATA:
Capital expenditures......  $  5,781   $  8,463   $14,921   $ 25,799      $ 4,154        $ 12,400       $ 1,416        $ 8,666
Cash provided by (used in)
  operating activities....     2,133      3,170     2,759     (9,346)       4,526           5,386         2,122           (418)
Cash provided by (used in)
  investing activities....    (1,128)    (9,698)   (9,272)   (10,181)      (6,731)        (19,715)       (1,238)         3,946
Cash provided by (used in)
  financing activities....    (3,486)     5,260     6,929     25,667        1,289          15,072        (3,854)        22,304
OPERATING DATA (AT PERIOD
  END):
Seismic crews in
  operation...............        15         15        14         14           13              20            14             23
Seismic recording channels
  owned...................    12,120     12,520    12,320     17,430       17,870          26,762        19,260         35,000

                                                            GGI                     THE COMPANY
                                           --------------------------------------   -----------
                                                             AT DECEMBER 31,                      THE COMPANY
                                           ----------------------------------------------------   AT MARCH 31,
                                            1993      1994      1995       1996        1997           1998
                                           -------   -------   -------   --------   -----------   ------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................  $ 2,992   $ 3,670   $ 1,147   $  6,772    $  7,414       $ 25,312
Working capital..........................    4,585     3,022     8,033     22,421      16,190         38,222
Total assets.............................   70,745    61,609    86,932     70,123     155,704        192,022
Long-term debt, including current
  portion................................   15,859    19,412    27,219        589      76,353        102,343
Stockholders' equity (deficit)...........   37,774    26,399    29,715    (34,213)     41,992         43,112

---------------

(1) Operating expenses for the year ended December 31, 1996 include costs of operations in excess of planned costs in Peru ($23.0 million) and Nigeria ($2.5 million). The Company is no longer operating in Peru and Nigeria. Also included in operating expenses are costs incurred in the United States relating to the unsuccessful deployment of a proprietary data recording system ($12.1 million) and a write-down of certain deferred costs, prepaid expenses and other assets ($5.6 million). Selling, general and administrative expenses for the year ended December 31, 1996 include a reserve for doubtful accounts of $5.5 million, severance costs of $423,000, the write-off of deferred costs of a proprietary data recording system of $823,000 and legal fees of $367,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Subscription Offering Prospectus.

HISTORY AND OVERVIEW

     Grant was formed in September, 1997, and on September 30, 1997, acquired substantially all of the assets and assumed certain liabilities of GGI. On December 23, 1997, Grant, through a wholly owned Canadian subsidiary, acquired all of the outstanding shares of Solid State. In connection with such acquisition, the Selling Stockholders exchanged all of their Solid State Stock for Common Stock.

     The Company's business activities involve the performance of land and transition zone seismic data acquisition services in selected markets worldwide, including the United States, Canada, Latin America and the Far East. The Company generally acquires seismic data on an exclusive contract basis for oil and gas companies on (i) a turnkey basis, which provides a fixed fee for each project,
(ii) a term basis, which provides for a periodic fee during the term of the project or (iii) a cost-plus basis, which provides that the costs of a project, plus a percentage fee, are borne by the customer. In addition, the Company acquires and owns certain multi-client seismic data that is marketed broadly on a non-exclusive basis to oil and gas companies. The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the acquisition of Solid State increases management and operating depth, mitigates the effects of seasonality and creates operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures.

     As of June 5, 1998, the Company was operating or mobilizing 18 seismic data acquisition crews, consisting of 14 land and four transition zone crews, and owned approximately 35,000 seismic recording channels. According to industry sources, as of June 5, 1998, the Company is the third largest land seismic data acquisition company operating in the western hemisphere, based on the number of seismic data acquisition crews in operation.

     In December 1996, GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The filing was precipitated by a number of factors, including an overly rapid expansion in the United States and Latin American markets, which contributed to poor operational results in these markets, particularly in Peru, the attempted development of a proprietary data recording system, which did not meet operating expectations and a lack of available capital, which led to a severe working capital shortage. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with its reorganization, GGI replaced its senior management, disposed of unprofitable operations, operated as debtor in possession and developed the Plan, which was confirmed by the Bankruptcy Court on September 15, 1997 and consummated on September 30, 1997, with Grant's purchase of substantially all of the assets and assumption of certain liabilities of GGI. As part of the Plan, GGI will be dissolved and will cease to exist once the remainder of its assets are distributed to its creditors.

     The historical results of operations of the Company for the twelve months ended December 31, 1997 and the three months ended March 31, 1998 are not directly comparable to the results of operations of GGI due to the effects of the Acquisition.

RESULTS OF OPERATIONS

                                          GGI                   THE COMPANY      COMBINED          GGI        THE COMPANY
                           ----------------------------------   ------------   -------------   ------------   ------------
                               YEAR ENDED        NINE MONTHS    THREE MONTHS   TWELVE MONTHS   THREE MONTHS   THREE MONTHS
                              DECEMBER 31,          ENDED          ENDED           ENDED          ENDED          ENDED
                           ------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,     MARCH 31,      MARCH 31,
                            1995       1996         1997            1997           1997            1997           1998
                           -------   --------   -------------   ------------   -------------   ------------   ------------
STATEMENT OF OPERATIONS
  DATA:
Revenues.................  $91,996   $105,523     $ 92,705        $37,868        $130,573        $30,296        $47,895
Expenses:
  Operating expenses.....   69,046    136,326       71,006         28,431          99,437         23,556         34,740
  Selling, general and
    administrative
    expenses.............    8,527     17,865        6,473          3,507           9,980          2,060          3,802
  Depreciation and
    amortization.........    9,424     11,500        8,432          4,594          13,026          2,611          5,289
  Asset impairment.......       --      5,802           --          6,369           6,369             --             --
                           -------   --------     --------        -------        --------        -------        -------
    Total costs and
      expenses...........   86,997    171,493       85,911         42,901         128,812         28,227         43,831
                           -------   --------     --------        -------        --------        -------        -------
    Operating income
      (loss).............    4,999    (65,970)       6,794         (5,033)          1,761          2,069          4,064
Other expense:
  Interest expense,
    net..................   (3,522)    (7,522)      (3,758)        (1,362)         (5,120)        (1,387)        (1,965)
  Reorganization costs...       --       (412)      (3,543)            --          (3,543)          (993)            --
  Other..................    2,076       (502)       2,266         (1,262)          1,004            295           (162)
                           -------   --------     --------        -------        --------        -------        -------
    Total other
      expenses...........   (1,446)    (8,436)      (5,035)        (2,624)         (7,659)        (2,085)        (2,127)
                           -------   --------     --------        -------        --------        -------        -------
  Income (loss) before
    income taxes.........    3,553    (74,406)       1,759         (7,657)         (5,898)           (16)         1,937
Income tax expense.......      391      1,621        2,184            856           3,040            260          1,204
                           -------   --------     --------        -------        --------        -------        -------
Income (loss) from
  continuing operations
  before minority
  interest...............    3,162    (76,027)        (425)        (8,513)         (8,938)          (276)           733
Minority interest........       --         --           --          2,847           2,847             --             --
                           -------   --------     --------        -------        --------        -------        -------
Net income (loss)........  $ 3,162   $(76,027)    $   (425)       $(5,666)       $ (6,091)       $  (276)       $   733
                           =======   ========     ========        =======        ========        =======        =======

  The Company's Three Months Ended March 31, 1998 Compared to GGI's Three Months Ended March 31, 1997

     The following analysis compares the operating results of the Company for the three month period ended March 31, 1998 with the operating results of GGI for the three month period ended March 31, 1997. As described above, Grant acquired Solid State in December, 1997. Because of the significant changes in Grant's corporate structure and scope of operations, the consummation of the Plan and the Acquisition, comparisons may not be meaningful.

     Revenues. Consolidated revenue increased $17.6 million, or 58%, from $30.3 million for GGI for the three months ended March 31, 1997 to $47.9 million in revenue for the Company for the three months ended March 31, 1998. This increase was the result of growth in revenues in the Far East, the United States and Latin America and the inclusion of Solid State's results of operations. In the aggregate, Solid State's operations added $14.0 million to revenue for the first quarter of 1998.

     Revenues from the United States data acquisition operations increased $3.8 million, or 36%, from $10.7 million for GGI for the quarter ended March 31, 1997 to $14.5 million for the Company for the quarter ended March 31, 1998. This increase was attributable to the addition of one Solid State crew for the entire first quarter of 1998, increased crew productivity as a result of a higher channel count per crew and a more efficient use of both equipment and personnel throughout the region. The Company operated six seismic data acquisition crews continuously in the United States during the three months ended March 31, 1998 compared with a peak of seven crews operating from time to time for GGI during the same period in 1997.

     Revenues from Latin America increased $2.7 million, or 15%, from $17.1 million for GGI for the quarter ended March 31, 1997 to $19.8 million for the Company for the quarter ended March 31, 1998. During the first quarter of 1997, GGI's Latin American operations consisted of as many as seven land seismic data acquisition crews operating in Colombia, Ecuador, Brazil and Peru. GGI completed operations in Peru and crews were withdrawn in January 1997. During the first quarter of 1998, the Company operated as many as eight seismic crews in the region, including three in Colombia, two in Bolivia and one each in Guatemala, Brazil and Ecuador. The Company began operations in Guatemala in September 1997 and acquired the Bolivian operations of Solid State in connection with the Acquisition in December 1997.

     Revenues from the Far East increased $3.0 million, or 122%, from $2.5 million for GGI for the first quarter of 1997 to $5.5 million for the Company for the first quarter of 1998. During the first quarter of 1997, GGI operated one land crew in and began mobilizing one transition zone crew to Bangladesh. The transition zone crew began operations in July 1997. During the first quarter of 1998, the Company operated two crews in Bangladesh for the entire period and began mobilizing two crews to Indonesia. The Indonesian crews will begin data acquisition during the second quarter of 1998.

     Revenues from Canadian data acquisition operations were $8.0 million for the Company's quarter ended March 31, 1998 compared to zero for GGI for the same period in 1997. The Company (through Solid State) operated as many as six land seismic crews in Canada during the three month period ended March 31, 1998 while GGI had no operations in Canada during the same period in 1997. The Canadian seismic business is seasonal with most of the crew activity occurring during the months of October through March. The Company completed the seasonal operations of four seismic data acquisition crews on April 1, 1998. Two crews currently are active in Canada with two crews mobilizing operations into the northern and western United States.

     Expenses. Operating expenses of the Company as a percentage of revenues decreased to 73% for the three months ended March 31, 1998 from 78% for GGI for the three months ended March 31, 1997. This percentage decrease can be attributed to overall improved operating efficiency, and in particular, to the Company's Canadian crews during that period. GGI had no Canadian operations during the same three month period ending March 31, 1997. Operating expenses during the first quarter of 1998 increased $11.2 million to $34.7 million for the Company compared with $23.6 million for GGI's same period ended March 31, 1997. This increase is a result of the revenue increases experienced in the United States, Latin America, the Far East and Canada discussed above.

     Other operating expenses increased $1.7 million, or 81%, to $3.8 million for the Company for the quarter ended March 31, 1998 from $2.1 million for GGI for the quarter ended March 31, 1997. Other operating expenses also increased as a percentage of revenue to 8% in first quarter of 1998 from 7% in same period in 1997. The primary reason for these increases is the inclusion of Solid State expenses during the Company's first quarter of 1998 with no corresponding expense for GGI during that same period in 1997.

     Depreciation and amortization increased $2.7 million, or 104%, to $5.3 million for the Company for the quarter ended March 31, 1998 from $2.6 million for GGI for the quarter ended March 31, 1997. This increase is primarily attributable to $1.3 million in depreciation on the acquired Solid State assets and amortization of goodwill of $366,000, neither of which were incurred by GGI during the first quarter of 1997, and to depreciation on new assets purchased by the Company during the quarters ended December 31, 1997 and March 31, 1998.

     Other Income (Deductions). Interest expense, net, increased $578,000, or 42%, to $2.0 million for the Company for the quarter ended March 31, 1998 from $1.4 million for GGI for the quarter ended March 31, 1997. This increase was the result of interest on debt both incurred and assumed by the Company as a result of the Acquisition and the increase in debt resulting from the sale of the Original Notes on February 18, 1998 in the aggregate principal amount of $100 million. Proceeds from the sale of the Original Notes were used to retire substantially all of the Company's outstanding indebtedness, to fund capital expenditures and provide working capital.

     Reorganization costs of $993,000 for the quarter ended March 31, 1997 related to charges incurred in connection with GGI's reorganization, which began in December 1996 and was completed in September 1997. No reorganization charges were incurred by the Company in the three months ended March 31, 1998 and none are expected to be incurred in the future.

     The Company's other expense for the three months ended March 31, 1998 of $162,000 was principally the result of losses on foreign exchange transactions incurred in connection with its Canadian operations. Other income for GGI of $295,000 for that same period in 1997 related to gains on foreign exchange transactions in Colombia and miscellaneous other income.

     Tax Provision. The income tax provision in both periods consisted of income taxes in foreign countries. The increase for the Company for the quarter ended March 31, 1998 compared with GGI's quarter ended March 31, 1997 was a result of higher taxable income in Colombia, Ecuador, Guatemala and Bangladesh. No provision for United States federal income tax was made in either period as GGI and the Company each had net loss carryforwards available.

  The Company and GGI Combined Twelve Month Period Ended December 31, 1997 Compared With GGI's Year Ended December 31, 1996

     The following analysis compares the combined operating results of the Company for the three month period ended December 31, 1997 (including the operating results of Solid State for such period) and the operating results of GGI for the nine month period ended September 30, 1997 with the operating results of GGI for the twelve months ended December 31, 1996. As described above, Grant began operations immediately following its acquisition of substantially all of the assets and certain liabilities of GGI, and Grant acquired Solid State in December, 1997. Because of the significant changes in Grant's corporate structure and scope of operations, the consummation of the Plan and the Acquisition, comparisons may not be meaningful.

     Revenues. Combined revenue of GGI and the Company for the twelve months ended December 31, 1997 were $130.5 million compared $105.5 million of revenue realized by GGI for the twelve months ended December 31, 1996. This increase was the result of growth in revenues in both the United States and Bangladesh and the inclusion of Solid State's results of operations for the quarter ended December 31, 1997.

     Revenues from the United States data acquisition operations increased $11.6 million from $42.1 million in 1996 to $53.7 million in 1997. This increase was primarily attributed to two transition zone crews operating along the Gulf Coast and the addition of two Solid State crews for the quarter ended December 31, 1997. From time to time during each period, GGI and the Company operated as many as seven seismic data acquisition crews in the United States compared with a peak of 8 crews in 1996.

     Revenues in Latin America increased $1.4 million from $57.1 million in 1996 to $58.6 million in 1997. During 1997, combined Latin American operations for GGI and the Company consisted of as many as ten land seismic data acquisition crews operating in Colombia, Ecuador, Brazil, Guatemala, Bolivia, and Venezuela. The Company completed operations in Venezuela in early October 1997 and transferred personnel and equipment to Canada. From time to time during 1996, GGI operated as many as nine seismic crews in the region, including four in Peru, two in Colombia and one in each of Bolivia, Brazil and Ecuador.

     Revenues from the Far East increased $8.1 million, or 149%, from $5.4 million in 1996 to $13.5 million in 1997. During 1997, GGI and the Company operated one crew for the entire year and mobilized one additional transition zone crew that began operations in Bangladesh in July 1997. GGI mobilized and operated one land seismic data acquisition crew in Bangladesh during 1996.

     Revenues from Canadian data acquisition operations were $4.5 million in 1997 compared to zero in 1996. The Company (through Solid State) operated as many as five land seismic crews in Canada during 1997 while GGI had no operations in Canada during 1996.

     Expenses. The combined operating expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $36.9 million to $99.4 million compared with $136.3 million for GGI's twelve months ended December 31, 1996. Operating expenses as a percentage of revenues decreased to 76% in 1997 from 129% in 1996. During 1996 GGI experienced significant cost overruns, which increased operating expenses on several crews operating in the United States. Most notable were higher than anticipated costs incurred by a transition zone crew as a result of adverse weather conditions and costs associated with the unsuccessful deployment of a proprietary data recording system. The proprietary data recording system was abandoned in

November 1996. Also in 1996, GGI's Peruvian operations experienced crew costs significantly higher than originally projected primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a lack of effective crew oversight.

     Selling, general and administrative expenses for GGI and the Company for the twelve months ended December 31, 1997 decreased $7.9 million to $10.0 in 1997 from $17.9 million in 1996. Selling, general and administrative expenses also decreased as a percentage of revenue to 8% in 1997 from 17% in 1996. The decrease was primarily the result of general expense reduction initiatives in 1997 and the accrual of certain nonrecurring charges and allowances in 1996, including an approximate $5.5 million increase in reserves for doubtful accounts.

     Depreciation and amortization increased $1.5 million to $13.0 in 1997 from $11.5 million for 1996. This increase was the result of depreciation on the Solid State assets for the quarter ended December 31, 1997.

     The charge for asset impairment was $6.4 million for 1997 compared to $5.8 million in 1996. At December 31, 1997 the Company recorded a special charge of $5.9 million to reduce the carrying value of its multi-client data to net realizable value based on realistic future licensing prospects for such data. The remaining 1997 charge relates to a $247,000 write-down in the carrying value of certain non-operating depreciable fixed assets to salvage value and a $253,000 write-down in the carrying value of certain other investments and joint ventures. At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. The charge relates solely to the write-down of the carrying value of a proprietary data recording system that GGI was developing for use by its seismic data acquisition crews.

     Other Income (Expenses). Interest expense, net, decreased $2.4 million to $5.1 million in 1997 from $7.5 million in 1996. This was the result of a $3.3 million decrease due to a reduction in the use of credit facilities in Latin America during all 1997 and in the United States during the quarter ended December 31, 1997. This decrease was partially offset by $981,000 of interest expense incurred by Solid State during the quarter ended December 31, 1997.

     Reorganization costs of $412,000 in 1996 and $3.5 million for 1997 related to charges incurred in connection with GGI's reorganization, which began in December 1996 and was completed in September 1997. No reorganization charges were incurred by the Company in the three months ended December 1997, and none are expected to be incurred in the future.

     Other income for 1997 of $1.0 million was the result of settlement of a longstanding dispute between one of GGI's Brazilian subsidiaries and a former customer relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2.4 million in July 1997. Income from that settlement was offset by approximately $767,000 costs associated with the Acquisition and approximately $289,000 of foreign currency exchange losses, primarily related to US dollar based loans owed by Solid State prior to the Acquisition.

     Tax Provision. The income tax provision in both periods consisted of income taxes in foreign countries. The increase in 1997 compared with 1996 is a result of higher taxable income in Colombia and Ecuador. No provision for United States federal income tax was made in either period as GGI and the Company each had net loss carryforwards available.

  Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Revenues. GGI's consolidated revenues increased $13.5 million, or 15%, from $92.0 million in 1995 to $105.5 million in 1996. This increase resulted from significant growth in GGI's international operations in Latin America and Bangladesh, which growth was offset partially by a reduction in revenues from the United States and Nigeria. During 1996, GGI's seismic data acquisition capacity, measured by seismic recording channels owned, increased by approximately 41%, from 12,320 to 17,430 seismic recording channels.

     Revenues from United States data acquisition operations decreased $5.8 million, or 12%, to $42.1 million in 1996 when compared with 1995. This reduction was principally the result of several factors experienced during the fourth quarter of 1996, including a severe shortage of operating funds, which caused major disruptions on many domestic crews and resulted in lower revenues. Additionally, GGI's proprietary data recording system, which operated for four months in 1996, experienced lower than anticipated production performance, which led to crew disruptions and delays causing further loss of revenues. GGI's inability to adequately fund the crew operating the proprietary data recording system resulted in the suspension of the system's use in November 1996. Furthermore, a transition zone crew, operating along the coast of Louisiana, was hampered by severe weather and the frequent failure of leased equipment, which, combined with the Company's liquidity problems, resulted in the postponement of the survey.

     Revenues from international operations increased $19.3 million, or 44%, from $44.1 million in 1995, to $63.4 million in 1996. This increase was primarily the result of significant increases in seismic operations in Latin America and, to a lesser extent, in the Far East, which increases were partially offset by a reduction in revenues from Nigeria.

     Latin American revenue during 1996 increased $31.6 million, or 124%, from $25.5 million in 1995, to $57.1 million in 1996. During 1996, GGI operated one crew in each of Bolivia, Brazil and Ecuador, two crews in Colombia and four crews in Peru. In 1995, crew activity consisted of one crew during the fourth quarter in Bolivia, one crew in Brazil, one to two crews in Colombia and three crews in Peru. The most significant revenue increases in 1996 occurred in Colombia and Peru, where revenues increased $8.2 million, or 181%, to $12.7 million, and $13.8 million, or 100%, to $27.5 million, respectively. Due to significant operating losses incurred in Peru during 1996, GGI discontinued operations in Peru and moved the seismic equipment from its Peruvian crews to other GGI crews.

     Revenues from the Far East increased 49%, or $1.8 million, from $3.6 million in 1995, to $5.4 million in 1996. In 1996, crew activity consisted primarily of one transition zone crew in operation for the entire year in Bangladesh, as compared to 1995, when GGI operated one crew in Indonesia and mobilized the Bangladesh crew in the fourth quarter.

     Revenues from Nigeria decreased 94%, or $13.3 million, from $14.2 million in 1995, to $904,000 in 1996. GGI operated three crews during most of 1995 in Nigeria, but completed two of these three contracts in the fourth quarter of 1995 and the remaining contract in the first quarter of 1996. Although GGI participated in bidding for new contracts, all three crews remained idle during 1996. Due to the risks involved in operating in Nigeria, the anticipated high cost of mobilizing a new crew and the limited resources available to GGI at the time, GGI sold its Nigerian operation as of December 1996. GGI had no revenues from the Middle East during 1996. Middle East revenue in 1995, totaling $786,000, was the result of various rental contracts for equipment and personnel that expired in July 1995.

     Expenses. GGI's consolidated operating expenses increased $67.3 million, or 97%, from $69.0 million in 1995 to $136.3 million in 1996. Operating expenses as a percentage of revenues increased to 129% in 1996 from 75% in 1995. This increase was due to higher than anticipated operating costs principally in the United States, Peru and Nigeria, accelerated amortization of prepaid and deferred costs associated with certain ongoing operations, and the write-down of certain other GGI assets as a result of a comprehensive review of GGI's operations.

     In the United States, adverse weather conditions and the repeated breakdown of a leased data recording system combined to increase operating expenses by approximately $7.7 million on one transition zone crew. The slow development and late deployment of GGI's proprietary data recording system also affected operations in the United States in 1996. The proprietary data recording system was originally planned to be completed and operational by early 1996, but completion was delayed until the summer of 1996. As a result, several contracts that were priced and bid with the expectation that the proprietary data recording system would be employed were performed with other, less appropriate equipment. This resulted in operating losses on such contracts of approximately $3.0 million. When the proprietary data recording system was finally deployed in July 1996, the system's production performance was well below anticipated levels, causing additional operating expenses of approximately $1.4 million. The late deployment and poor performance of the proprietary data recording system caused a general equipment shortage during most of 1996, resulting in a shuffling of equipment between GGI's crews, which caused inefficiencies and higher than anticipated operating expenses.

     In Peru, actual operating expenses exceeded planned costs by approximately $23.0 million, primarily due to a combination of modified job parameters that were not accurately reflected in the turnkey contract price and a general lack of effective crew oversight. In Nigeria, GGI continued to incur certain operating expenses despite a lack of crew activity during most of the year. These operating expenses exceeded expectations by $2.7 million and were primarily related to standby costs incurred while pursuing new contracts.

     Selling, general and administrative expenses increased $9.3 million, or 110%, from $8.5 million in 1995 to $17.9 million in 1996. Selling, general and administrative expenses increased as a percentage of revenue to 17% in 1996 from 9% in 1995. This increase was primarily attributable to allowances and charges incurred at the corporate headquarters that resulted in an increase in corporate overhead of approximately $6.8 million, including an increase in the reserve for doubtful trade accounts of approximately $5.5 million for 1996 compared to no increase in the reserve for 1995. Other significant one time or unusual items incurred in 1996 included severance costs of $423,000, a write-off of the proprietary data recording system startup costs of $824,000 and legal fees and settlements of $367,000.

     Depreciation and amortization expenses increased $2.1 million, or 22%, from $9.4 million in 1995, to $11.5 million in 1996. This increase was principally due to the increased level of depreciable assets. Additions to fixed assets during 1995 and 1996 were approximately $14.9 million and $25.8 million, respectively.

     At December 31, 1996, GGI recorded a special charge for asset impairment of $5.8 million. Management considered this special charge to be necessary following an assessment of events and changes in circumstances that clearly indicated that the carrying value of certain assets was not recoverable. This charge related solely to the write-down of the carrying value of the proprietary data recording system discussed previously.

     Other Income (Deductions). Interest expense, net, increased $4.0 million, or 114%, from $3.5 million in 1995, to $7.5 million in 1996. The increase in interest expense, net, was the result of $1.1 million of interest paid on financing of additional equipment purchases, $964,000 related to increased domestic working capital borrowings, $773,000 attributable to new financing evidenced by subordinated convertible debentures and $988,000 of interest attributable to an increased usage of foreign lines of credit.

     Other income (deductions) for 1996 consisted primarily of foreign exchange losses of $251,000 and a $198,000 loss on the sale of the Venezuelan and Nigerian subsidiaries. Other income (deductions) for 1995 included a $1.2 million gain on an insurance settlement and a $212,000 gain on the sale of miscellaneous fixed assets.

     Tax Provision. The income tax provisions in both periods consisted of income taxes in foreign countries. No provision for United States federal income taxes was made in either period as GGI had net operating losses available to offset domestic taxable income.

RESULTS OF OPERATIONS OF SOLID STATE

  Year Ended August 31, 1997 Compared to the Year Ended August 31, 1996

     Net Contract Revenues. Solid State's consolidated net contract revenues for seismic data acquisition services increased Cdn $18.6 million, or 68%, from Cdn $27.3 million for fiscal 1996 to Cdn $45.9 million in fiscal 1997.

     Solid State's Canadian seismic data acquisition activity increased Cdn $3.9 million, or 24%, from Cdn $16.0 million for fiscal 1996 to Cdn $19.9 million in fiscal 1997. This increase was primarily the result of a higher industry demand for services and favorable weather conditions coupled with overall higher productivity by Solid State's seismic data acquisition crews.

     Solid State's United States net contract revenues for seismic data acquisition services increased Cdn $3.0 million, or 54%, from Cdn $5.6 million in fiscal 1996 to Cdn $8.6 million in fiscal 1997. The increase in net contract revenues was the result of the availability of equipment redeployed from multi-client data library acquisition activity and improved productivity by Solid State's seismic data acquisition crew.

     Net contract revenue for seismic data acquisition services from geographic areas located outside North America increased Cdn $11.8 million, or 207% from Cdn $5.7 million in fiscal 1996 to Cdn $17.5 million in fiscal 1997. One crew operated outside North America in fiscal 1996, while three crews operated outside North America (in South America and the Middle East) during fiscal 1997.

     Multi-client data library revenues decreased Cdn $10.9 million, or 73%, from Cdn $14.9 million in fiscal 1996 to Cdn $4.0 million in fiscal 1997. Revenues associated with a multi-client data acquisition project in southern Louisiana, which revenues were recorded in fiscal 1996, accounted for approximately Cdn $8.9 million of the decrease. The Canadian multi-client data library sales were Cdn $6.0 million in fiscal 1996 compared to Cdn $191,000 in fiscal 1997.

     Cost of Sales. Solid State's costs of sales increased Cdn $12.0 million, or 57%, from Cdn $21.3 million in fiscal 1996 to Cdn $33.3 million in fiscal 1997. The primary reason for the increase was the higher level of activity experienced by Solid State's seismic data acquisition crews in most geographic segments coupled with cost overruns associated with a Venezuelan crew resulting from adverse weather and work conditions and productivity shortfalls related to inexperienced local management. This Venezuelan contract was completed and the crew demobilized and returned to Solid State's core operations in Canada. At August 31, 1997, in accordance with Canadian generally accepted accounting principles, all anticipated losses for the Venezuelan contract were provided for.

     General and Administrative Expenses. Solid State's general and administrative expenses increased Cdn $968,000, or 32%, from Cdn $3.0 million in fiscal 1996 to Cdn $4.0 million in fiscal 1997. This increase is primarily attributed to the administrative expense of the Venezuelan activities discussed above and severance expense for certain senior managers in the course of Solid State's corporate restructuring process.

     Restructuring Costs and Other. Solid State's restructuring costs and other decreased Cdn $642,000, or 74%, from Cdn $873,000 in fiscal 1996 to Cdn $231,000 in fiscal 1997. The charges in 1996 represented legal fees, financial advisory fees, and certain bank charges related to various financial restructuring initiatives. In 1997, an additional restructuring expense of Cdn $231,000 was incurred, which represented fees paid to financial advisors charged with locating additional capital resources for Solid State.

     Depreciation and Amortization. Solid State's depreciation and amortization increased Cdn $3.1 million, or 53%, from Cdn $5.9 million in fiscal 1996 to Cdn $9.0 million in fiscal 1997. This is a direct result of more equipment deployed in seismic data acquisition operations.

     Interest. Solid State's short-term interest increased Cdn $1.0 million, or 109%, from Cdn $953,000 in fiscal 1996 to Cdn $2.0 million in fiscal 1997. This increase was primarily because of additional borrowings at high interest rates. Long-term interest increased Cdn $343,000, or 20% from Cdn $1.7 million in fiscal 1996 to Cdn $2.1 million in fiscal 1997, reflecting higher loan balances at slightly lower weighted interest rates.

  Year Ended August 31, 1996 Compared to the Year Ended August 31, 1995

     Net Contract Revenues. Solid State's consolidated net contract revenues from seismic data acquisition services decreased Cdn $1.6 million, or 5% from Cdn $28.9 million in fiscal 1995 to Cdn $27.3 million in fiscal 1996. Canadian and United States net contract revenues increased, but were more than offset by the overall decline in net contract revenues from locations outside North America.

     Net contract revenues from seismic data acquisition services in Canada remained unchanged at Cdn $16.0 million in fiscal 1996 and fiscal 1995.

     Net contract revenues for seismic data acquisition services in the United States increased Cdn $5.5 million, or 19,768%, from Cdn $28,000 in fiscal 1995 to Cdn $5.6 million in fiscal 1996. This increase was the result of Solid State entering the U.S. market for approximately the first half of fiscal 1996. This crew was re-deployed to Canada in mid-year fiscal 1996.

     Net contract revenue for seismic data acquisition services from geographic segments located outside North America decreased Cdn $7.1 million, or 56%, from Cdn $12.8 million in fiscal 1995 to Cdn $5.7 million in fiscal 1996. Three crews operated outside North America (two in South America and one in the Middle East) during fiscal 1995, while only one crew operated outside North America in fiscal 1996.

     Multi-client data library revenues increased Cdn $14.1 million, or 1,826%, from Cdn $773,000 in fiscal 1995 to Cdn $14.9 million in fiscal 1996. Revenues associated with a multi-client data acquisition project in southern Louisiana, which revenues were recorded in fiscal 1996, accounted for approximately Cdn $8.9 million of the increase. The Canadian multi-client data library sales increased from Cdn $773,000 in fiscal 1995 to Cdn $6.0 million in fiscal 1996.

     Cost of Sales. Solid State's costs of sales increased Cdn $866,000, or 4%, from Cdn $20.4 million in fiscal 1995 to Cdn $21.2 million in fiscal 1996. Higher costs for leased recording equipment in Canada of approximately Cdn $1.1 million was the primary reason for the increase.

     General and Administrative Expenses. Solid State's general and administrative expenses increased Cdn $724,000, or 32%, from Cdn $2.3 million in fiscal 1995 to Cdn $3.0 million in fiscal 1996. The primary reason for the increase was that Solid State opened a new office in the United States and the expenses reflect a full year's cost component.

     Restructuring Costs and Other. Solid State's restructuring costs and other increased Cdn $873,000, as Solid State incurred charges in 1996 for legal fees, financial advisory fees, and certain bank charges related to various financial restructuring initiatives. There were no corresponding costs in fiscal 1995.

     Depreciation and Amortization. Solid State's depreciation and amortization expense decreased Cdn $112,000, or 2%, from Cdn $6.0 million in fiscal 1995 to Cdn $5.9 million in fiscal 1996.

     Interest. Solid State's short-term interest increased Cdn $844,000, or 774%, from Cdn $109,000 in fiscal 1995 to Cdn $1.0 million in fiscal 1996. Solid State utilized its credit facility with a local banking institution for the majority of 1996. Long-term debt interest increased Cdn $648,000, or 61%, from Cdn $1.1 million in fiscal 1995 to Cdn $1.7 million in fiscal 1996. This is a result of a net increase in long-term debt and higher interest rates.

CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

     The discussion under "-- Results of Operations of Solid State" has been prepared in conjunction with the consolidated financial statements, included elsewhere in this Subscription Offering Prospectus, that have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

     Balance Sheet. Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items. Under U.S. GAAP these gains and losses would be expenses in the period. At August 31, 1996 and 1997, the deferred exchange loss on the balance sheet under U.S. GAAP would be zero.

     Under U.S. GAAP the multi-client data, current portion, would be reclassed to multi-client data, less current portion. The amounts that would be reclassed at August 31, 1996 and 1997, are Cdn $6.0 million and Cdn $2.5 million respectively.

     Under U.S. GAAP debt covenants, violations must be waived for a full year to classify the debt as long-term. None of the debt instruments had these waivers. At August 31, 1997 Cdn $18.7 million currently classified as long-term would be reclassed as current.

     Consolidated Statements of Operations. For U.S. reporting, net amounts billed to customers for reimbursable costs would have reduced revenues from those reported in the financial statements and resulted in changed costs of sales with no change in gross margins. The amount of revenue associated with the reimbursable costs was Cdn $7.3 million, Cdn $12.7 million and Cdn $13.2 million for the fiscal years ended August 31, 1995, 1996 and 1997, respectively.

     Under U.S. GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are expensed in the period. Under Canadian GAAP these gains and losses are deferred and amortized over the lives of those monetary items. For the year ended August 31, 1995, Solid State had gains totaling Cdn $121,000. For the fiscal years ended August 31, 1996 and 1997, Solid State had losses totaling Cdn $100,000 and Cdn $208,000, respectively.

     Additionally in the fiscal year ended August 31, 1997 for U.S. GAAP reporting, proceeds from the conversion feature of the convertible debenture that was issued in 1996 would have been considered part of shareholders' equity instead of being reported as part of the debt amount. This significant amount was determined by the difference between the conversion price for the shares and the trading price of the shares at the date of the grant. When the debt was retired in fiscal 1997, this difference was an additional loss on the extinguishment of debt in the fiscal year ended August 31, 1997 in the amount of Cdn $564,000.

SEASONALITY

     GGI's land and transition zone seismic data acquisition activities were traditionally seasonal in nature, with decreased revenues experienced during the first quarter of each year due to the effects of weather conditions in the United States and delays by customers in committing their annual geophysical expenditure budgets to specific projects. The Company believes that the Acquisition will help mitigate this traditional seasonality due to Solid State's Canadian operations, which generally experience a peak during the first quarter of the year, primarily due to favorable ground conditions in Canada.

IMPACT OF SOLID STATE ACQUISITION

     The Company believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. Solid State, however, has incurred operating losses in two of its most recent three fiscal years and has experienced significant net losses in each of its most recent three fiscal years after accounting for costs and charges for interest, income taxes and asset writedowns. Aggregate net losses during this three-year period totaled Cdn $21.6 million on aggregate contract revenues of Cdn $171.9 million.

See the consolidated financial statements of Solid State and notes thereto, included elsewhere in this Subscription Offering Prospectus.

     The losses experienced by Solid State were primarily the result of specific, identifiable events. The most significant loss incurred by Solid State during this three-year period related to a 1996 multi-client data project in southern Louisiana. On this project, Solid State incurred a loss of approximately Cdn $8.6 million. This loss primarily resulted from materially underestimated costs associated with working in swamp, marsh and river environments where Solid State had very limited operating experience. The collection of such multi-client data was completed in 1997, and such data was written down to its then estimated net realizable value in connection with Solid State's audit for fiscal 1996. At September 30, 1997, on a pro forma basis, the carrying value of such multi-client data was approximately $11.3 million. Based on licensing revenues actually realized and on future licensing prospects identified for such data through December 31, 1997, management of the Company determined that there had been a permanent impairment in the net realizable value of such data. As a result, management of the Company reduced the carrying value of its multi-client data as of December 31, 1997 by $5.9 million. At March 31, 1998, the carrying value of such multi-client data was approximately $5.3 million as a result of sales and amortization.

     In fiscal 1997, Solid State incurred losses of approximately Cdn $5.5 million primarily related to a turnkey project for an oil company in Venezuela. A combination of limited operating experience in the jungle environment, combined with a lack of sufficient organizational infrastructure, resulted in poor productivity and substantially increased costs. This project was completed in November 1997 and the equipment and permanent personnel relocated to Solid State's core Canadian operations. The losses associated with the Venezuelan project were recognized in Solid State's fiscal 1997 results.

     Management of the Company believes that the operating difficulties outside of Canada that have impacted Solid State's financial results in the past three years have been satisfactorily addressed and are less likely to reoccur in future periods. However, because of conditions that may impair Solid State's ability to continue as a going concern, Price Waterhouse, chartered accountants for Solid State, has supplemented its opinion on Solid State's fiscal 1997 financial statements. There can be no assurance that the operations of Solid State that are being purchased in the Acquisition will not incur significant operating losses in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's internal sources of liquidity are its cash balances ($13.5 million at June 5, 1998 after giving effect to the redemption of the Preferred Stock described below) and cash flow from operations. External sources include the unutilized portion of the Credit Facility ($15.0 million at June 5, 1998), equipment financing and trade credit. The Credit Facility contains a $15 million revolving credit facility, which currently provides for borrowings at an interest rate per annum of the prime rate plus 2%, secured by liens on substantially all of the assets of the Company and certain of its subsidiaries. On June 5, 1998, the Credit Facility was amended to increase the revolving credit facility from $5 million to $15 million, and to extend the term of the Credit Facility from March 31, 1999 to March 31, 2000. The Company anticipates that it will seek to replace the Credit Facility with a new credit facility, which will provide the Company with greater borrowing capacity. In addition to its borrowing under the Credit Facility, the Company periodically enters into equipment financing agreements with sellers of seismic data acquisition equipment to pay all or a portion of the purchase price of such equipment and regularly utilizes normal trade credit in connection with certain of its purchases of goods and services to support its ongoing field crew activities. On June 5, 1998, the Company also redeemed and canceled all of the outstanding shares of its Preferred Stock, together with cumulative dividends thereon, in the aggregate amount of approximately $10.7 million with available cash balances.

     On February 18, 1998, Grant issued $100 million aggregate principal amount of Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. The Notes are governed by the Indenture. The Notes bear interest at 9 3/4% per annum and were sold at a discount to yield 9 7/8% per annum. The net proceeds from the sale of the Original Notes were used to retire substantially all of Grant's then outstanding indebtedness, purchase certain leased equipment and provide for working capital.

     At June 5, 1998, the Company's total indebtedness was approximately $102.5 million (including approximately $300,000 under letters of credit). The Company's total indebtedness is comprised of $99.2 million aggregate principal amount of the Notes and $3.0 million of combined loans and capitalized leases incurred for the purpose of financing capital expenditures.

     The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness (including capital leases), incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, issue preferred stock, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or any of its Restricted Subsidiaries. In addition, the Credit Facility limits the Company from taking, without the consent of the lender, certain actions, including creating indebtedness in excess of specified amounts and declaring and paying dividends.

     The Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, make principal and interest payments required by the terms of its indebtedness and fund expenses associated with the implementation of its business strategy. Because of the traditionally longer period required to collect receivables and the high costs associated with equipping and operating crews outside of the United States and Canada, the Company requires significant levels of working capital to fund its international operations. These operations accounted for 52.7% of total revenues for the three months ended March 31, 1998.

     Combined capital expenditures for the twelve months ended December 31, 1997 were $27.1 million. Capital expenditures are used primarily by the Company to purchase seismic data acquisition equipment. The Company made approximately $12.4 million of capital expenditures during the fourth quarter of 1997. The Company budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment and made approximately $8.7 million of such budgeted capital expenditures during the first quarter of 1998. Approximately $5.6 million of the remaining $12.3 million of such capital expenditures budgeted for 1998 is job dependent. For 1998, the Company has also budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities. During the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition project. During the three months ended March 31, 1998, capital expenditure commitments were made by the Company through the use of its cash reserves and the issuance of short-term promissory notes to the sellers of equipment.

     The Company will require substantial cash flow to continue operations on a satisfactory basis, complete its capital expenditure program, fully implement its business strategy and meet its principal and interest obligations with respect to the Notes and its other indebtedness. The Company anticipates that available cash, cash flow generated from operations and borrowings under the Credit Facility will provide sufficient liquidity to fund these requirements for the foreseeable future. However, the Company's ability to meet its debt service and other obligations depends on its future performance, which in turn is subject to general economic conditions and other factors beyond the Company's control. If the Company is unable to generate sufficient cash flow from operations or otherwise to comply with the terms of the Indenture, the Credit Facility or its other debt instruments, it may be required to refinance all or a portion of its existing debt or obtain additional financing. There can be no assurance that such refinancing or additional financing will be available on terms acceptable to the Company.

FOREIGN EXCHANGE GAINS AND LOSSES

     The Company conducts a substantial portion of its business in currencies other than the U.S. dollar or Canadian dollar, particularly various Latin American currencies, and its operations are subject to fluctuations in foreign currency exchange rates. Accordingly, certain of the Company's international contracts could be significantly affected by fluctuations in exchange rates, particularly in Brazil and Columbia. The Company's international contracts require payment in U.S. dollars, Canadian dollars, various local currencies or a combination thereof. Payments in local currencies typically are indexed to inflationary tables and generally are used for local expenses. The Company attempts to structure the majority of its international contracts to be billed and paid at a certain U.S. dollar conversion rate. Additionally, the Company's foreign subsidiaries periodically enter into local currency debt to pay expenses incurred locally. The Company presently does not use any derivatives or forward foreign currency exchange rate hedging arrangements, but may elect to do so in the future.

     GGI's operating results were negatively impacted by foreign exchange losses of approximately $98,000 during the nine months ended September 30, 1997, and $251,000 during 1996. The Company's operating results were negatively impacted by foreign exchange losses of approximately $289,000 and $247,000 during the three months ended December 31, 1997 and the three months ended March 31, 1998, respectively. Foreign exchange gains positively impacted operating results in 1995 by approximately $102,000.

EFFECT OF INFLATION

     Current economic conditions indicate that the costs of exploration and production for oil and gas are increasing. The oil and gas industry historically has experienced periods of rapid cost increases within short periods of time as demand for drilling rigs, drilling pipe and other materials and supplies increases. The oil and gas industry is currently experiencing such increases in demand, which have historically led to rapid increases in costs. Increases in exploration and production costs could lead to a decrease in such activities by oil and gas companies, which would have an adverse effect on the demand for the Company's services.

YEAR 2000 COMPLIANCE

     The Company does not expect that the cost of converting its computer systems to year 2000 compliance will be material to its financial condition. The Company believes that it will be able to achieve year 2000 compliance by the end of 1999, and it does not currently anticipate any disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the year 2000 compliance status of its customers and vendors.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997. The Company plans to adopt SFAS 131 in the fourth quarter of 1998.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of seismic data acquisition services in land and transition zone environments in selected markets, including the United States, Canada, Latin America and the Far East. In September 1997, Grant purchased substantially all of the assets and certain of the liabilities of GGI, and in December 1997, completed the acquisition of Solid State, a leading provider of land seismic data acquisition services in Canada. Through its predecessors, including GGI and Solid State, the Company has participated in the seismic data acquisition services business in the United States and Latin America since the 1940s, the Far East since the 1960s and Canada since the 1970s. The Company has conducted operations in each of these markets, as well as in the Middle East and Africa, in the past three years. The Company's seismic data acquisition services typically are provided on an exclusive contract basis to domestic and international oil and gas companies and seismic data marketing companies. The Company also owns interests in certain multi-client seismic data covering selected areas in the United States and Canada that is marketed broadly on a non-exclusive basis to oil and gas companies.

     According to industry sources, as of June 5, 1998, the Company is the third largest land seismic data acquisition company in the western hemisphere, based on the number of seismic data acquisition crews in operation. As of June 5, 1998, the Company was operating or mobilizing 18 seismic data acquisition crews, consisting of 14 land and four transition zone crews, and owned approximately 35,000 seismic recording channels, which use sophisticated equipment to perform specialized 3D and 2D seismic surveys. All of the Company's seismic data acquisition crews are capable of performing surveys in land environments, and four are equipped to perform surveys in transition zone environments. Transition zone environments include swamps, marshes and shallow water areas that require specialized equipment and must be surveyed with minimal disruption to the natural environment. Three transition zone crews employ remote digital seismic data recording systems, which are used primarily to perform surveys in certain logistically challenging areas, such as highly populated regions where cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments.

     The Company believes that the combined operations of Grant and Solid State will expand its market presence and enhance the Company's ability to compete more effectively for projects in its selected markets. The Company also believes that the Acquisition will increase management and operating depth, mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing overall crew utilization and reducing capital expenditures. As of the date of the Acquisition, Solid State was operating a total of nine land crews consisting of six crews in Canada, one crew in the United States and two in Bolivia.

     As of June 5, 1998, the Company was operating or mobilizing a total of eight crews in the United States, consisting of six land and two transition zone crews, four land crews in Latin America, two land crews in Canada and four crews in the Far East, consisting of two land and two transition zone crews. For the twelve months ended December 31, 1997, on a pro forma basis, the Company's total revenues were $173.9 million, with approximately 40.2% from Latin America, 35.4% from the United States, 11.3% from Canada, 5.3% from Africa and 7.8% from the Far East. For the three months ended March 31, 1998, the Company's total revenues were $47.9 million, with 41.3% from Latin America, 30.2% from the United States, 17.1% from Canada and 11.4% from the Far East. As of December 31, 1997, the Company estimates that its total backlog was approximately $144.4 million, with approximately 92% of such amount expected to be completed in 1998.

BUSINESS STRATEGY

     The Company's objectives are to strengthen its position as an established provider of land and transition zone seismic data acquisition and related services, increase revenue and revenue predictability, and improve cash flow and profitability. To achieve these objectives, the Company is pursuing the following business strategies:

     Expand and Upgrade Seismic Services in Selected Growth Markets. The Company plans to expand and upgrade its seismic data acquisition services in growing markets where it has significant operating experience, including the United States, particularly in the Gulf Coast, mid-continent and West Texas regions, Canada, Latin

America and the Far East. The Company believes that its experience in these markets provides it with certain advantages over its competitors, including lower mobilization costs, well established customer relationships and familiarity with country specific socio-political dynamics. In 1998, one of the Company's primary expansion focuses will be on the Far East, where the Company perceives sustainable long-term growth opportunities.

     Improve Operating Efficiency and Reduce Operating Risk. The Company continually refines its operating procedures and acquires seismic data acquisition equipment aimed at increasing the efficiency of its seismic data acquisition crews. The Company also intends to increase efficiency by expanding crew level accountability, implementing additional procedures designed to control costs, improving revenue predictability, increasing contractual weather downtime protection and improving bidding practices. Management believes that the Acquisition is consistent with this strategy in that it will mitigate the effects of seasonality and create operating efficiencies by consolidating operations, increasing crew utilization and reducing capital expenditures. In addition, the Company has adopted policies to focus its operations primarily in regions where it has significant operating experience and will undertake certain higher-risk contracts only on a term or cost-plus basis. These policies are intended to reduce the financial risks associated with operations in certain geographic areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     Acquire Seismic Data Acquisition and Processing Businesses. The Company regularly evaluates potential acquisitions of seismic data acquisition and processing businesses to expand and strengthen its activities in its selected markets. The United States and Canadian markets are served by a large number of seismic data acquisition companies, and the Company believes that it can improve its competitive position through acquisitions. The Company believes that its utilization of the crews and equipment from such acquisitions would increase the Company's capacity and further enable the Company to deploy crews and equipment to international locations, which have historically yielded higher profit margins. In addition, the Company believes that the acquisition of a seismic data processing business would complement its existing services and thereby improve its competitive position with existing and potential customers. Management believes that entry into the seismic data processing business would be accomplished best through the acquisition of an established seismic data processing company.

     Expand Selected Multi-Client Data Acquisition Activities. The Company plans to increase its investment in non-exclusive multi-client data for licensing to multiple oil and gas companies. Increased demand by oil and gas companies for larger and higher cost 3D surveys has resulted in significant growth in the use of multi-client data in active oil and gas producing regions. This increased demand has expanded the market for such data and lowered the overall risk to seismic data acquisition companies that acquire, process and own such data. Recently, the Company entered into an agreement with a third party that specializes in creating and marketing multi-client surveys. The Company intends to conduct thorough marketing and cost analyses to determine the market demand and funding requirements and obtain significant customer commitments before initiating such projects, thereby reducing the overall investment risk associated with such projects. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects. During the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition project. See "Risk Factors -- Investment in Multi-Client Data Library."

     Invest in Leading Technology. The Company believes that growth in demand for geophysical services will continue to be associated with new technologies. The Company intends to periodically upgrade its seismic data acquisition equipment to maintain technological capabilities comparable or superior to those of its competitors. In addition, the Company intends to expand its use of innovative seismic data acquisition techniques, including three-component 3D and time-lapse 3D, or 4D, seismic data acquisition services, which are experiencing growing market demand. For 1998, the Company has budgeted approximately $21 million of capital expenditures to upgrade and expand its seismic data acquisition equipment and made approximately $8.7 million of such budgeted capital expenditures during the first quarter of 1998.

THE INDUSTRY

     Oil and gas companies regularly use seismic data acquisition services to image and identify underground geological structures likely to trap hydrocarbons, both to aid in the exploration for and development of new hydrocarbon reservoirs and to enhance production from existing reservoirs. Seismic data has been used in the exploration for oil and gas since the late 1920s, and the application of seismic technology frequently has led to significant discoveries of new oil and gas reservoirs. Seismology encompasses the generation and recording of reflected or refracted seismic energy that, when computer processed, produces 3D images or 2D cross sections of the earth's subsurface structures. The computer processed seismic data is used by geoscientists to identify geological characteristics favorable for the accumulation of oil and gas and to evaluate the potential for commercial production of oil and gas. More recently, seismic data has been used to monitor and optimize the production of existing oil and gas reservoirs. During the last fifty years, seismology has become the leading method used by oil and gas companies to identify and image underground geological structures favorable for hydrocarbon accumulation. Recent advances in seismic data acquisition techniques, coupled with improvements in computer technology, have resulted in an increased demand for seismic data acquisition services in both the exploration for and development of new reservoirs and the further development of existing reservoirs.

     Seismic data acquisition services companies acquire seismic data in land and transition zone environments by deploying thousands of seismic sensors, called geophones, over a portion of the area to be covered by the survey. An energy source, such as a small explosive charge or mechanical vibrating unit, is used to generate seismic energy that moves through the earth's subsurface and is reflected by various underlying rock layers to the surface, where it is detected by the geophones. For 2D seismic data acquisition, the typical configuration of geophones and energy sources is a single line with an energy source and small groups or strings of geophones placed at even intervals every few hundred feet along the line. A geophone string typically consists of six to twelve geophones connected by a cable. For 3D seismic data acquisition the typical configuration is generally a grid of perpendicular lines spaced a few hundred to a few thousand feet apart, with geophone strings spaced at intervals every few hundred feet along one set of parallel lines and energy sources spaced at intervals every few hundred feet along the perpendicular lines. Recording configurations must be carefully designed to provide optimal imaging of the targeted subsurface structures, while taking into account surface obstructions such as oil and gas wells and pipelines, or restricted areas where permits to enter cannot be obtained.

     As many as six geophone strings are connected to a field recording box, which collects the seismic data from those geophones. The electrical output of each geophone string becomes the electrical input for one recording channel, or "trace," of seismic data. Once the geophones and field recording boxes are deployed over a portion of the survey area, an energy source is activated, the reflected seismic energy is detected by the geophones, and the signals from the geophones are collected and digitized by the field recording boxes. These boxes in turn transmit the seismic data by cable, radio telemetry or through hand-held data collection units to a central recording system. The geophones and field recording boxes from one end of the single recording line in the case of 2D seismic data, or an area of multiple recording lines in the case of 3D seismic data, are then removed and relocated elsewhere in the survey area. The seismic energy source is again activated and the entire process is repeated, moving a few hundred feet at a time, until the entire survey area is covered.

     Historically, the acquisition of 2D seismic data was the principal seismic data acquisition technique. However, with the advancement and miniaturization of seismic data recording equipment and the improvement of computer technology in the past ten years, high-density surveys, or 3D seismic data, which provide a much more comprehensive subsurface image, have become the industry standard. Recent technical advances in seismic data acquisition and computer processing have also resulted in the acquisition of higher-resolution surveys using three-component geophones, known as 3C-3D, which permit the recording of shear wave information, in addition to conventional vertical profile seismic data. In addition, the industry is increasingly utilizing time-lapse 3D, or 4D, seismic data acquisition techniques, where surveys are periodically reacquired to monitor and optimize production of existing reservoirs.

     Technical advances in the seismic services industry have increased the probability of oil and gas exploration success and improved the delineation of subsurface geological structures, which have in turn lowered overall exploration and development costs and increased worldwide demand for seismic services. In addition, the industry is experiencing growing demand for non-exclusive multi-client seismic data due to the high cost and risk of drilling exploration wells and the relatively high cost of acquiring and processing 3D seismic data. Multi-client data allows numerous oil and gas companies to purchase the same seismic data, thereby expanding the overall market for such data while lowering the price charged each customer.

LAND AND TRANSITION ZONE SEISMIC DATA ACQUISITION

     A seismic data acquisition crew typically consists of a surveying crew that lays out the lines to be recorded and marks the sites for energy source or geophone placement and equipment location, an explosives or mechanical vibrating or compressed air unit crew, and a recording crew that lays out the geophones and field recording boxes, directs shooting operations and records the seismic energy reflected from subsurface structures. A land seismic data acquisition crew utilizing an explosives unit is supported by several drill crews, generally furnished by third parties under short-term contracts. Drill crews operate in advance of the seismic data acquisition crew and bore shallow holes for small explosive charges that, when detonated, produce the necessary seismic impulse. In locations where conditions dictate or where the use of explosives is precluded due to regulatory, topographical or ecological factors, a mechanical vibrating unit or compressed air unit is substituted for explosives as the seismic energy source. The Company also employs specialized crew mobilization equipment to improve productivity in certain applications, including helicopters for rugged terrain or in agricultural areas, small water craft for transition zone applications, and man-portable equipment in jungle and other environments where vehicular access is limited. Depending on the size of the seismic survey, the location and other logistical factors, a typical land seismic data acquisition crew operated by the Company may involve from as few as 30 to as many as 1,500 employees.

     One of the challenges inherent in land seismic data acquisition is operating in challenging logistical environments without disrupting the sensitive ecosystems in which surveys are frequently located. The Company currently operates three seismic crews that employ remote digital seismic equipment, which can be deployed without the use of conventional seismic cables, thereby allowing access to such environments. Remote digital seismic equipment, which uses radio signals to transmit data, is typically used in transition zone and other logistically challenging environments such as highly populated regions with numerous topographic obstructions and areas where conventional cable-based recording systems are impractical. The Company has over 20 years of experience operating in transition zone environments in the Gulf Coast region of the United States, the Far East and Africa.

     Once recorded by the seismic data acquisition crew, seismic data is computer processed to enhance the recorded signal by reducing noise and distortion and improving resolution to produce a representation of the survey site's subsurface structures. The Company presently does not perform seismic data processing services, although it plans to initiate such services in the future. See " -- Business Strategy -- Acquire Seismic Data Acquisition and Processing Businesses."

     The Company markets its seismic data acquisition services from its Houston and Calgary corporate offices and its regional and international administrative centers by personnel whose duties include technical, supervisory or executive responsibilities. The Company works closely with its clients to plan seismic data acquisition projects in accordance with their specifications. Contracts are executed with oil and gas companies on either a turnkey, term or cost-plus basis. Turnkey contracts provide for payments from customers based upon the amount of data collected. Term contracts provide that the customer is responsible for a periodic fee during the term of the project. Cost-plus basis contracts provide that the costs of a project plus a percentage fee are borne by the customer, which significantly reduces the Company's risk of a cost overrun. In addition, the Company's contracts typically specify the amount of weather and other downtime risk that will be borne by the Company.

     Contracts are usually awarded on a competitive bid basis. Contracts for seismic data acquisition services outside the United States are typically denominated in U.S. dollars, Canadian dollars or other currencies that the Company believes to be stable. The Company's operations in certain areas outside the United States and Canada may, however, require the Company to denominate contracts in the local currency or partially in U.S. dollars and partially in the currency of the country of operation. In such contracts, the local currency is usually used to pay local crew-related expenses. See "Risk Factors -- Risks Inherent in International Operations" and "Manage-ment's Discussion and Analysis of Financial Condition and Results of Operations -- Foreign Exchange Gains and Losses."

MARKETS

     The Company is presently active in the United States, Canada, Latin America and the Far East and has conducted activities in the Middle East and West Africa within the last three years. The following table sets forth the Company's revenues by geographic area, on a pro forma basis, for each of the three years ended December 31, 1997, and on an actual basis for the three months ended March 31, 1998:

                                    YEAR ENDED DECEMBER 31,          THREE MONTHS
                                --------------------------------        ENDED
                                  1995        1996        1997      MARCH 31, 1998
                                --------    --------    --------    --------------
United States.................  $ 51,079    $ 53,485    $ 61,630       $14,484
Canada........................    16,796      15,824      19,591         8,165
Latin America.................    32,623      60,688      69,877        19,778
Far East......................     3,621       5,412      13,482         5,468
Africa and Middle East........    19,346       2,746       9,285            --
                                --------    --------    --------       -------
                                $123,465    $138,155    $173,865       $47,895
                                ========    ========    ========       =======

---------------

    Solid State's fiscal year end is August 31. For pro forma purposes, revenues for Solid State have been adjusted to reflect the periods December 1 through November 30 for each of the years ended 1995 and 1996 and to reflect the period December 1, 1996 through August 31, 1997 to combine with GGI's years ended 1995 and 1996 and the nine months ended September 30, 1997 and the Company's three months ended December 31, 1997. The revenues for the three months ended December 31, 1997 includes the combined operations of Solid State and Grant. See Note 1 to the consolidated financial statements of the Company. See Note 5 to the consolidated financial statements of the Company and GGI and Note 11 to the consolidated financial statements of Solid State for additional geographic information.

BACKLOG

     The Company's backlog for seismic data acquisition services represents the revenues anticipated to be received by the Company in connection with commitments for contracted services received from its customers. As of March 31, 1998, the Company estimates that its total backlog was approximately $119.0 million, with approximately 93% of such amount expected to be completed in 1998, as compared to a total backlog of approximately $144.4 million as of December 31, 1997. Most of the Company's contracts are terminable by the customer upon relatively short notice and, in some cases, without penalty. The Company's backlog as of any particular date is not indicative of the likely operating results for any succeeding period, and there can be no assurance that the amount of backlog will ultimately be realized as revenue.

CAPITAL EXPENDITURES AND TECHNOLOGY

     The Company's ability to compete and maintain a significant market position in the land seismic data acquisition business is partially driven by its ability to provide technology comparable to that of its primary competitors. Accordingly, the Company continually maintains and periodically upgrades its seismic data acquisition equipment to maintain its competitive position. The Company made approximately $12.4 million of capital expenditures during the fourth quarter of 1997. The Company budgeted approximately $21 million of capital expenditures in 1998 to upgrade and expand its seismic data acquisition equipment and made approximately $8.7 million of such budgeted capital expenditures during the first quarter of 1998. Approximately $5.6 million of the remaining $12.3 million of such capital expenditures is job dependent. In addition, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition projects in 1998. During the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition project.

     In connection with its capital expenditure program, the Company focuses its efforts on developing operating procedures and acquiring equipment that will enhance the efficiency of its seismic data acquisition crews and reduce the time required to complete projects. The Company's strategy does not contemplate the development of proprietary seismic data acquisition equipment, but instead relies on the use of third-party equipment suppliers to provide such equipment, although certain equipment will be customized to the Company's specifications to enhance operating efficiency. Certain of the equipment, processes and techniques used by the Company are subject to the patent rights of others, and the Company holds non-exclusive licenses with respect to a number of such patents. While the Company regards as beneficial its access to third-party technology through licensing, the Company believes that substantially all presently licensed technology could be replaced without significant disruption to the business.

LICENSING OF MULTI-CLIENT DATA

     The Company presently owns a small library of multi-client seismic data that is licensed to oil and gas companies on a non-exclusive basis and has an interest in certain multi-client data that is owned by third-parties. This data was previously acquired by GGI and Solid State in three principal areas: southern Louisiana, New Mexico and western Canada. At December 31, 1997 and March 31, 1998 the carrying value of multi-client data acquired by Solid State was approximately $5.7 million and $5.3 million, respectively.

     In October 1997, Grant entered into an agreement with Millennium Seismic, Inc. ("Millennium") to develop, market and regularly conduct non-exclusive seismic surveys. Millennium's management has significant experience in the planning, development and sale of multi-client surveys in the United States. Under the agreement with Millennium, all surveys developed and acquired will be owned by the Company, and Millennium will receive payments based on the revenues obtained through licensing the acquired data. The Company plans to expand its acquisition of multi-client seismic data by conducting additional surveys that are partially or wholly funded by multiple customers. For 1998, the Company has budgeted approximately $16 million of expenditures, before customer commitments, for multi-client data acquisition activities. During the first quarter of 1998, the Company made approximately $155,000 of such expenditures and committed approximately $8.3 million in connection with one multi-client data acquisition.

     Factors considered by the Company when determining whether to undertake a multi-client survey include the availability of customer commitments to offset a percentage of the survey cost, the number of potential customers for the completed data, the location to be surveyed, the probability and timing of future lease, concession, exploration and development activity in the area, and the availability, quality and price of competing data. Although the Company anticipates obtaining commitments for a substantial majority of the cost of any future multi-client data survey and conducts thorough market and cost analyses to determine the market demand and necessary funding prior to undertaking a project, the Company still may not be able to fully recoup its costs if it substantially underestimates the cost or overestimates market demand for such multi-client project. See "Risk Factors -- Investment in Multi-Client Data Library."

CUSTOMERS AND PROJECTS

     The Company's customers consist of domestic and international oil and gas companies and seismic data marketing companies. As is the case for many service companies in the oil and gas industry, a relatively small number of customers or a limited number of significant projects may account for a large percentage of the Company's net sales in any given year. Moreover, such customers and projects may, and often do, vary from year to year. During 1996 and the first nine months of 1997, GGI's five largest customers accounted for approximately 42.3% and 53.0%, respectively, of GGI's net sales. GGI, during 1996, had revenues from a U.S. based international oil company of approximately $14.8 million (14%). In the first nine months of 1997, GGI had revenues from a foreign national oil company of approximately $14.0 million (15%) and also from a U.S. based exploration company of approximately $9.9 million (11%). During 1997, on a pro forma basis, and the first quarter of 1998, the five largest customers of the Company accounted for approximately 31.9% and 38.0%, respectively, of the Company's net sales. During 1997, on a pro forma basis, and the first quarter of 1998, no single customer accounted for 10% or more of the Company's revenues. Although GGI and Solid State have had long-term relationships with numerous customers, the continuation of these relationships is primarily dependent on the customers' needs for the Company's services and the customers' ongoing satisfaction with the price, quality, dependability and availability of the Company's services. See "Risk Factors -- Reliance on Significant Customers and Projects."

COMPETITION

     The acquisition of seismic data for the oil and gas industry is highly competitive worldwide. However, as a result of changing technology and increased capital requirements, the seismic industry has consolidated substantially since the late 1980s, thereby reducing the number of competitors. The Company's principal competitors in North America are Western Atlas, Inc. ("Western Atlas"), Veritas DGC, Inc., Geco-Prakla Inc., a subsidiary of Schlumberger Limited, and several regional competitors. In Latin America and the Far East, the Company competes with Western Atlas, Compagnie General de Geophysique, Inc., Geco-Prakla Inc., and several other local competitors. Competition is based primarily on price, crew availability, prior performance, technology, safety, quality, dependability and the contractor's expertise in the particular area where the survey is to be conducted. See "Risk Factors -- Competition for Seismic Business."

EMPLOYEES

     As of March 31, 1998 the Company employed approximately 750 full-time personnel worldwide and approximately 2,600 auxiliary field personnel on temporary contracts. None of the Company's employees is subject to collective bargaining agreements. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company owns a 30,000 square foot building and storage yard in Houston, Texas which serves as its corporate headquarters, warehouse and staging facility. The Company also owns its office, staging and repair facility located on a two acre tract in New Iberia, Louisiana. In Calgary, Alberta, Canada, the Company owns an 18,000 square foot building and storage yard that serves as the Company's Canadian headquarters. In addition, the Company leases office, warehouse and storage space in areas throughout the world as may be required from time to time to support the Company's operations.

ENVIRONMENTAL MATTERS/GOVERNMENTAL REGULATION

     The Company's domestic operations are subject to a variety of federal, state and local laws and regulations relating to the protection of human health and the environment, the violation of which may result in civil or criminal penalties. The Company invests financial and managerial resources to comply with such laws and regulations and management believes that it is in compliance in all material respects with applicable environmental laws and regulations. Although such environmental expenditures by the Company historically have not been significant, there can be no assurance that these laws and regulations will not change in the future or that the Company will not incur significant costs in the future performance of its operations. The Company is not involved in any legal proceedings concerning environmental matters and is not aware of any claims or potential liability concerning environmental matters that could have a material adverse impact on the Company's business or consolidated financial condition.

     The Company's operations outside of the United States are subject to similar environmental regulation in a number of foreign locations, including Canada, Latin America, and the Far East. Management believes that the Company is in material compliance with the existing environmental requirements of these foreign governmental bodies. The Company has not incurred any significant environmental cost in connection with the performance of its foreign operations; however, any regulatory changes that impose additional environmental restrictions or requirements on the Company or its customers could adversely affect the Company through increased operating costs and decreased demand for the Company's services.

LEGAL PROCEEDINGS

     On December 11, 1997, certain Eligible Subscribers, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and SSGI. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the Acquisition prior to commencing the Subscription Offering, (ii) the Acquisition and certain related transactions are unfair to the Plaintiffs because they dilute the value of the Common Stock to be issued to them under the Subscription Offering and impair the Company's equity value and
(iii) the Acquisition and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

     In addition, the Plaintiffs sought to enjoin completion of the Acquisition and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. During the discovery process for the lawsuit the parties began to discuss a settlement. These discussions led to a settlement of the lawsuit on June 19, 1998 (the "Settlement"). Under the terms of the Settlement, in exchange for a full and complete release of all of the Plaintiffs' claims against Elliott, Westgate, the Company and their respective officers, directors, partners, employees, agents, subsidiaries, affiliates, successors and assigns relating to or arising out of the bankruptcy proceedings of GGI and a dismissal of the lawsuit, Elliott shall pay to the Plaintiffs $150,000 for reimbursement of legal expenses, and permit the Plaintiffs to purchase Common Stock in the Subscription Offering at the Discounted Subscription Purchase Price of $4.75 per share. See "Subscription
Procedures -- Purchase Price."

     The Company is also involved in or threatened with other various legal proceedings from time to time arising in the ordinary course of business. Management of the Company does not believe that any liabilities resulting from any such current proceedings will have a material adverse effect on its consolidated operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The name, age and current principal position of each director, executive officer and significant employee of the Company are as follows:

          NAME             AGE                             POSITION
          ----             ---                             --------
Larry E. Lenig, Jr.         49    President, Chief Executive Officer and Director
Michael P. Keirnan          46    Vice President and Chief Financial Officer, Treasurer and
                                  Secretary
Barry K. Burt               48    Vice President-International Operations
D. Hugh Fraser              50    Vice President-United States Operations
Donald W. Wilson            50    Chairman of the Board
W. Richard Anderson         44    Director
James R. Brock              38    Director
J. Kelly Elliott            67    Director
Jonathan D. Pollock         34    Director
Donald G. Russell           66    Director

     Executive officers are elected by and serve at the discretion of the Board of Directors until their successors are duly elected and qualified. There are no family relationships between or among any directors or executive officers of the Company. See "Certain Relationships and Related Transactions -- Selling Stockholders" for a description of certain other relationships between or among directors and executive officers of the Company.

     LARRY E. LENIG, JR. has served as President, Chief Executive Officer and a director of the Company since September 30, 1997, and President and Chief Operating Officer of GGI from January 1997 until September 30, 1997. From 1993 through 1996, Mr. Lenig was engaged in private consulting to a variety of energy and energy services companies and financial institutions. Mr. Lenig served as President and Chief Operating Officer and a director of Digicon Inc., a seismic services company, from 1989 until 1993.

     MICHAEL P. KEIRNAN has served as Vice President and Chief Financial Officer of the Company since September 30, 1997, and was Vice President and Chief Financial Officer of GGI from February 1997 until September 30, 1997. From March 1996 until February 1997, Mr. Keirnan served as Manager of Treasury Operations of Gundle/SLT Environmental, Inc., a plastic lining manufacturing company. Mr. Keirnan also served as Controller and Treasurer of GGI from 1993 through March 1996 and held other senior financial management positions with GGI since 1988.

     BARRY K. BURT has served as Vice President-International Operations of the Company since September 30, 1997, and was Vice President-International Operations of GGI from December 1996 until September 30, 1997. From 1986 through December 1996, Mr. Burt held a variety of management positions with GGI in international operations.

     D. HUGH FRASER has served as Vice President-United States Operations of the Company since September 30, 1997, and was Vice President-United States Operations of GGI from January 1992 until September 30, 1997. From 1986 through January 1992, Mr. Fraser was an area manager of United States operations with GGI.

     DONALD W. WILSON has served as a Director of the Company since January 1998 and as Chairman of the Board since April 1998. Mr. Wilson has served as President of Prime Natural Resources, Inc., an oil and gas exploration and production company, since January 1996. From January 1995 through December 1995, Mr. Wilson served as Executive Vice President - Worldwide Operations of J. Ray McDermott, S.A., a marine engineering and construction company. From December 1992 through December 1994, Mr. Wilson served as President of O.P.I. International, Inc., a subsidiary of Offshore Pipelines, Inc.

     W. RICHARD ANDERSON has served as a director of the Company since January 1998. Mr. Anderson previously served as a director of Solid State from December 1996 through December 1997. He has served as a managing partner of Hein + Associates LLP, a certified public accounting firm, since January 1995 and as a partner since 1989.

     JAMES R. BROCK has served as a Director of the Company since January 1998. Mr. Brock has served as Executive Vice President and Chief Financial Officer of Prime Natural Resources, Inc., an oil and gas exploration and production company, since January 1995. From November 1990 through December 1995, Mr. Brock served as Treasurer, Corporate Controller and Chief Accounting Officer of Offshore Pipelines, Inc., a marine engineering and construction company.

     J. KELLY ELLIOTT has served as director of the Company since September 30, 1997. Until that time, Mr. Elliott was Chairman of the Board of GGI beginning on November 20, 1996. He previously served as Chairman of the Board of GGI from June 1993 through November 1995. Mr. Elliott has served as Chairman, President, and Chief Executive Officer of Sigma Electronics, Inc., an electronics and manufacturing company since 1991. Mr. Elliott is also a director of Tescorp, Inc., a cable-manufacturing company. Mr. Elliott has no affiliation with Elliott or Westgate.

     JONATHAN D. POLLOCK served as a director of the Company since September 30, 1997 and served as Chairman of the Board of the Company from September 30, 1997 until April 1998. Mr. Pollock has served as a Portfolio Manager with Stonington Management Corporation, the management company of Elliott and Westgate since 1989. Mr. Pollock is also a director of Tatham Offshore, Inc., an oil and gas exploration services company, a director and Chairman of Prime Natural Resources, Inc., an oil and gas exploration and production company, a director and Chairman of Horizon Offshore, Inc., an oil and gas pipeline construction company, and a director and Chairman of Odyssea Marine, Inc.

     DONALD G. RUSSELL has served as a director of the Company since September 30, 1997 and a director of GGI from February 1997 until September 30, 1997 and from July 1993 through November 1995. Mr. Russell has served as Chairman of the Board and Chief Executive Officer of Sonat Exploration Company, an oil and gas exploration company, since 1988, and a director of Sonat, Inc., a diversified energy company, since 1994.

COMPENSATION OF DIRECTORS

     Each nonemployee director of the Company will be paid a monthly retainer of $1,000 and $500 for each board or committee meeting attended by such director. Under the Incentive Plan (as defined below), each nonemployee director of the Company will receive 3,000 restricted shares of Common Stock on the date that such director is first elected (after the adoption of the Incentive Plan) and again upon the date of each subsequent reelection to the Board of Directors. The initial grants of restricted shares of Common Stock under this provision of the Incentive Plan, an aggregate of 18,000 shares, were made by the Board of Directors on February 18, 1998. Nonemployee directors are also eligible to receive other awards under the Incentive Plan. See "-- 1997 Equity and Performance Incentive Plan."

     Donald W. Wilson has also entered into a consulting agreement, dated April 28, 1998 with the Company (the "Consulting Agreement") that provides for an annual consulting fee of $100,000 for as long as Mr. Wilson remains Chairman of the Board of the Company. The Consulting Agreement also requires the Company to grant an option to Mr. Wilson to purchase 50,000 shares of Common Stock under the Incentive Plan. This option was granted April 28, 1998 and will vest annually in equal one-third increments beginning on December 31, 1998, and has an average exercise price of $5.76 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company was organized in September 1997 and did not conduct any operations or have any employees before the Effective Date. As a result, the Company does not have any executive officers with respect to whom disclosure of executive compensation is required under the Securities Act or the rules and regulations promulgated thereunder.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement (the "Employment Agreement") with Larry E. Lenig, Jr.. The Employment Agreement has an initial term through December 31, 2000 and provides for an annual base salary of $180,000. The Employment Agreement also provides for an annual bonus based on the

Company's performance. The Employment Agreement provides generally that, if Mr. Lenig is terminated for any reason other than for "cause" (as defined in the Employment Agreement), the Company must make base salary payments for the remainder of his Employment Agreement's term. Mr. Lenig has agreed pursuant to the Employment Agreement not to compete with the Company by engaging in any "competing business" (as defined in the Employment Agreement) for a period of 24 months following the term of the Employment Agreement.

1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan) was adopted by the Board of Directors and approved by Grant's stockholders in December 1997 and amended to increase the total shares available under the Incentive Plan in February 1998 and June 1998. A total of 1,900,000 shares of Common Stock has been reserved for issuance under the Incentive Plan. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of the Company and its subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and nonemployee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. The Board of Directors, granted options to purchase an aggregate of 1,264,100 shares of Common Stock to certain officers and other key employees of the Company on February 18, 1998. These options granted by the Board of Directors will vest annually in equal one-third increments beginning on December 31, 1998, and have an average exercise price of $5.76 per share.

401(k) PLAN

     The Company has assumed GGI's defined contribution retirement plan, which complies with Section 401(k) of the Code (the "401(k) Plan"). The 401(k) Plan was adopted by GGI in January of 1989 and assigned to the Company as of the Effective Date. Substantially all U.S. based employees of the Company and its subsidiaries with at least six months of continuous service are eligible to participate and may contribute from 1% to 15% of their annual compensation. Under the 401(k) Plan, the Company may provide matching contributions of a discretionary percentage, as determined by the Board of Directors, of an employee's contributions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SELLING STOCKHOLDERS

     In connection with the consummation of the Plan, the Selling Stockholders satisfied certain claims of Foothill Capital Corporation against GGI (the "Foothill Claim") in the principal amount of approximately $12.7 million. In addition, Westgate purchased certain claims of Oyo Geospace Corporation against GGI (the "Oyo Claim") that were assumed by Grant, in the principal amount of approximately $6.9 million, and the Selling Stockholders purchased certain claims of Madeleine L.L.C. against GGI (the "Madeleine Claim"), in the principal amount of approximately $5.6 million. The Selling Stockholders' satisfaction of the Foothill Claim was credited against the cash obligation under the Cash Purchase Price. In exchange for the satisfaction of the Foothill Claim and the cancellation of the Oyo Claim, Grant issued 19,571.162 shares of Preferred Stock to the Selling Stockholders. The Preferred Stock provides for dividends payable in additional shares of Preferred Stock at a rate of 10.5% per annum, the right to designate two members of the Board of Directors and the right to vote on certain extraordinary matters presented for a stockholder vote and, upon certain events of default, the right to designate two additional members to the Board of Directors. On December 19, 1997, Grant exchanged 9,571.162 shares of Preferred Stock held by Elliott for the Subordinated Note. On June 5, 1998 the Company redeemed and canceled the remaining 10,000 shares of Preferred Stock, together with cumulative dividends thereon, in the aggregate liquidation amount of approximately $10.7 million, and amended the Company's Certificate of Incorporation to eliminate the authorization of the Preferred Stock. Elliott loaned $10.2 million to the Company on November 26, 1997, under a demand promissory note (the "Promissory Note"), with interest at a rate per annum equal to the prime rate plus 2%. On December 30, 1997, the Selling Stockholders and the Company paid the remainder of the Cash Purchase Price, approximately $34.8 million, which included the satisfaction of the Madeleine Claim and the cancellation of the Promissory Note, and the Company issued 9.5 million shares of Common Stock to the Selling Stockholders in accordance with the Plan. In addition, upon consummation of the Subscription Offering, Elliott is entitled to receive 237,500 shares of Common Stock pursuant to the Plan.

     Elliott is a Delaware limited partnership and Westgate is a Cayman Islands limited partnership, each of which invests and trades in a wide range of United States and non-United States equity and debt securities and other financial and investment interests, instruments and property. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P., which was formed by Mr. Singer in 1975. Elliott commenced operations in 1977, and its limited partners include pension plans, corporations, family groups, individuals and a substantial investment by Mr. Singer and his family. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. Jonathan D. Pollock, a director of the Company, is also a Portfolio Manager with Stonington Management Corporation and a director and Chairman of Prime Natural Resources, Inc. In addition, Donald W. Wilson, Chairman of the Board of the Company, and James R. Brock, a director of the Company, are officers of Prime Natural Resources, Inc., an affiliate of the Selling Stockholders. Elliott also granted to Mr. Wilson, on April 28, 1998, an option to purchase 100,000 shares of Common Stock from Elliott. This option vests annually in equal one-third increments beginning on December 31, 1998, and has an average exercise price of $5.76 per share. Elliott has also agreed to indemnify the Company against any liability that the Company may incur by reason of an adverse final judgment in the lawsuit brought by the Plaintiffs in the Bankruptcy Court. See "Business -- Legal Proceedings."

LOAN AND SECURITY AGREEMENT

     Under the Credit Facility, the Company may borrow up to an aggregate principal amount of $15 million in revolving loans. The Company is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. The term of the Credit Facility runs through March 31, 2000 at which time all obligations of the Company under the Credit Facility are due and payable. Prior to the issuance of the Original Notes, Elliott had advanced $1.6 million of revolving loans pursuant to the Credit Facility and had also advanced the Acquisition Financing under a $15.8 million term note pursuant to the Credit Facility. The Company used a portion of the proceeds from the offering of the Original Notes to repay the Acquisition Financing and other indebtedness under the Credit Facility. The revolving loans and any term notes under the Credit Facility are secured by liens on substantially all of the assets of the Company and its subsidiaries and a pledge by the Company of certain notes and all the outstanding shares of capital stock of its subsidiaries. Certain subsidiaries of the Company have executed a guaranty in favor of Elliott, each of which guarantees payment of all the Company's obligations owed to Elliott under the Credit Facility. Each such subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty.

REGISTRATION RIGHTS AGREEMENT

     On September 19, 1997, the Selling Stockholders and the Company entered into a Registration Rights Agreement, as amended (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, stockholders holding at least 25% of the Registrable Securities (as defined below) have the right to require, or "demand," registration of such Registrable Securities. Such demand rights are subject to the condition that the Company would not be required to effect more than five demand registrations and no more than three demands within any twelve-month period. Such holders also have the right to participate, or "piggyback," in equity offerings, if the Company proposes to register any of its equity securities under the Securities Act for its own account or for the account of other stockholders, subject to reduction of the size of such offering on the advice of the underwriters. "Registrable Securities" is defined in the Registration Rights Agreement as all shares of capital stock issued to the Selling Stockholders in connection with the Plan or the Acquisition and any equity securities of the Company issued or distributed in respect thereof by way of any rights offering, stock dividend, stock split or other distribution, recapitalization or reclassification and any equity securities acquired upon exercise or conversion of any such securities. The Company is required to pay all expenses in connection with such demand and piggyback registrations and is required to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. The rights provided in the Registration Rights Agreement are transferable to transferees of Registrable Securities. The Company is registering the Common Stock offered by the Selling Stockholders in connection with the Subscription Offering pursuant to the Registration Rights Agreement.

SOLID STATE AND THE ACQUISITION

     Prior to the Tender Offer, the Selling Stockholders held an aggregate of 9,305,109 shares (representing approximately 62.5% of the fully diluted shares) of Solid State Stock. In connection with the Acquisition, the Principal Stockholders transferred their shares of Solid State Stock to Grant in exchange for 4,652,555 shares of Common Stock. Grant subsequently contributed the shares of Solid State Stock to SSGI prior to the completion of the Tender Offer. In connection with the Tender Offer, the Selling Stockholders advanced the Acquisition Financing to enable SSGI to consummate the Tender Offer. As a result of the Acquisition, Grant, through SSGI, assumed $36.4 million of debt of Solid State (the "Solid State Debt") of which $16.7 million was held by the Selling Stockholders, which included approximately $4.2 million loaned to Solid State and the U.S. Subsidiary (as defined herein) by the Selling Stockholders and approximately $12.5 million loaned to the U.S. Subsidiary by Elliott under various promissory notes. The Company used a portion of the proceeds from the offering of the Original Notes to repay substantially all of this indebtedness.

     In April 1996, the Selling Stockholders acquired 266,100 shares of Solid State Stock at an approximate price of $1.80 per share. On April 23, 1996, Solid State Geophysical Corp., a U.S. subsidiary of Solid State (the "U.S. Subsidiary") issued to the Selling Stockholders a $2 million 8% Convertible Debenture due April 30, 2001, convertible into 1,141,667 shares of Solid State Stock. In addition, the Selling Stockholders loaned the U.S. Subsidiary $3 million due December 31, 1996 pursuant to a secured loan agreement, with interest at 18% per annum. Such loans, and all other loans (described below) by the Selling Stockholders to the U.S. Subsidiary, were guaranteed by Solid State. As part of these transactions, the Selling Stockholders received warrants to acquire 105,000 shares of Solid State Stock at an exercise price of Cdn $2.76 per share.

     On October 16, 1996, the Selling Stockholders subscribed for 3,044,444 shares of Solid State Stock at a price of Cdn $1.35 per share for aggregate proceeds of $3 million. In addition, pursuant to a secured loan agreement, the Selling Stockholders advanced $9 million to the U.S. Subsidiary. The loan was due October 31, 1999, and required Solid State to use its best efforts to complete a rights offering to raise at least $4 million to pay down the loan by January 31, 1997. Upon such repayment, the interest rate was to be reduced from 18% to 15%. The proceeds were used for working capital and to retire the April 23, 1996 loans. As part of the transaction, the

Selling Stockholders received 125,000 warrants to acquire shares of Solid State Stock at an exercise price of Cdn $1.65 per share and the warrants issued as part of the April 23, 1996 transaction were canceled.

     On December 2, 1996, each of Richard Anderson, a nominee of Elliott serving on the board of directors of Solid State, and Michael Latina, an employee of Elliott and a director of Solid State, were awarded options to acquire 20,000 shares of Solid State Stock at an exercise price of Cdn $1.00 per share. In January 1997, Elliott granted to Mitchell Peters, as an incentive, an option to acquire 546,285 shares of Solid State Stock owned by Elliott at an exercise price of Cdn $0.92 per share after payment to Elliott of Cdn $50,000 for the option, such option to be exercisable commencing February 1998. In addition, in connection with the Tender Offer, Elliott agreed to repurchase such option from Mr. Peters upon taking up any shares under the Tender Offer for an aggregate consideration of approximately Cdn $1.4 million, representing the difference in the Tender Offer price and exercise price multiplied by 546,285, less Cdn $50,000. In connection with the Acquisition, Grant assumed Elliott's obligation to repurchase such option.

     In January 1997, Elliott and Westgate subscribed for 4,459,565 and 1,410,000 shares, respectively, at Cdn $0.92 per share. Aggregate proceeds of $4 million were used to retire indebtedness to Westgate and to reimburse expenses of the Selling Stockholders.

     On October 31, 1997, the Selling Stockholders exercised their warrants to acquire 125,000 shares of Solid State Stock. The proceeds from the issuance of the warrants were applied by Solid State to reduce the consolidated indebtedness owed by Solid State to Elliott.

     As of December 31, 1997, Solid State and the U.S. Subsidiary had outstanding to the Selling Stockholders approximately $4.2 million in principal amount under a loan agreement, which matures on October 31, 1999 and the U.S. Subsidiary had outstanding to Elliott approximately $12.5 million in aggregate principal amount under various promissory notes, all of which bear interest at 15% per annum. The maturities of such promissory notes were extended to March 31, 1999 prior to the offering of the Original Notes. The Company used a portion of the proceeds from the offering of the Original Notes to repay substantially all of this indebtedness.

APPLICATION OF PROCEEDS FROM THE ISSUANCE OF THE ORIGINAL NOTES

     The net proceeds received by the Company from the issuance of the Original Notes were used in part to repay certain indebtedness of the Company held by Elliott, including the Subordinated Note in the principal amount of approximately $9.8 million, the Acquisition Financing in the principal amount of $15.8 million, and $1.6 million of revolving loans under the Credit Facility. The net proceeds from the issuance of the Original Notes were also used in part to repay certain indebtedness of the Company, which was incurred by Solid State, to the Selling Stockholders, totaling approximately $16.7 million in aggregate principal amount. In addition, the net proceeds of the issuance of the Original Notes were used in part to repay approximately $1.6 million of accrued interest owed to the Selling Stockholders.

OTHER

     The Company engages, in the ordinary course of business, in various transactions with its subsidiaries on a regular basis. These transactions include the transfer of personnel and equipment, advances, repayments, guarantees, and other similar transactions.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the date of this Subscription Offering Prospectus by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director and executive officer and (iii) all executive officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.

                                                                  BENEFICIAL OWNERSHIP
                                                ---------------------------------------------------------
                                                     PRIOR TO THE                      AFTER THE
                                                 SUBSCRIPTION OFFERING         SUBSCRIPTION OFFERING(4)
                                                -----------------------       ---------------------------
                                                NUMBER OF                     NUMBER OF
           NAME OF BENEFICIAL OWNER              SHARES         PERCENT       SHARES(5)       PERCENT(5)
           ------------------------             ---------       -------       ---------       -----------
Elliott Associates, L.P.(1)...................  7,076,278          50%        5,498,143            38%
Westgate International, L.P.(2)...............  7,076,277          50         5,498,143            38
Larry E. Lenig, Jr............................         --          --                --            --
Michael P. Keirnan............................         --          --                --            --
Donald W. Wilson(3)...........................      3,000           *             3,000             *
W. Richard Anderson(3)........................      3,000           *             3,000             *
James R. Brock(3).............................      3,000           *             3,000             *
J. Kelly Elliott(3)...........................      3,000           *             3,000             *
Jonathan D. Pollock(3)........................      3,000           *             3,000             *
Donald G. Russell(3)..........................      3,000           *             3,000             *
All executive officers and directors as a
  group (9 persons)(3)........................     18,000           *            18,000             *

---------------

(1) Paul E. Singer and Braxton Associates L.P., which is controlled by Mr. Singer, are the general partners of Elliott. The business address of Elliott is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(2) Hambledon, Inc., which is controlled by Mr. Singer, is the sole general partner of Westgate. Martley International, Inc. ("Martley"), which is controlled by Mr. Singer, is the investment manager for Westgate. Martley expressly disclaims equitable ownership of and pecuniary interest in any shares of Common Stock. The business address of Westgate is Westgate International, L.P. c/o Midland Bank Trust Corporation (Cayman) Limited, P.O. Box 1109, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

(3) Represents shares of restricted stock granted under the Incentive Plan.

(4) Assumes that all Eligible Subscribers exercise their rights in full to purchase shares of Common Stock in the Subscription Offering.

(5) Including 237,500 shares of Common Stock, in aggregate, that the Selling Stockholders are entitled to receive upon consummation of the Subscription Offering pursuant to the Plan.

                            SUBSCRIPTION PROCEDURES

     The following discussion of the Subscription Offering does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Plan and the accompanying Subscription Exercise Notice, which are incorporated herein by reference and is filed as an exhibit to the Registration Statement of which this Subscription Offering Prospectus is a part. See "Additional Information."

SUBSCRIPTION RIGHTS; ELIGIBLE SUBSCRIBERS

     This Subscription Offering Prospectus and a Subscription Exercise Notice, which contain information concerning the Subscription Offering, are being mailed to each Eligible Subscriber of record as of the close of business on June 6, 1998.

     The Plan provides that (i) Eligible Class 5 Claim Holders; (ii) holders of Allowed Class 7 Interests; and (iii) holders of Allowed Class 8 Interests (each as defined in the Plan, and collectively, the "Eligible Subscribers") have the right to participate in the Subscription Offering. Each Eligible Subscriber's right to purchase Common Stock is nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. The Plan provides that subscription rights shall represent the right to purchase, in the aggregate 4,750,000 shares of Common Stock, for an aggregate purchase price of $23,750,000. The Eligible Subscribers are divided into the following three groups: (i) Eligible Class 5 Claim Holders that have the right to purchase, in the aggregate, 475,000 shares of Common Stock, for an aggregate purchase price of $2,375,000, (ii) holders of Allowed Class 7 Interests that have the right to purchase, in the aggregate, 4,255,000 shares of Common Stock, for an aggregate purchase price of $21,275,000 and (iii) holders of Allowed Class 8 Interests that have the right to purchase, in the aggregate, 20,000 shares of Common Stock, for an aggregate purchase price of $100,000. NO PERSON IS REQUIRED TO PURCHASE ANY SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING.

     Pursuant to the Plan, the Company is required to conduct a subscription offering of 4,750,000 shares of Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan also authorized the offering of shares of common stock of a successor company on economically equivalent terms. The Plan provides, however, that Elliott or its affiliates may pay the entire purchase price to GGI, representing the total anticipated proceeds of such offering, and then conduct a subscription offering and retain the proceeds therefrom, which Elliott has elected to do. Because Elliott and certain of its affiliates, as claim and interest holders under the Plan, were entitled to purchase 1,356,231 shares of Common Stock in an offering by the Company, the Selling Stockholders are offering the balance of such shares of Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company is registering such shares of Common Stock pursuant to the Registration Rights Agreement.

EXERCISE OF RIGHTS TO PURCHASE COMMON STOCK

     Each Eligible Subscriber who wishes to exercise rights to purchase shares of Common Stock must properly complete, duly execute and deliver the accompanying Subscription Exercise Notice indicating the number of shares of Common Stock subscribed for, together with a certified check or bank draft upon a United States bank or wire transfer in an amount equal to the product of the Subscription Purchase Price or the Discounted Subscription Purchase Price, as applicable, and the number of shares sought to be subscribed. The Subscription Exercise Notice delivered to each Eligible Subscriber sets forth the maximum number of shares of Common Stock that such Eligible Subscriber is entitled to purchase in the Subscription Offering. The Subscription Exercise Notice, together with full payment for shares subscribed for, may be delivered to the Subscription Agent or be mailed in the enclosed return envelope. Unless withdrawn, Subscription Exercise Notices, once delivered, may not be amended or modified, unless permitted by the Selling Stockholders in their sole discretion, to correct immaterial irregularities.

     WHETHER HAND DELIVERED OR MAILED, SUBSCRIPTION EXERCISE NOTICES AND PAYMENT MUST BE RECEIVED BY 5:00 P.M. CENTRAL TIME ON MONDAY, AUGUST 24, 1998. Failure of such receipt by the expiration time for any reason, will be deemed a waiver and release by the Eligible Subscriber of any rights the Eligible Subscriber may have to purchase shares in the Subscription Offering. Unless withdrawn, Subscription Exercise Notices, once delivered, cannot be amended or modified, unless permitted by the Selling Stockholders in their sole discretion, to correct material irregularities. Subscription Exercise Notices may be withdrawn prior to the Expiration Date. To withdraw a Subscription Exercise Notice, a written notice of withdrawal must be received by the Subscription Agent prior to the Expiration Date. Any notice of withdrawal must (i) specify the name of the Eligible Subscriber, (ii) indicate the number of shares of Common Stock subscribed for and (iii) be signed by the Eligible Subscriber in the same manner as the original signature on the Subscription Exercise Notice. All determinations as to proper completion, due execution timeliness, eligibility and other matters affecting the validity or effectiveness of any attempted exercise of subscription rights shall be made by the Selling Stockholders, whose determination shall be final and binding. The Selling Stockholders in their sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as they may determine or reject the purported exercise of any rights to purchase shares of Common Stock subject to any such defect or irregularity. Deliveries required to be received by the Subscription Agent in connection with a purported exercise of rights to purchase shares of Common Stock will not be deemed to have been so received or accepted until actual receipt thereof by the Subscription Agent shall have occurred and any defects or irregularities shall have been waived or cured within such time as the Selling Stockholders may determine in their sole discretion. Neither the Selling Stockholders nor the Subscription Agent will have any obligation to give notice to any Eligible Subscriber of any defect or irregularity in connection with any purported exercise thereof or incur any liability as a result of any failure to give such notice.

     Questions or requests regarding subscription procedures or related matters may be directed to the Subscription Agent, (312) 904-2553.

     LaSalle National Bank has been appointed as Subscription Agent for the Subscription Offering. Delivery of Subscription Exercise Notices and any other required documents, questions or requests, whether hand delivered or mailed, should be directed to the Subscription Agent as follows:

                  LaSalle National Bank
                  Corporate Trust Administration, Room 1825
                  135 South LaSalle Street
                  Chicago, IL 60603
                  Attn: Grant Geophysical, Inc. Subscription Offering

     Delivery to other than the above address will not constitute a valid delivery.

PURCHASE PRICE

     The Subscription Purchase Price will be $5.00 per share or, if an Eligible Subscriber chooses to execute the release contained in the Subscription Exercise Notice, the Discounted Subscription Purchase Price of $4.75 per share. The release contained in the Subscription Exercise Notice provides that such Eligible Subscriber, after consultation with a legal advisor as such Eligible Subscriber deems necessary, fully and forever releases, acquits and discharges Elliott, Westgate, the Company and their respective officers, directors, partners, employees, agents, subsidiaries, affiliates, successors and assigns from any and all claims, debts, rights, demands, judgments, obligations, causes of action, liabilities, costs and expenses (including expert and attorneys' fees) whatsoever, of any and every kind or description, known or unknown, in law or in equity, vested or contingent, direct or indirect, past, present and future, including but not limited to any claims, debts, rights, demands, judgments, obligations, causes of action (including any rights or causes of action under the securities laws of any jurisdiction, other than U.S. federal securities laws), liabilities, costs and expenses (including expert and attorneys' fees) in any way relating to, or arising from the bankruptcy proceedings of GGI (Case No. 96-1936 (HSB)).

     For further information regarding the lawsuit that led to the Discounted Subscription Purchase Price, see "Business -- Legal Proceedings."

     THE SUBSCRIPTION PURCHASE PRICE AND THE DISCOUNTED SUBSCRIPTION PURCHASE PRICE ARE NOT INTENDED, AND MUST NOT BE CONSTRUED, AS AN APPRAISAL OR RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SHARES OF COMMON STOCK. THE SUBSCRIPTION PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT AND THE DISCOUNTED SUBSCRIPTION

PURCHASE PRICE WAS DETERMINED IN CONNECTION WITH THE SETTLEMENT OF CERTAIN CLAIMS BY ELIGIBLE SUBSCRIBERS AND NEITHER SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE CURRENT LIQUIDATION VALUE OF THE COMPANY OR THE PRICE AT WHICH THE COMMON STOCK WILL TRADE AFTER COMPLETION OF THE SUBSCRIPTION OFFERING, AND THE SUBSCRIPTION PURCHASE PRICE AND THE DISCOUNTED SUBSCRIPTION PURCHASE PRICE ARE NOT INTENDED, AND MUST NOT BE CONSTRUED, TO EXPRESS AN OPINION AS TO THE VALUE OF COMMON STOCK OFFERED HEREBY.

SETTLEMENT FOR SHARES; DELIVERY OF CERTIFICATES

     As promptly as practicable following the Expiration Date, the Subscription Agent will mail, or cause to be mailed, to each Eligible Subscriber that has sought to exercise rights to purchase shares of Common Stock, a written statement specifying the number of shares of Common Stock validly and effectively subscribed for, together with a stock certificate representing the shares of Common Stock so purchased.

     Although it is anticipated that the Closing Date and delivery of the stock certificates will occur as soon as practicable after the expiration of the Subscription Offering, there can be no assurance that delays will not occur. Subscribers may not be able to sell the shares purchased until certificates are delivered.

TAX CONSEQUENCES

     On the Effective Date, each Eligible Subscriber generally recognized a loss for United States federal income tax purposes to the extent that the amount of cash or other property (including the fair market value, if any, of rights to purchase Common Stock in the Subscription Offering) received by such Eligible Subscriber under the Plan was exceeded by such Eligible Subscriber's basis in its claim against GGI. Each Eligible Subscriber would have a basis in such Common Stock equal to the value of such rights to purchase Common Stock as of the Effective Date. Consequently, an Eligible Subscriber's taxable loss was determined as of the Effective Date and should not be affected by whether or not such Eligible Subscriber purchases Common Stock in the Subscription Offering. Eligible Subscribers that purchase Common Stock in the Subscription Offering should have a basis in the Common Stock equal to the Subscription Purchase Price or the Discounted Subscription Purchase Price, as applicable, increased by the fair market value of such rights to purchase Common Stock, if any, as of the Effective Date. Eligible Subscribers that do not purchase Common Stock in the Subscription Offering should, upon the expiration of the Subscription Offering, recognize a loss for United States federal income tax purposes equal to the fair market value, if any, of such rights to purchase Common Stock as of the Effective Date.

     Eligible Subscribers are, however, advised to consult their tax advisors as to the United States federal income tax consequences of the Plan and purchasing Common Stock in the Subscription Offering in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

                              SELLING STOCKHOLDERS

     All of the 3,393,769 shares of Common Stock being offered hereby are being offered by the Selling Stockholders. Prior to the Subscription Offering, all of the shares of Common Stock of the Company (other than restricted shares granted under the Incentive Plan) have been owned by the Selling Stockholders, with Elliott and Westgate holding 7,076,278 and 7,076,277 shares, respectively. See "Certain Relationships and Related Transactions -- Selling Stockholders." Assuming all Eligible Subscribers exercise their subscription rights in full, following the Subscription Offering, each of Elliott and Westgate will hold 5,498,143 shares of Common Stock (including 237,500 shares of Common Stock that the Selling Stockholders are entitled to receive upon consummation of the Subscription Offering pursuant to the Plan), which will constitute approximately 76% in aggregate of the outstanding shares of Common Stock. Pursuant to the Registration Rights Agreement, the Company is responsible for the expenses of the Subscription Offering.

                          DESCRIPTION OF CAPITAL STOCK

     The Company has, and will have upon completion of the Subscription Offering, authorized capital stock consisting of 25 million shares of Common Stock, par value $.001 per share.

     All outstanding shares of Common Stock are fully paid and nonassessable. All holders of Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes may not be cumulated in the election of directors. Stockholders have no preemptive or subscription rights other than the subscription rights offered to Eligible Subscribers pursuant to the Plan and this Subscription Offering. The Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and are entitled, upon liquidation, to share ratably in all assets remaining after payment of liabilities. See "Dividend Policy." The rights of holders of Common Stock will be subject to any preferential rights of any Preferred Stock that is issued and outstanding or that may be issued in the future.

LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation limits the liability of directors to the extent allowed by the Delaware General Corporation Law. Specifically, directors will not be held liable to the Company or its stockholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the duty of loyalty to the Company or its stockholders, (ii) actions or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the General Corporation Law of the State of Delaware, or (iv) actions or omissions pursuant to which the director will receive an improper personal benefit.

     The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws.

     The Certificate of Incorporation does not eliminate the directors' duty of care. The inclusion of this provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care. The affirmative vote of the holders of two-thirds or more of the outstanding voting stock of the Company will be required to amend this provision.

     The Certificate of Incorporation and By-laws provide that the Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with the Company or another entity that the director serves at the Company's request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner and in the Company's best interest. The affirmative vote of the holders of two-thirds or more of the outstanding voting stock of the Company will be required to amend this provision.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Subscription Offering, the Selling Stockholders will own approximately 76% of the outstanding Common Stock, assuming all Eligible Subscribers exercise their subscription rights in full.

     Upon completion of the Subscription Offering, the Company will have 14,408,055 shares of Common Stock outstanding. Of these shares, up to 3,393,769 shares of Common Stock sold in the Subscription Offering will be freely tradeable in the public market without restriction by persons other than affiliates of the Company. The remaining 11,014,286 shares of Common Stock outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144"). Consequently, such shares may not be resold unless they are registered under the Securities Act or resold pursuant to an applicable exemption from registration under the Securities Act, such as Rule 144.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is, entitled to sell, within any three-month period, a number of shares of Common Stock which does not exceed the greater of 1% of the number of then-outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

     Prior to the Subscription Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the open market could adversely affect prevailing market prices. The Company has not made an application to list the Common Stock on any securities exchange or to admit the Common Stock for trading in the National Association of Securities Dealers Automated Quotation System.

                                 LEGAL MATTERS

     Certain matters related to the validity of the Common Stock will be passed upon for the Selling Stockholders by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of GGI as of December 31, 1996 and for each of the years in the two year period ended December 31, 1996 and the nine month period ended September 30, 1997 and the consolidated financial statements of the Company as of December 31, 1997 and for the three month period ended December 31, 1997 have been included in this Subscription Offering Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements of GGI contains an explanatory paragraph that states that GGI's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements of Solid State for each of the three years ended August 31, 1997 and for each of the years in the period ended August 31, 1997 included in this Subscription Offering Prospectus have been audited by Price Waterhouse, independent accountants, as stated in their report appearing herein.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendment thereto) on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Subscription Offering Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted from the Subscription Offering Prospectus as permitted by the rules and regulations promulgated by the Commission. For further information with respect to the Company and the Common Stock offered in the Subscription Offering, reference is hereby made to the Registration Statement and the exhibits thereto. Statements made in this Subscription Offering Prospectus as to the provisions of any contract, agreement or other document referred to are not necessarily complete. With respect to each such statement as to a contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto, as well as any such reports and other information to be filed by the Company with the Commission, may be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of its fiscal year.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE
                                                              ----
GRANT GEOPHYSICAL, INC.
Independent Auditors Report.................................   F-2
  Grant Geophysical, Inc....................................   F-2
  GGI Liquidating Corporation...............................   F-3
Consolidated Balance Sheets:
  Grant Geophysical, Inc. as of December 31, 1997 and March
     31, 1998...............................................   F-4
  GGI Liquidating Corporation as of December 31, 1996.......   F-4
Consolidated Statement of Operations:
  Grant Geophysical, Inc. for the three month periods ended
     December 31, 1997 and March 31, 1998...................   F-6
  GGI Liquidating Corporation for the years ended December
     31, 1995, 1996, for the nine month period ended
     September 30, 1997 and for the three month period ended
     March 31, 1997.........................................   F-6
Consolidated Statement of Stockholders' Equity:
  Grant Geophysical, Inc. for the three month periods ended
     December 31, 1997 and March 31, 1998...................   F-7
  GGI Liquidating Corporation for the years ended December
     31, 1995 and 1996......................................   F-8
Consolidated Statement of Cash Flows:
  Grant Geophysical, Inc. for the three month periods ended
     December 31, 1997 and March 31, 1998...................   F-9
  GGI Liquidating Corporation for the years ended December
     31, 1995 and 1996, for the nine month period ended
     September 30, 1997 and for the three month period ended
     March 31, 1997.........................................   F-9
Notes to Financial Statements...............................  F-11

SOLID STATE GEOPHYSICAL, INC.
Auditors' Report -- Chartered Accountants...................  F-38
Comments by Auditors for U.S. Readers on Canada -- U.S.
  Reporting Difference --
  Chartered Accountants.....................................  F-38
Consolidated Balance Sheet..................................  F-39
Consolidated Statement of Operations and (Deficit) Retained
  Earnings..................................................  F-40
Consolidated Statement of Changes in Financial Position.....  F-41
Notes to Consolidated Financial Statements..................  F-42

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Grant Geophysical, Inc.

     We have audited the accompanying consolidated balance sheet of Grant Geophysical, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statement of operations, stockholders' equity, and cash flows for the three-month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of Grant Geophysical, Inc. and subsidiaries, as of December 31, 1997, and the results of their operations and their cash flows for the three-month period then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Houston, Texas
March 19, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GGI Liquidating Corporation

     We have audited the accompanying consolidated balance sheets of GGI Liquidating Corporation (a debtor-in-possession as of December 31, 1996) (formerly Grant Geophysical, Inc.) and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1996 and the nine month period ended September 30, 1997. These consolidated financial statements are the responsibility of GGI Liquidating Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of GGI Liquidating Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, and the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that GGI Liquidating Corporation will continue as a going concern which contemplates among other things, the realization of assets and liquidation of liabilities in the ordinary course of business. As discussed in Note 1 to the consolidated financial statements, GGI Liquidating Corporation (the Petitioning Company) filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code on December 6, 1996. The chapter 11 case of the Petitioning Company is administered by the United States Bankruptcy Court for the District of Delaware (the "Court"). The Petitioning Company is operating the business as debtor-in-possession which requires certain of its actions to be approved by the Court. In September 1997 the Court approved the "Second Amended Plan of Reorganization" (the "Plan") filed by GGI Liquidating Corporation. The Plan was consummated on September 30, 1997, with the purchase by Grant Geophysical, Inc. of substantially all of the assets and the assumption of certain liabilities of GGI Liquidating Corporation. GGI Liquidating Corporation is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI Liquidating Corporation will dissolve and cease to exist. These matters raise substantial doubt about the Petitioning Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the Plan and the distribution of assets pursuant thereto.

KPMG PEAT MARWICK LLP

Houston, Texas
December 22, 1997

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                GGI           GRANT          GRANT
                                                            ------------   ------------   -----------
                                                            DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                                1996           1997          1998
                                                            ------------   ------------   -----------
                                                                                          (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents...............................    $ 6,772        $  7,093       $ 24,991
  Restricted cash.........................................        321             321            321
  Accounts receivable:
     Trade (net of allowance for doubtful accounts of
       $5,711, $158 and $400 at December 31, 1996, 1997,
       and March 31, 1998, respectively)..................     19,471          29,495         42,065
     Other................................................        996           2,487          1,751
  Inventories.............................................        503             530            525
  Prepaids................................................      1,411           4,190          4,808
  Work in process.........................................      1,071           2,779          2,320
                                                              -------        --------       --------
       Total current assets...............................     30,545          46,895         76,781
Property, plant and equipment:
  Land....................................................        231             427            427
  Buildings and improvements..............................      1,397           1,548          1,591
  Plant facilities and store fixtures.....................      1,703             876            892
  Machinery and equipment.................................     90,892          70,151         78,883
                                                              -------        --------       --------
       Total property, plant and equipment................     94,223          73,002         81,793
  Less accumulated depreciation...........................     56,555           8,498         13,222
                                                              -------        --------       --------
       Net property, plant and equipment..................     37,668          64,504         68,571
Multi-client data, net....................................         --           5,736          5,284
Goodwill, net.............................................         --          36,304         35,954
Deferred issue costs, net.................................         --              --          3,796
Other assets, net.........................................      1,910           2,265          1,636
                                                              -------        --------       --------
       Total assets.......................................    $70,123        $155,704       $192,022
                                                              =======        ========       ========

                                                        (Continued on next page)

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              GGI            GRANT          GRANT
                                                          ------------    ------------    ---------
                                                          DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                              1996            1997          1998
                                                          ------------    ------------    ---------
                                                                                          (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable, current portion of long-term debt and
     capital lease obligations..........................   $     589        $  1,158      $  1,052
  Accounts payable......................................       3,975          16,422        23,554
  Accrued expenses......................................       3,051          10,318        10,322
  Foreign income taxes payable..........................         188           2,807         3,631
                                                           ---------        --------      --------
       Total current liabilities........................       7,803          30,705        38,559
Pre-petition liabilities subject to chapter 11 case.....      90,244              --            --
Long-term debt and capital lease obligations, excluding
  current portion.......................................          --          65,409       101,291
Unearned revenue........................................       6,031           5,443         5,822
Other liabilities and deferred credits..................         258           2,369         3,238
Subordinated note.......................................          --           9,786            --
Stockholders' equity (deficit):
  $2.4375 Convertible exchangeable preferred stock, $.01
     par value. Authorized 2,300,000 shares; issued and
     outstanding 2,300,000 shares at December 31, 1996,
     (liquidating preference $25 per share, aggregating
     $57,500,000).......................................          23              --            --
  Junior preferred stock, $100 par value. Authorized
     15,000 shares; issued and outstanding 14,904 shares
     at December 31, 1996...............................       1,490              --            --
  Common stock, $.002 par value. Authorized 40,000,000
     shares; issued and outstanding 20,641,765 shares at
     December 31, 1996..................................          41              --            --
  Cumulative pay-in-kind preferred stock, $.001 par
     value. None authorized, none issued or outstanding
     at December 31, 1996, Authorized 20,000 shares;
     issued and outstanding 10,000 shares at December
     31, 1997 and March 31, 1998 liquidating preference
     of $1,000 per share................................          --          10,000        10,000
  Common stock, $.001 par value. None authorized, issued
     or outstanding at December 31, 1996. Authorized
     25,000,000 shares; issued and outstanding
     14,152,555 shares at December 31, 1997 and
     14,170,555 at March 31, 1998.......................          --              14            14
  Additional paid-in capital............................     124,203          41,278        41,278
  Accumulated deficit...................................    (159,970)         (8,833)       (8,100)
  Accumulated other comprehensive income................          --            (467)          (80)
                                                           ---------        --------      --------
       Total stockholders' equity (deficit).............     (34,213)         41,992        43,112
                                                           ---------        --------      --------
       Total liabilities and stockholders' equity
          (deficit).....................................   $  70,123        $155,704      $192,022
                                                           =========        ========      ========

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               GGI                          GRANT             GGI           GRANT
                           -------------------------------------------   ------------    -------------   ------------
                                                          NINE MONTHS    THREE MONTHS    THREE MONTHS    THREE MONTHS
                                   YEAR ENDED                ENDED          ENDED            ENDED          ENDED
                                  DECEMBER 31,           SEPTEMBER 30,   DECEMBER 31,      MARCH 31,      MARCH 31,
                           --------------------------    -------------   ------------    -------------   ------------
                              1995            1996           1997            1997            1997            1998
                           ----------      ----------    -------------   ------------    -------------   ------------
                                                                                          (UNAUDITED)    (UNAUDITED)
Revenues.................  $   91,996      $  105,523     $   92,705       $ 37,868       $   30,296       $ 47,895
Expenses:
  Direct operating
    expenses.............      69,046         136,326         71,006         28,431           23,556         34,740
  Other operating
    expenses.............       8,527          17,865          6,473          3,507            2,060          3,802
  Depreciation and
    amortization.........       9,424          11,500          8,432          4,594            2,611          5,289
  Special charge for
    asset impairment.....          --           5,802             --          6,369               --             --
                           ----------      ----------     ----------       --------       ----------       --------
    Total costs and
      expenses...........      86,997         171,493         85,911         42,901           28,227         43,831
                           ----------      ----------     ----------       --------       ----------       --------
    Operating income
      (loss).............       4,999         (65,970)         6,794         (5,033)           2,069          4,064
Other income
  (deductions):
  Interest expense.......      (3,635)         (7,558)        (4,037)        (1,431)          (1,391)        (2,168)
  Reorganization costs...          --            (412)        (3,543)            --             (993)            --
  Interest income........         113              36            279             69                4            203
  Other..................       2,076            (502)         2,266         (1,262)             295           (162)
                           ----------      ----------     ----------       --------       ----------       --------
    Total other
      deductions.........      (1,446)         (8,436)        (5,035)        (2,624)          (2,085)        (2,127)
                           ----------      ----------     ----------       --------       ----------       --------
    Income (loss) before
      taxes and minority
      interest...........       3,553         (74,406)         1,759         (7,657)             (16)         1,937
Income tax expense.......         391           1,621          2,184            856              260          1,204
                           ----------      ----------     ----------       --------       ----------       --------
    Income (loss) before
      minority
      interest...........       3,162         (76,027)          (425)        (8,513)
Minority interest........          --              --             --          2,847
                           ----------      ----------     ----------       --------       ----------       --------
    Net income (loss)....  $    3,162      $  (76,027)    $     (425)      $ (5,666)      $     (276)      $    733
                           ==========      ==========     ==========       ========       ==========       ========
Net income (loss)
  applicable to common
  stock..................  $   (2,096)     $  (82,390)    $     (425)      $ (6,143)      $     (276)      $    469
                           ==========      ==========     ==========       ========       ==========       ========
INCOME (LOSS) PER COMMON
  SHARE -- BASIC AND
  DILUTED:
Net income (loss) per
  common share before
  preferred dividends....                                                  $  (1.18)                       $   0.05
Dividend requirement on
  pay-in-kind preferred
  stock..................                                                     (0.10)                          (0.02)
                                                                           --------                        --------
Net income (loss) per
  common share...........                                                  $  (1.28)                       $   0.03
                                                                           ========                        ========

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                  GRANT
                          --------------------------------------------------------------------------------------
                                                                                 ACCUMULATED
                            CUMULATIVE               ADDITIONAL                     OTHER            TOTAL
                            PAY-IN-KIND     COMMON    PAID-IN     ACCUMULATED   COMPREHENSIVE    STOCKHOLDERS'
                          PREFERRED STOCK   STOCK     CAPITAL       DEFICIT        INCOME       EQUITY (DEFICIT)
                          ---------------   ------   ----------   -----------   -------------   ----------------
Beginning balances......      $    --        $--      $    --       $    --         $  --           $    --
  Net loss..............           --         --           --        (5,666)           --            (5,666)
  Common stock, one
     share issued.......           --         --           --            --            --                --
  Cumulative preferred
     stock issued.......       19,571         --           --            --            --            19,571
  Effectively issued
     4,590,055 shares of
     common stock for
     majority investment
     in Solid State.....           --          5        7,195            --            --             7,200
  "As if" pooling effect
     of Solid State.....           --         --           --        (2,952)           --            (2,952)
  Common stock, one
     share issued.......           --         --           --            --            --                --
  Issued 62,500 shares
     of common stock for
     principal
     shareholder's
     exchange of
     warrants in Solid
     State..............           --         --          144            --            --               144
  Issued 9,499,998
     shares to principal
     stockholders in
     accordance with the
     Plan...............           --          9       33,939            --            --            33,948
  Converted 9.571
     preferred shares to
     Subordinated
     Note...............       (9,571)        --           --            --            --            (9,571)
  Dividend-Preferred
     Stock..............           --         --           --          (215)           --              (215)
  Other comprehensive
     income.............           --         --           --            --          (467)             (467)
                              -------        ---      -------       -------         -----           -------
Balances at December 31,
  1997..................      $10,000        $14      $41,278       $(8,833)        $(467)          $41,992
  Net income............           --         --           --           733            --               733
  Other comprehensive
     income.............           --         --           --            --           387               387
                              -------        ---      -------       -------         -----           -------
Balance at March 31,
  1998 (unaudited)......      $10,000        $14      $41,278       $(8,100)        $ (80)          $43,112
                              =======        ===      =======       =======         =====           =======

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                              GGI
                                  --------------------------------------------------------------------------------------------
                                    $2.4375
                                  CONVERTIBLE     SERIES A
                                  EXCHANGEABLE   CONVERTIBLE    JUNIOR       CUMULATIVE               ADDITIONAL
                                   PREFERRED      PREFERRED    PREFERRED     PAY-IN-KIND     COMMON    PAID-IN     ACCUMULATED
                                     STOCK          STOCK        STOCK     PREFERRED STOCK   STOCK     CAPITAL       DEFICIT
                                  ------------   -----------   ---------   ---------------   ------   ----------   -----------
Balances at December 31,
  1994.........................       $22            $--        $1,490           $--          $24      $111,968     $ (87,105)
  Net income...................        --             --            --            --           --            --         3,162
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........        --             --            --            --           --            86            --
  Proceeds from sale of 15,000
    shares under the Incentive
    Stock Option Plan..........        --             --            --            --           --            11            --
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....        --             --            --            --           --            57            --
                                      ---            ---        ------           ---          ---      --------     ---------
Balances at December 31,
  1995.........................        22             --         1,490            --           24       112,122       (83,943)
  Net loss.....................        --             --            --            --           --            --       (76,027)
  Common stock issued in
    connection with obtaining
    equipment and short- and
    long-term financing........        --             --            --            --           --           389            --
  Issuance of 143,000 shares of
    $2.4375 Convertible
    exchangeable preferred
    stock, net of non-cash
    issuance costs of
    $171,000...................         1             --            --            --           --         1,372            --
  Issuance of 70,000 shares of
    Series A convertible
    preferred stock............        --              1            --            --           --         6,999            --
  Conversion of convertible
    debentures.................        --             --            --            --            7         2,767            --
  Conversion of Series A
    convertible preferred
    stock......................        --             (1)           --            --            9            (8)           --
  Proceeds from the exercise of
    200,000 warrants...........        --             --            --            --            1           150            --
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........        --             --            --            --           --           129            --
  Proceeds from sale of 125,000
    shares under the Incentive
    Stock Option Plan..........        --             --            --            --           --           145            --
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....        --             --            --            --           --           138            --
                                      ---            ---        ------           ---          ---      --------     ---------
  Balances at December 31,
    1996.......................       $23            $--        $1,490           $--          $41      $124,203     $(159,970)
                                      ---            ---        ------           ---          ---      --------     ---------

                                       GGI
                                 ----------------

                                      TOTAL
                                  STOCKHOLDERS'
                                 EQUITY (DEFICIT)
                                 ----------------
Balances at December 31,
  1994.........................      $ 26,399
  Net income...................         3,162
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........            86
  Proceeds from sale of 15,000
    shares under the Incentive
    Stock Option Plan..........            11
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....            57
                                     --------
Balances at December 31,
  1995.........................        29,715
  Net loss.....................       (76,027)
  Common stock issued in
    connection with obtaining
    equipment and short- and
    long-term financing........           389
  Issuance of 143,000 shares of
    $2.4375 Convertible
    exchangeable preferred
    stock, net of non-cash
    issuance costs of
    $171,000...................         1,373
  Issuance of 70,000 shares of
    Series A convertible
    preferred stock............         7,000
  Conversion of convertible
    debentures.................         2,774
  Conversion of Series A
    convertible preferred
    stock......................            --
  Proceeds from the exercise of
    200,000 warrants...........           151
  Restricted common stock
    issued under the Incentive
    Stock Option Plan..........           129
  Proceeds from sale of 125,000
    shares under the Incentive
    Stock Option Plan..........           145
  Restricted common stock
    issued under the Employee
    Retirement Savings Plan....           138
                                     --------
  Balances at December 31,
    1996.......................      $(34,213)
                                     --------

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                       GGI                      GRANT            GGI            GRANT
                                       -----------------------------------   ------------   -------------   -------------
                                                              NINE MONTHS    THREE MONTHS   THREE MONTHS    THREE MONTHS
                                           YEAR ENDED            ENDED          ENDED           ENDED           ENDED
                                          DECEMBER 31,       SEPTEMBER 30,   DECEMBER 31,     MARCH 31,       MARCH 31,
                                       -------------------   -------------   ------------   -------------   -------------
                                         1995       1996         1997            1997           1997            1998
                                       --------   --------   -------------   ------------   -------------   -------------
                                                                                             (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................  $  3,162   $(76,027)     $  (425)       $(5,666)        $  (276)       $    733
  Adjustments to reconcile net
    income/ (loss) to net cash
    provided by operating activities:
    Special charge for asset
      impairment.....................        --      5,802           --          6,369              --              --
    Provision for doubtful
      accounts.......................        --      5,511           --             --              --             200
    Depreciation and amortization
      expense........................     9,424     11,500        8,432          4,594           2,611           5,289
    Deferred costs amortization......    12,550     29,528           --             --              --              --
    Loss on sale of subsidiaries.....        --        198           --             --              --              --
    (Gain) loss on the sale of fixed
      assets.........................      (212)       (25)          39            132              28             (27)
    Gain on insurance claim..........    (1,247)        --           --             --
    Exchange loss (gain).............      (102)       251           98            (77)           (146)            247
    Other non-cash items.............       191        328          225         (2,544)             --               7
Changes in assets and liabilities,
  excluding effects of divestitures:
(Increase) decrease in:
  Accounts receivable................   (14,828)    13,346        2,375            694          (1,535)        (12,034)
  Inventories........................        27        914          (27)            --              --               5
  Prepaids...........................    (1,701)     1,228         (538)        (1,220)            492            (618)
  Work-in-Process....................   (18,439)   (24,969)        (268)        (1,101)         (2,306)            459
  Other assets.......................      (521)     1,846       (1,031)           983            (305)            613
Increase (decrease) in:
  Accounts payable...................    10,637      9,328        3,143         (1,237)          2,616           2,632
  Accrued expenses...................     1,046      5,059          830          1,759           2,705               4
  Foreign income taxes payable.......       122        390        1,767            487             351             824
  Other liabilities and deferred
    credits..........................     2,650      7,973       (2,320)         2,213           2,546           1,248
Change in pre-petition liabilities
  subject to Chapter 11 case:
    Accounts payable.................        --         --       (2,226)            --            (636)             --
    Accrued expenses.................        --       (125)      (1,732)            --          (2,236)             --
    Foreign income tax payable.......        --         --         (194)            --            (150)             --
    Other liabilities and deferred
      credits........................        --     (1,402)      (3,622)            --          (1,637)             --
                                       --------   --------      -------        -------         -------        --------
      Net cash provided by (used in)
         operating activities........     2,759     (9,346)       4,526          5,386           2,122            (418)

                                                        (Continued on next page)

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   GGI                        GRANT           GGI           GRANT
                                  --------------------------------------   ------------   ------------   ------------
                                                            NINE MONTHS    THREE MONTHS   THREE MONTHS   THREE MONTHS
                                        YEAR ENDED             ENDED          ENDED          ENDED          ENDED
                                       DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                  ----------------------   -------------   ------------   ------------   ------------
                                    1995          1996         1997            1997           1997           1998
                                  --------      --------   -------------   ------------   ------------   ------------
                                                                                          (UNAUDITED)    (UNAUDITED)
Cash flows from (used in)
  investing activities:
  Capital expenditures, net.....   (13,757)      (10,339)      (6,751)        (3,994)         (1,243)        (4,166)
  Proceeds from the sale of
    assets......................       255            25           20            182               5            220
  Proceeds from the sale of
    subsidiaries/businesses.....        --            39           --             --              --             --
  Insurance proceeds from arson
    damage, net of losses
    incurred....................     1,351            --           --             --              --             --
  Acquisition of the minority
    interest in Solid State.....        --            --           --        (15,903)             --             --
  Restricted cash...............     2,879            94           --             --              --             --
                                  --------      --------      -------        -------        --------       --------
      Net cash used in investing
        activities..............    (9,272)      (10,181)      (6,731)       (19,715)         (1,238)        (3,946)
Cash flows from provided by
  (used in) financing
  activities:
  Proceeds from the exercise of
    stock options and
    warrants....................        11           296           --             --              --             --
  Proceeds from issuance of
    $2.4375 preferred stock, net
    of issuance costs...........        --         1,544           --             --              --             --
  Proceeds from issuance of
    Series A preferred stock....        --         7,000           --             --              --             --
  Debt issue cost...............        --            --           --             --              --         (3,796)
  Borrowings made during the
    period......................    89,950       122,354        4,207         31,270              --        100,279
  Repayment on borrowings during
    the period..................   (83,032)     (105,757)      (1,838)       (15,363)             (3)       (74,179)
  Proceeds from the issuance of
    Common Stock................        --            --           --         33,948              --             --
  Repayment of debt due to
    GGI.........................        --            --           --        (34,783)             --             --
  Pre-petition liabilities
    subject to Chapter 11 case:
    Borrowings under credit
      facility..................        --         3,612       49,385             --          12,943             --
    Repayment on borrowings.....        --        (3,382)     (50,465)            --         (16,794)            --
                                  --------      --------      -------        -------        --------       --------
    Net cash provided (used by)
      by financing activities...     6,929        25,667        1,289         15,072          (3,854)        22,304
Effect of exchange rate changes
  on cash.......................      (173)         (415)        (238)           160              24            (42)
                                  --------      --------      -------        -------        --------       --------
  Net increase (decrease) in
    cash and cash equivalents...       243         5,725       (1,154)           903          (2,946)        17,898
Cash and cash equivalents at
  beginning of period...........       804         1,047        6,772          6,190           6,772          7,093
                                  --------      --------      -------        -------        --------       --------
Cash and cash equivalents at end
  of period.....................  $  1,047      $  6,772      $ 5,618        $ 7,093        $  3,826       $ 24,991
                                  ========      ========      =======        =======        ========       ========

  SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES. SEE
                                    NOTE 17.

          See accompanying notes to consolidated financial statements.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
           FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED) AND
                           MARCH 31, 1998 (UNAUDITED)

(1) BASIS OF PRESENTATION

     Effective September 30, 1997, in connection with the plan of reorganization (the "Plan"), Grant Geophysical, Inc. ("Grant"), which was formerly known as Grant Acquisition Corporation, acquired substantially all of the assets and assumed certain liabilities of GGI Liquidating Corporation ("GGI"), which was formerly known as Grant Geophysical, Inc. Elliott Associates L.P. ("Elliott") and Westgate International, L.P. ("Westgate") (collectively known as the "Principal Stockholders") own all of the issued and outstanding common and preferred stock of Grant. The general partners of Elliott are Paul E. Singer and Braxton Associates, L.P. The general partner of Westgate is Hambledon, Inc., a corporation controlled by Braxton Associates, L.P. Elliott and Westgate are each managed by Stonington Management Corporation, a corporation controlled by Mr. Singer. For financial statement purposes, the purchase of GGI's assets by Grant was accounted for as a purchase acquisition. The purchase price was allocated between the fair value of the GGI assets purchased and liabilities assumed, and Grant recorded goodwill of approximately $21.0 million. The effects of the acquisition have been reflected in Grant's assets and liabilities at that date.

     At September 30, 1997, Elliott held 5,888,565 shares or 40.7% and Westgate held 3,291,544 shares, or 23.3% of the outstanding common shares of Solid State Geophysical, Inc. ("Solid State Stock"). As of September 30, 1997, Elliott and Westgate combined owned a controlling interest in both Solid State Geophysical, Inc. ("Solid State") and Grant. As such, as of that date, Elliott and Westgate were deemed to have transferred their ownership in Solid State to Grant in exchange for 4,590,055 shares of Grant Common Stock. This transaction was accounted for as an exchange of ownership interests between entities under common control and the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling-of-interests. In November 1997, Grant, through a wholly owned Canadian subsidiary, initiated a tender offer for all of the outstanding common shares of Solid State not held by Grant. In connection with the tender offer, Elliott and Westgate transferred its ownership in Solid State to Grant in exchange for 4,652,555 shares of Grant Common Stock and agreed to loan Grant $15.8 million to pay for shares tendered in the tender offer and costs incurred in connection with such tender offer. Upon the expiration of the Tender Offer on December 19, 1997, Grant held approximately 99% of the outstanding shares of Solid State Stock. On December 23, 1997, because Grant acquired over 90% of the outstanding shares of Solid State Stock not already held by Grant qualified to exercise its statutory right under Canadian law to acquire the remaining shares of Solid State Stock on the same terms and at the same price as the Tender Offer. On December 23, 1997 after exercising these statutory rights, Solid State became an indirect wholly owned subsidiary of Grant. The acquisition of the unaffiliated minority interest under the tender offer was accounted for under the purchase method of accounting at the date of acceptance. Grant recorded goodwill of approximately $15.3 million in connection with the acquisition of the unaffiliated minority interest.

     As a result, Grant's consolidated balance sheets as of December 31, 1997 and March 31, 1998 and statement of operations and cash flows for the three months ended December 31, 1997 and March 31, 1998 are presented using Grant's new basis of accounting, while the consolidated balance sheet of GGI as of December 31, 1996 and the consolidated statements of operations and cash flows for the two years ended December 31, 1996, the nine-months ended September 30, 1997 and the three months ended March 31, 1997 are presented using GGI's historical cost basis of accounting. Because of the recent acquisition and related adjustment of assets and liabilities to fair value as of December 31, 1997, the carrying value of Grant's financial assets and liabilities approximates fair value.

     Presented below is the unaudited pro forma effect of the combination of Solid State and Grant. Pro forma adjustments have been made to record the consummation of the Plan and certain related transactions, the issuance

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of a subordinated note in exchange for 9,571.162 shares of Grant preferred stock (see Note 9 for a discussion of the subordinated note), the Acquisition, which includes the transfer of shares of Solid State Stock to Grant by the Principal Stockholders, which has been accounted for as an exchange of ownership interest between entities under common control (as-if-pooling) and the acquisition of the unaffiliated minority interest of Solid State, which has been accounted for as a purchase. The unaudited pro forma information gives effect to the transaction as if was completed as of January 1, 1996.

                                                                FOR THE YEAR        FOR THE YEAR
                                                                    ENDED               ENDED
                                                              DECEMBER 31, 1996   DECEMBER 31, 1997
                                                              -----------------   -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................................................      $138,155            $173,865
                                                                  ========            ========
Net Loss....................................................      $(84,569)           $ (8,522)
                                                                  ========            ========
Net Loss applicable to common stock.........................      $(85,619)           $ (9,572)
                                                                  ========            ========
Basic loss per share........................................      $  (5.95)           $  (0.67)
                                                                  ========            ========

     On December 6, 1996, (the "Petition Date") GGI filed for protection under the United States Bankruptcy Code and began its reorganization under the supervision of the Bankruptcy Court. The reorganization was precipitated by several factors, including overly rapid and underfinanced expansion in the United States and Latin American markets, costs related to the development of a proprietary data recording system and poor operational results in the United States and certain international markets. These factors impaired GGI's ability to service its indebtedness, finance its existing capital expenditure requirements and meet its working capital needs. In addition, GGI was unable to raise additional equity, causing a disproportionate reliance on debt financing and equipment leasing. In connection with the reorganization, GGI replaced its senior management, disposed of unprofitable operations and developed the Plan, which was consummated on September 30, 1997 (the "Effective Date") with the purchase by Grant of substantially all of the assets and the assumption certain liabilities of GGI. GGI is currently in liquidation and will distribute all of its assets pursuant to the Plan. Upon the completion of its asset distribution, GGI will dissolve and cease to exist.

     Grant was incorporated in Delaware in September 1997. The Company has several wholly owned subsidiaries incorporated in the United States and certain foreign jurisdictions and has established branch operations in various foreign jurisdictions. The Company provides the petroleum industry with land and transition zone seismic data acquisition services and operates or has operated seismic crews in areas of oil and gas exploration in the United States, Canada, Latin America, the Far East, the Middle East and Africa.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Unaudited Interim Financial Information

     The balance sheet of Grant as of March 31, 1998 and the related statements of operations and cash flows for the three months ended March 31, 1998 and GGI's statements of operations and cash flows for the three months ended March 31, 1997 are unaudited. In the opinion of management, the accompanying unaudited condensed financial statements of Grant and its consolidated subsidiaries contain all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations for the three months ended March 31, 1998.

  Going Concern Considerations--GGI

     The accompanying financial statements of GGI have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. As

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

described earlier, GGI is in the process of distributing its assets pursuant to the Plan and will be dissolved. These matters raise substantial doubt about GGI's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that may result from the Plan and the distribution of assets pursuant thereto.

  Principles of Consolidation

     Each of the consolidated financial statements include the accounts of GGI or Grant and all of their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Minority Interest

     The minority interest calculated on the Consolidated Statement of Operations is computed based on the minority ownership percentage in Solid State during the fourth quarter of 1997. This minority interest was extinguished by the tender offer and Solid State is a wholly owned subsidiary of Grant.

  Revenues

     Revenues from data acquisition are recognized based on contractual rates set forth in the related contract. If the contract only provides a rate for the completed service, revenue and any unearned revenue recorded is recognized based on the percentage of the work effort completed compared with the total work effort involved in the contract.

  Cash and Cash Equivalents

     For purposes of the consolidated statement of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. There were no investments at December 31, 1996, $510,000 at December 31, 1997 and $18.1 million (unaudited) at March 31, 1998.

  Restricted Cash

     At December 31, 1996, 1997 and March 31, 1998 (unaudited), restricted cash included three certificates of deposit totaling $321,000 which are pledged as collateral for letters of credit.

  Inventories

     Inventories, which consist primarily of miscellaneous supplies, are stated at lower of cost or market. Cost is determined using the specific identification method.

  Work in Process

     Expenses related to the work in progress of seismic crews are deferred and recognized over the performance of the contract.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Depreciation is provided principally by the straight-line method over the estimated useful lives of the various classes of assets as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................  5-10
Data processing equipment...................................   3-5
Office equipment............................................  5-10
Seismic exploration and transportation equipment............  3-10

     Plant and equipment held under capital leases are amortized by the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to operations. Betterments and major renewals are capitalized.

  Multi-Client Data Library

     The costs incurred in acquiring and processing multi-client seismic data owned by the Company are capitalized. During the twelve month period beginning with the initiation of acquisition of each multi-client survey, costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. Thereafter, amortization of remaining capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or straight line over four years.

     On a quarterly basis, management estimates the residual value of each survey, and additional amortization is provided if the remaining revenues reasonably expected to be obtained from any survey are less than the carrying value of such survey.

  Asset Impairment

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Long-lived assets and certain identifiable intangibles are written down to their current fair value whenever events or changes in circumstances indicate that the carrying amount of these assets are not recoverable. These events or changes in circumstances may include but are not limited to a significant change in the extent in which an assets is used, a significant decrease in the market value of the asset, or a projection or forecast that demonstrates continuing losses associated with an asset. If an impairment is determined, the asset is written down to its current fair value and a loss is recognized.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited. Accumulated amortization was $175,000 as of December 31, 1997. Grant assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Grant's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The goodwill created in the purchase of GGI's assets is amortized over 30 years and the goodwill created in the acquisition of Solid State is amortized over 20 years.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reorganization Costs

     Reorganization costs consist of professional fees and similar types of expenditures directly related to GGI's chapter 11 proceeding, and are expensed as incurred. During 1996 and nine months ended September 30, 1997, GGI had incurred approximately $412,000 and $3,543,000 of reorganization costs.

  Foreign Exchange Gains and Losses

     Grant has determined that the United States ("U.S.") dollar is its primary functional currency in all foreign locations with the exception of its Canadian subsidiaries. Accordingly, these foreign entities (other than Canada) translate property and equipment (and related depreciation) and inventories into U.S. dollars at the exchange rate in effect at the time of their acquisition while other assets and liabilities are translated at year-end rates. Operating results (other than depreciation) are translated at the average rates of exchange prevailing during the year. Remeasurement gains and losses are included in the determination of net income and are reflected in other income (deductions) (See
Note 16). The Canadian subsidiaries use the Canadian dollar as their functional currency and translate all assets and liabilities at year-end exchange rates and operating results at average exchange rates prevailing during the year. Adjustments resulting from the translation of assets and liabilities are recorded in the cumulative foreign currency translation adjustment account in stockholders' equity. Grant does not presently use derivatives or forward foreign exchange hedging contracts.

  Income Taxes

     The Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Post-Employment Benefits

     SFAS No. 112, "Employer's Accounting for Post-Employment Benefits," requires companies to account for benefits to former or inactive employees after employment but before retirement on the accrual basis of accounting. Post-employment benefits include every form of benefit provided to former or inactive employees, their beneficiaries and covered dependents. Benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits, disability-related benefits (including workers' compensation), job training and counseling, and continuation of benefits such as health care benefits and life insurance coverage. Adoption of SFAS No. 112 did not materially affect GGI's consolidated results of operations or financial position.

  Income (Loss) Per Common Share

     Statement of Financial Accounting Standards No. 128, "Earnings per Share," specifies new measurement, presentation and disclosure requirements for earnings per share and is required to be applied retroactively upon

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

initial adoption. Grant has adopted SFAS No. 128 effective December 31, 1997, and accordingly, has restated herein all previously reported earnings per share data. Earnings per share data have not been presented for GGI as this information is not meaningful.

     Basic income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period without any dilutive effects considered. Diluted income (loss) per common share reflects dilution for all potentially dilutive securities including warrants and convertible securities. The income (loss) is adjusted for by cumulative preferred stock dividends in calculating net income (loss) attributable to the common shareholder.

  Stock Based Compensation

     The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method for accounting for stock-based compensation plans either through recognition or disclosure. Grant has elected to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," where compensation costs are not recognized in the Company's stock option plans.

     Had GGI adopted SFAS No. 123 for options granted after January 1, 1995, GGI's net loss for the years ended December 31, 1995 and 1996 would have been increased as follows (in thousands):

                                                                    GGI
                                                 -----------------------------------------
                                                        1995                  1996
                                                 -------------------   -------------------
                                                    AS                    AS
                                                 REPORTED   PROFORMA   REPORTED   PROFORMA
                                                 --------   --------   --------   --------
Net loss applicable to common stock............  $(2,096)   $(2,215)   $(82,390)  $(82,612)

     For purposes of determining compensation costs using the provisions of SFAS 123, the fair value of option grants were determined using the Black-Scholes option-valuation model. The key input variables used in valuing the options were: risk-free interest rate of 8.5%; dividend yield of zero; stock price volatility of 70%; expected option lives of four years.

     Pursuant to the Plan, GGI's capital stock was canceled on the Effective Date. As a result, GGI's Amended 1989 Long-Term Incentive Plan was also canceled. As of December 31, 1997, Grant had not granted any awards under the 1997 Equity and Performance Plan. Therefore, the effect of SFAS No. 123 for the nine months ended September 30, 1997 and the three months ended December 31, 1997 have not been presented.

  Reclassifications

     Certain amounts previously reported have been reclassified in order to ensure comparability between the periods reported.

  Recent Accounting Pronouncements

     The FASB issued "Reporting Comprehensive Income" ("SFAS 130") regarding standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company adopted SFAS 130 in the first quarter of 1998.

     The FASB issued "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") regarding disclosures about segments of an enterprise and related information. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for periods beginning after December 15, 1997. Grant will adopt SFAS 131 in the fourth quarter of 1998.

(3) PRE-PETITION LIABILITIES SUBJECT TO GGI'S CHAPTER 11 CASE

     As a result of GGI's chapter 11 reorganization proceedings, all pre-petition liabilities of GGI outstanding at December 31, 1996 were classified as pre-petition liabilities subject to Chapter 11 case. The terms and amounts due are subject to the conditions of the Plan confirmed on September 15, 1997. GGI's secured and unsecured debt at December 31, 1996 was as follows (dollars in thousands):

                                                                     DECEMBER 31, 1996
                                                              --------------------------------
                                                                        PRE-PETITION
                                                                          ACCRUED
                                                              AMOUNT      INTEREST      TOTAL
                                                              -------   ------------   -------
SECURED DEBT:
  Revolving line of credit, 12.7%-14.7%(A)..................  $11,774      $   --      $11,774
  Equipment notes payable, 7.3%-12.0%(A)....................   16,594         557       17,151
  Other notes payable, 10.7%-15.0%(A).......................    5,560         302        5,862
  Capital lease obligations, 9.0%-27.0%(A)..................    8,971         198        9,169
  Other Claims..............................................    1,662          --        1,662
                                                              -------      ------      -------
                                                              $44,561      $1,057      $45,618
                                                              =======      ======      =======

                                                                     DECEMBER 31, 1996
                                                              --------------------------------
                                                                        PRE-PETITION
                                                                          ACCRUED
                                                              AMOUNT      INTEREST      TOTAL
                                                              -------   ------------   -------
UNSECURED DEBT:
  Convertible Debentures, 8%(A).............................  $   350      $   --      $   350
  Other notes payable, 6%-22%(A)............................   11,266         158       11,424
  Capital lease obligations, 12%-37%(A).....................      687          37          724
  Trade Accounts Payable....................................   23,718          --       23,718
  Accrued Expenses..........................................    2,956          --        2,956
  Other liabilities and deferred credits....................    5,454          --        5,454
                                                              -------      ------      -------
                                                               44,431         195       44,626
                                                              -------      ------      -------
     TOTAL..................................................  $88,992      $1,252      $90,244
                                                              =======      ======      =======

------------

(A) Represents contractual stated interest rates.

     On February 4, 1997, the Court approved a Financing Order that authorized GGI to enter into an agreement to obtain secured post-petition financing with its primary working capital lender (the "Lender") under which agreement the Lender continued to advance funds to GGI for its operations. The Financing Order was amended

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

by order of the Court on April 9, 1997. Pursuant to the Amended Financing Order, the Lender agreed to make revolving advances not to exceed $12,500,000. The advances are not to exceed a borrowing base equal to a percentage of certain trade accounts receivable and an overadvance amount. The maximum permitted overadvance was $7,000,000 through September 30, 1997 when the Amended Financing Order expired. A $125,000 fee was paid to the Lender. Interest accrued at prime plus 3.75% on the advance funds and prime plus 7.25% on the overadvance funds. Pursuant to the Plan, all loans made under the Financing Order were paid in full on September 30, 1997.

     On August 22, 1996, GGI amended a two-year term loan agreement with a secured lender to increase the principal amount to $5,000,000. Interest on such debt at the rate of 13.5% has been accruing since the petition date. Pursuant to the Plan, this loan was paid in full December 31, 1997.

     Agreements with certain lenders and lessors were reached and pursuant to the Plan, GGI made payments of adequate protection in varying amounts. Pursuant to the Plan, each of these loans and leases was paid in full or are included in the liabilities assumed by Grant (see Note 9).

     On March 27, 1996, GGI issued $3,000,000 of its 8% Convertible Debentures ("Debentures") due December 31, 1999. The Debentures were convertible, at the option of the purchaser, into shares of GGI's Common Stock at a conversion price of 80% of the five day average low trading price prior to the conversion election of the Common Stock, provided that such 80% figure is increased to 100% if the Debentures were converted within 45 days of the Closing Date. As of December 31, 1996, approximately $2,650,000 of the Debentures had been converted into 3,400,261 shares of GGI's Common Stock. The remaining amount is an unsecured debt of GGI which will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. This amount remained outstanding at December 31, 1996 and will receive the recovery, if any, afforded to allowed unsecured creditors pursuant to the Plan.

     Prior to the Petition Date, interest was accrued on all debt instruments based on contractual rates. Interest was accrued on all secured equipment notes payable and capital leases based on renegotiated rates of 7% to 11.09% from December 7, 1996. All unsecured and undersecured debt were not entitled to accrue interest since the Petition Date. Interest expense, based on contractual rates of debt instruments, would have been approximately $7,667,000 for the year ended December 31, 1996. Interest expense for the nine months ended September 30, 1997 and the three months ended December 31, 1997, has been accrued at the renegotiated contractual rates.

(4) SPECIAL CHARGE FOR ASSET IMPAIRMENT

     GGI

     In 1994 GGI began development of a proprietary data recording system, which was intended to replace an older recording system used in transition zone areas. Problems with software design and hardware availability resulted in numerous delays and substantial cost overruns. In addition, the completed system did not meet performance expectations. Consequently, at December 31, 1996, GGI reduced the carrying value of the proprietary data recording system which was not expected to generate future cash flows adequate to support current carrying values. Accordingly, a $5,802,000 charge for asset impairment was recorded during the fourth quarter of 1996.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     GRANT

     In the fourth quarter of 1997 certain assets of Solid State were written down to reflect their fair value in accordance with the asset impairment policy. Accordingly, Grant recorded a $6,369,000 special charge for asset impairment in the fourth quarter of 1997. This charge primarily consisted of $5,869,000 relating to the multi-client data library and $500,000 relating to miscellaneous assets held by Solid State.

(5) SUMMARY OF OPERATIONS

     A summary of operations by geographical area follows (dollars in thousands):

                                                                 GGI                        GRANT
                                                --------------------------------------   ------------
                                                                          NINE MONTHS    THREE MONTHS
                                                      YEAR ENDED             ENDED          ENDED
                                                     DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                ----------------------   -------------   ------------
                                                  1995          1996         1997            1997
                                                --------      --------   -------------   ------------
Total revenues:
  Canada......................................  $     --      $     --      $    --        $ 4,468
  United States...............................    47,849        42,074       41,267         12,458
  Middle East.................................       786            --           --             --
  Africa......................................    14,208           904           --            348
  Colombia....................................     4,535        12,722       19,797          2,836
  Peru........................................    13,719        27,490        2,696             --
  Other Latin America.........................     7,278        16,921       20,074         13,147
  Far East....................................     3,621         5,412        8,871          4,611
                                                --------      --------      -------        -------
                                                $ 91,996      $105,523      $92,705        $37,868
                                                ========      ========      =======        =======
Operating income (loss):
  Canada......................................  $     --      $     --      $    --        $(1,488)
  United States...............................     4,575       (35,920)      (1,924)        (7,634)
  Middle East.................................       285          (144)          --              5
  Africa......................................     1,130        (4,281)          --            (74)
  Europe......................................      (821)         (922)          --             --
  Colombia....................................      (271)          (94)       4,750            137
  Peru........................................     1,205       (19,804)           4             --
  Other Latin America.........................      (714)       (4,744)       1,619          2,347
  Far East....................................      (390)          (61)       2,345          1,674
                                                --------      --------      -------        -------
                                                $  4,999      $(65,970)     $ 6,794        $(5,033)
                                                ========      ========      =======        =======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                  GGI           GRANT
                                                              ------------   ------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Identifiable assets:
  Canada....................................................    $    --        $ 35,278
  United States.............................................     36,956          79,089
  Africa....................................................         --             504
  Europe and the Middle East................................         41             461
  Colombia..................................................      9,233           9,750
  Peru......................................................     10,354              --
  Other Latin America.......................................      9,210          21,530
  Far East..................................................      2,701           7,351
                                                                -------        --------
     Total identifiable assets..............................     68,495         153,963
  Corporate assets..........................................      1,628           1,741
                                                                -------        --------
                                                                $70,123        $155,704
                                                                =======        ========

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In 1995, revenue from a nationalized oil company totaled approximately $10,048,000 (11%). Revenues from a U.S. based international oil company were approximately $12,683,000 (14%) and $20,233,000 (19%) for the years ended December 31, 1995 and 1996, respectively. For the nine months ended September 30, 1997, revenues from three oil companies, one domestic and two international, were approximately $14,008,000 (15%), $9,924,000 (11%), $8,895,000 (10%).

(6) DIVESTITURES

     During the fourth quarter of 1996, GGI sold the stock of its Venezuela subsidiary and also entered into an agreement to sell the stock of its Nigeria subsidiary. The sale of the Nigeria subsidiary was finalized in April 1997. Proceeds from these sales totaled approximately $380,000. Other than a $198,000 loss recognized on these sales in 1996, these transactions did not have a significant impact on GGI's operating results.

(7) PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment follows:

                                                                        ACCUMULATED
                            GGI                                COST     DEPRECIATION
                            ---                               -------   ------------
                                                              (DOLLARS IN THOUSANDS)
December 31, 1996
  Land......................................................  $   231     $    --
  Buildings and improvements................................    1,397         202
  Plant facilities and store fixtures.......................    1,703       1,041
  Machinery and equipment...................................   90,892      55,312
                                                              -------     -------
                                                              $94,223     $56,555
                                                              =======     =======

                                                                        ACCUMULATED
                           GRANT                               COST     DEPRECIATION
                           -----                              -------   ------------
                                                              (DOLLARS IN THOUSANDS)
December 31, 1997
  Land......................................................  $   427     $    --
  Buildings and improvements................................    1,548          42
  Plant facilities and store fixtures.......................      876         170
  Machinery and equipment...................................   70,151       8,286
                                                              -------     -------
                                                              $73,002     $ 8,498
                                                              =======     =======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) INCOME TAXES

     The composition of the income tax expense follows (dollars in thousands):

                                                                    GGI                     GRANT
                                                      --------------------------------   ------------
                                                                          NINE MONTHS    THREE MONTHS
                                                         YEAR ENDED          ENDED          ENDED
                                                        DECEMBER 31,     SEPTEMBER 30,   DECEMBER 31,
                                                      ----------------   -------------   ------------
                                                      1995       1996        1997            1997
                                                      ----      ------   -------------   ------------
Current:
  State.............................................  $ --      $   --      $   --           $ --
  Federal...........................................    --          --          --             --
  Foreign...........................................   391       1,621       2,184            856
Deferred:
  State.............................................    --          --          --             --
  Federal...........................................    --          --          --             --
  Foreign...........................................    --          --          --             --
                                                      ----      ------      ------           ----
     Income tax expense.............................  $391      $1,621      $2,184           $856
                                                      ====      ======      ======           ====

     At December 31, 1996, GGI had net operating losses ("NOLs") of approximately $173,000,000 available for carryforward for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 1997 and 2011. Since GGI will, in accordance with the Plan, be liquidated, approximately $150,000,000 of these NOLs will not be used and will expire at such time as GGI ceases to exist.

     Grant acquired approximately $23,000,000 of GGI's U.S. NOLs on September 30, 1997. The NOLs, if unused, will expire between 1998 and 2011. Future utilization of these NOLs will be restricted due to the change of ownership resulting from the Plan. Based on current valuations, use of these NOLs would be limited to approximately $704,000 annually.

     Grant also acquired approximately $13,536,000 of Solid State's U.S. NOLs on December 30, 1997. The NOLs, if unused, will expire between 1998 and 2011. Future utilization of approximately $9,760,000 of these NOLs will be restricted due to a change of ownership which occurred on February 25, 1997. Based on current valuations, the restriction would be approximately $125,000 annually.

     In addition, Grant acquired approximately $7,800,000 of Solid State's NOLs in Canada on December 30, 1997. The NOLs, if unused, will expire between 2000 and 2005. Future utilization of these NOLs is restricted to income arising in Canada from the same type of business operations that generated them.

     All of these acquired NOLs, when utilized, will first reduce goodwill and other noncurrent intangible assets related to the acquisition to zero, with any remaining tax benefits recognized as a reduction of income tax expense.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     The total income tax expense is different from the amount computed by applying the U.S. Federal income tax rate to income before income taxes. The reasons for these differences were as follows (dollars in thousands):

                                                                   GGI                     GRANT
                                                    ---------------------------------   ------------
                                                                         NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED           ENDED          ENDED
                                                      DECEMBER 31,      SEPTEMBER 30,   DECEMBER 31,
                                                    -----------------   -------------   ------------
                                                     1995      1996         1997            1997
                                                    ------   --------   -------------   ------------
U.S. Federal income tax expense (benefit) at
  statutory rate..................................  $1,208   $(25,298)     $  616         $(2,680)
Increases (reductions) in taxes from:
Foreign income tax rate more (less) than U.S. rate
  on foreign income...............................     110      4,712         741           1,648
Losses of the U.S. return group from which no
  benefit is expected.............................      --     22,207         827           1,888
Utilization of prior year losses for which no
  benefit was recognized..........................    (927)        --          --              --
                                                    ------   --------      ------         -------
Income tax expense recorded.......................  $  391   $  1,621      $2,184         $   856
                                                    ======   ========      ======         =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (dollars in thousands):

                                                                  GGI                        GRANT
                                                 --------------------------------------   ------------
                                                                           NINE MONTHS    THREE MONTHS
                                                       YEAR ENDED             ENDED          ENDED
                                                      DECEMBER 31,        SEPTEMBER 30,   DECEMBER 31,
                                                 ----------------------   -------------   ------------
                                                   1995          1996         1997            1997
                                                 --------      --------   -------------   ------------
Deferred tax asset:
Plant and equipment, principally due to
  differences in depreciation..................  $  1,890      $  3,841     $  5,042        $    666
Financing costs................................        --            --           --             244
Research and development costs.................        --            --           --             499
Allowance for doubtful accounts and other
  accruals.....................................        --         3,042           --              58
Net operating loss carryforwards...............    36,519        58,795        8,026          10,720
                                                 --------      --------     --------        --------
          Total................................    38,409        65,678       13,068          12,187
Deferred tax liability:
Plant and equipment, principally due to
  differences in depreciation..................        --            --           --            (339)
                                                 --------      --------     --------        --------
Net deferred tax asset.........................    38,409        65,678       13,068          11,848
                                                 --------      --------     --------        --------
Valuation allowance............................   (38,409)      (65,678)     (13,068)        (11,848)
                                                 --------      --------     --------        --------
Net deferred tax asset (liability).............  $     --      $     --     $     --        $     --
                                                 ========      ========     ========        ========

     The valuation allowance for deferred tax assets as of January 1, 1995 was $39,039,000. The net change in the total valuation allowance for the years ended December 31, 1995, 1996, the nine months ended September 30, 1997, and the three months ended December 31, 1997, was a decrease of $630,000, an increase of $27,269,000, a decrease of $52,610,000, and a decrease of $1,220,000, respectively.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(9) NOTES PAYABLE, LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND SUBORDINATED
    NOTE

     A summary of notes payable, long-term debt, and capital lease obligations was as follows (dollars in thousands):

                                                                GGI            GRANT          GRANT
                                                           -------------   -------------   -----------
                                                           DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                               1996            1997           1998
                                                           -------------   -------------   -----------
                                                                                           (UNAUDITED)
Revolving lines of credit:
  Prime plus 2%, due March 31, 1999 at December 31, 1997
     10.5%...............................................      $ --           $   800              --
  Term note--prime plus 2% at December 31, 1997 10.5%....        --            15,800              --
  Prime plus .75%, due February 17, 1997 at December 31,
     1997 6.75%..........................................        --             2,565              --
Equipment notes payable--10.7% to 10.75%, due
  1998-1999..............................................        --            13,989              --
Other notes payable--6.24% to 26.0%, due 1998-2005.......       589            25,051             497
Capital lease obligations--7.5% to 12.0%, due
  1998-2000..............................................        --             8,362           2,622
Senior Notes payable -- 9.75%, due 2008..................                                      99,224
Subordinated Note -- 10.5% due March 31, 1999............        --             9,786              --
                                                               ----           -------        --------
Total long term..........................................       589            76,353         102,343
Less current portion.....................................       589             1,158           1,052
                                                               ----           -------        --------
     Notes payable, long-term debt, capital lease
       obligations and subordinated note excluding
       current portion...................................      $ --           $75,195        $101,291
                                                               ====           =======        ========

     At the Petition Date all of GGI's notes payable, long-term debt and capital lease obligations were reclassified to Pre-Petition Liabilities Subject to Chapter 11 Case (see Note 3). At December 31, 1996, other notes payable consisted of a revolving line of credit maintained by a foreign subsidiary.

     As of March 18, 1998, all of the outstanding debt of Grant, with the exception of approximately $3.6 million relating to one capital lease obligation and one note payable, has been paid off with the proceeds of the Senior Notes (see below).

     On October 1, 1997, Grant and Elliott entered into a credit facility providing for a revolving loan facility under which Grant may borrow up to an aggregate principal amount of $5 million (at December 31, 1997 and March 31, 1998 $4.2 million (unaudited) and $5 million (unaudited) was available for borrowing, respectively). Grant is required to pay interest on the outstanding principal balance of revolving loans at a rate per annum equal to the prime rate plus 2%. On December 18, 1997, the credit facility was amended to provide for a term loan of $15.8 million in addition to the revolving loans. The proceeds of the term loan were used by Grant to purchase all of the stock of Solid State not already owned by Grant (see Note 1). The term loan was repaid with the proceeds of the Senior Notes on February 18, 1998 (see below). On June 5, 1998 the credit facility was amended to provide an aggregate borrowing capacity of up to $15 million (unaudited) and extend the term of the credit facility. The credit facility expires on March 31, 2000 at which time all obligations of Grant under the credit facility are due and payable. The loans under the credit facility are secured by all of Grant's assets and a pledge by Grant of certain notes and all the outstanding shares of capital stock of its subsidiaries. Each subsidiary of Grant has executed a guaranty in favor of Elliott, each of which guarantees payment of all Grant's obligations owed to Elliott under the credit facility. Each subsidiary has pledged its assets in favor of Elliott to secure its obligations under its respective guaranty. The credit facility contains restrictions which, among other things, prohibit Grant's right to pay dividends and limit its right to borrow money, purchase fixed assets or engage in certain types of

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

transactions without the consent of the lender. The credit facility was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     At December 31, 1997, a foreign credit facility between Solid State and its subsidiaries and a Canadian bank was in effect. Under this revolving facility Grant may borrow up to a principal amount of $3.6 million, secured by substantially all the assets of Solid State and by assignment of receivables and bears interest at Canadian prime rate plus .75%. There was approximately $2.6 million outstanding at December 31, 1997. This facility was paid in full on February 18, 1998 with the proceeds of the Senior Notes (see below), and was terminated. Following repayment of this note, the Solid State assets have been pledged by Grant to secure the loans from Elliott described above and each Solid State subsidiary has executed a guaranty in favor of Elliott in the form described above.

     On December 19, 1997 Elliott and Westgate exchanged 9,571.162 shares of preferred stock with a liquidation value of $9,571,162, plus accrued dividends of $215,000, for a subordinated note which bears interest at an annual rate of 10.5%. The instrument was paid in full on February 18, 1998 with the proceeds of the Senior Notes. (See below)

     The Company's equipment notes payable and capital lease obligations represent installment loans or capital lease obligations primarily related to the acquisition of seismic recording equipment. These instruments were paid in full on February 18, 1997 with the proceeds of the Senior Notes. (See below)

     At December 31, 1997, other notes payable included approximately $16.7 million due to Elliott from term loans entered into by Solid State during the period February 1997 through October 1997. In addition, there is approximately $6.5 million due by Solid State to the same Canadian bank that has the revolving facility described above. The remainder of the payable consists of local short-term credit lines in certain foreign subsidiaries. These instruments were paid in full on February 18, 1997 with the proceeds of the Senior Notes. (See below)

     On February 18, 1998, Grant completed an offering of $100 million face value 9 3/4% Senior Notes due 2008. The Notes bear interest from February 18, at a rate per annum set forth above payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. The net proceeds to Grant from the sale of the Notes was approximately $95.2 million after deducting the Initial Purchaser's discount and certain other estimated fees and expenses. Grant used the proceeds to repay approximately $74.5 million of the outstanding balance of debt and interest existing at December 31, 1997. This amount is comprised of approximately $73.0 million in principal and $1.5 million in interest.

     In connection with the sale of the Original Notes, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file with the Commission an Exchange Offer Registration Statement (the "Registration Statement"). The Registration Statement was filed on March 24, 1998, amended on May 8, 1998 and became effective on May 13, 1998. Pursuant to the Registration Statement, the Company has registered $100 million aggregate principal amount of its 9 3/4% Senior Notes Series B due 2008 (the "Exchange Notes" and together with the Original Notes, the "Notes") for which the holders of all outstanding Original Notes may exchange the aggregate principal amount of Original Notes for the aggregate principal amount of Exchange Notes. This offer is valid until 5:00 p.m., New York City time on June 12, 1998 (unless extended).

     The terms of the Exchange Notes are substantially identical in all respects to the terms of the Original Notes except that (i) the Exchange Notes will be freely transferable by holders thereof (except in certain circumstances) and are issued free of certain transfer restrictions and registration rights relating to the Original Notes and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer (subject to certain limited exemptions). The Exchange Notes will evidence the same debt as the Original Notes

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

and will be issued under and be entitled to the benefits of an Indenture dated as of February 18, 1998 governing the terms of the Original Notes and the Exchange Notes.

(10) LEASES

     The future minimum rental payments for Grant's various noncancelable operating leases at December 31, 1997 were as follows:

                                                                MINIMUM RENTALS OF
                                                                      GRANT
                                                                ------------------
                                                              (DOLLARS IN THOUSANDS)
                                                                    OPERATING
                                                                      LEASES
                                                                      ------
1998........................................................          $1,046
1999........................................................             632
2000........................................................             465
2001........................................................             205
2002........................................................             205
                                                                      ------
  Total.....................................................          $2,553
                                                                      ======

     The total rental expenses for each of the periods was as follows (dollars in thousands):

                    GGI                        GRANT
  ---------------------------------------   ------------
                             NINE MONTHS    THREE MONTHS
                                ENDED          ENDED
  YEAR ENDED DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
  -----------------------   -------------   ------------
     1995         1996          1997            1997
     ----         ----          ----            ----
    $1,880       $2,089         $830            $996

(11) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

  Cash and short-term financial instruments

     The carrying amount approximates fair value due to the short maturity of these instruments.

  Long-term notes receivable

     The fair value has been estimated using the expected future cash flows discounted at market interest rates which approximate its carrying value.

  Long-term debt

     The fair value of GGI's and Grant's long-term debt has been estimated based on quoted market prices for the same or similar issues, or on the current rates offered to GGI and Grant for debt of the same remaining maturities.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     As a result of the Plan certain long-term debt claims against GGI at December 31, 1996 will be settled at less than 100 percent of their value. However, distributions under the Plan have not been completed, and until such time as such distributions are completed, the fair value of these claims will continue to be uncertain.

(12) EMPLOYEE BENEFIT PLANS

  GGI Incentive Stock Option Plan

     On November 1, 1996, GGI's Amended 1989 Long-Term Incentive Plan (the "Plan") was amended to increase the shares of common stock reserved to cover the granting of options to purchase shares of Common Stock ("Options"), issuing of shares of Common Stock which are subject to vesting requirements or other restrictions ("Restricted Stock") and issuing of Stock Appreciation Rights ("SAR") to employees to 2,803,930 shares.

     GGI options were awarded at an option price determined by the Board of Directors, which was not less than 100% of fair market value or 110% of fair market value for employees already owning more than 10% of the voting power of all classes of stock. The options were exercisable either by the purchase of shares at the option price or as stock appreciation rights by which the employee received cash or stock equivalent in value of the difference between the option price and the market value of the stock at the exercise date. These options were to expire ten years from the date of grant and were exercisable as defined by the stock option plan. No stock appreciation rights were granted. Transactions for Options under the plan are summarized as follows:

                                                                            OPTION
                                                              SHARES        PRICE
                                                              ------        -----
Outstanding, December 31, 1994:
                                                                3,000    $       0.10
                                                              262,000     0.938-1.313
                                                               20,000            2.50
                                                              108,750            7.00
                                                             --------
                                                              393,750
     Granted...............................................   150,000            2.31
     Exercised.............................................   (15,000)     0.10-0.938
Outstanding, December 31, 1995:
                                                              250,000    $0.938-1.313
                                                              170,000      2.310-2.50
                                                              108,750            7.00
                                                             --------
                                                              528,750
     Granted...............................................   784,000     2.219-2.688
     Exercised.............................................  (125,000)    1.125-1.313
     Canceled..............................................  (125,000)    0.938-1.313
     Canceled..............................................  (700,000)    2.219-2.688
     Canceled..............................................   (45,000)           7.00
                                                             --------    ------------
Outstanding, December 31, 1996.............................   254,000    $2.219-2.688
Outstanding, December 31, 1996.............................    63,750            7.00
                                                                         ============
Exercisable, December 31, 1996.............................    56,000    $      2.310
Exercisable, December 31, 1996.............................    63,750            7.00
                                                                         ============

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Additionally, a plan amendment was approved, effective January 1, 1996, by the stockholders which permitted current and former non-employee directors of GGI to participate in the plan solely for the purpose of receiving Restricted Stock of GGI in lieu of part or all of the directors' fees. The shares of Restricted Stock were automatically issued on the first day of each calendar quarter following a calendar quarter of service. The fair market value of the Restricted Stock was deemed to be the closing price of the common stock on the last trading day of the preceding calendar quarter. In 1996 and 1995, 40,055 and 41,711 shares, respectively, of Restricted Stock were issued. The charges to income totaled $127,000 and $103,000 in 1996 and 1995, respectively.

     At December 31, 1996, 1,974,306 shares were available for future grants.

     All options to acquire GGI's common stock and all stock appreciation rights were canceled in connection with the Plan.

  Grant 1997 Equity and Performance Incentive Plan

     The 1997 Equity and Performance Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by Grant's stockholders in December 1997. The Plan was amended in February 1998 to increase the number of shares reserved for issuance under the Incentive Plan from one million shares of Grant Common Stock to 1,450,000 shares of Grant Common Stock, and amended in June 1998 to increase the number of shares reserved to 1,900,000. The Incentive Plan provides for the grant to officers (including officers who are also directors), employees, consultants and nonemployee directors of Grant and its subsidiaries, of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), nonstatutory stock options, stock appreciation rights and restricted shares and deferred shares of Grant Common Stock (collectively, the "Awards"). The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

     The Incentive Plan is required to be administered by the Board of Directors or by a committee of the Board of Directors consisting of at least two nonemployee directors. The Board of Directors or its designated committee will select the employees and non-employee directors to whom Awards may be granted and the type of Award to be granted and determine, as applicable, the number of shares to be subject to each Award, the exercise price and the vesting. In making such determinations, the Board of Directors or its designated committee will take into account the employee's present and potential contributions to the success of the Company and other relevant factors. As of May 15, 1998, Awards covering 1,282,100 shares have been made by the Board of Directors. The Awards consist of 1,264,100 nonstatutory stock options that will vest annually in equal one-third increments beginning on December 31, 1998. All options have an average exercise price of $5.76 per share (range of $4.75 to $6.84 per share), subject to adjustment in certain circumstances. In addition, 3,000 restricted shares (18,000 total restricted shares) were granted to each non-employee director and will vest on August 18, 1998 provided that such director continues to serve on the Board of Directors until such date.

  Employee Retirement Savings Plan

     GGI established a defined contribution plan covering substantially all U.S. employees whereby participants may elect to contribute between 1% and 15% of their annual salary. Participants may not make contributions in excess of $10,000 per year (as adjusted annually by the cost of living adjustment factor). On the Effective Date, GGI assumed and assigned the plan to Grant. Under the plan, the employer may contribute, on a discretionary basis, one-half of the participant's contribution percentage up to 6% (limited to 3% of any employee's annual salary). Beginning in August 1995, a portion of GGI's employer contribution was made in the form of GGI common stock. The plan was amended in June of 1997 to eliminate the employer's option to contribute common stock so that discretionary contributions may be made only in the form of cash. Contributions made by GGI for

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the years ended December 31, 1995, and 1996 totaled $154,000, which included 24,466 shares of GGI Common Stock with a market value of $56,838, and 58,395 shares of GGI Common Stock with a market value of $138,000, respectively. At December 31, 1995 and 1996, the plan held 24,466 and 82,861 shares of GGI Common Stock. Due to the cancellation of GGI's Common Stock on the Effective Date, the plan administrator reduced the carrying value of the shares held by the plan to zero and the trustee returned the certificates to GGI. Cash contributions to the plan by Grant for the three-month period ended December 31, 1997 totaled $39,000.

  Other Postretirement Benefits

     GGI sponsored a defined contribution postretirement plan which, pursuant to the Plan, was assumed by GGI and assigned to Grant on the Effective Date. The Plan provides medical coverage for eligible retirees and their dependents (as defined in the plan). GGI and Grant adopted SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions" requiring companies to account for these. The following sets forth the plan's funded status reconciled with the amount shown in the consolidated statement of operations on an accrual basis rather than a pay-as-you-go (cash) basis as follows:

                                                                   GGI             GRANT
                                                                   ---             -----
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1996             1997
                                                                  ----             ----
                                                                  (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees and dependents...................................      $ (17)           $ (17)
  Fully eligible active plan participants...................        (42)             (49)
  Other active plan participants............................       (308)            (387)
                                                                  -----            -----
                                                                   (367)            (453)
  Unrecognized net loss (gain)..............................         17               17
  Unrecognized transition obligation........................        118              111
                                                                  -----            -----
     Accrued postretirement benefit cost....................      $(232)           $(325)
                                                                  =====            =====

     Net periodic postretirement benefit cost included the following components:

                                                   GGI                         GRANT
                                   ------------------------------------    -------------
                                                          NINE MONTHS      THREE MONTHS
                                       YEAR ENDED            ENDED             ENDED
                                      DECEMBER 31,       SEPTEMBER 30,     DECEMBER 31,
                                   ------------------    --------------    -------------
                                   1995          1996         1997             1997
                                   ----          ----         ----             ----
                                                  (DOLLARS IN THOUSANDS)
Service cost--benefits attributed
  to service during the period...  $41           $66          $52               $17
Interest cost on accumulated
  postretirement benefit
  obligation.....................   13            21           20                 6
Amortization of transition
  obligation over 20 years.......    7             7            5                 2
Amortization of gain.............   (2)           --           --                --
Other amortizations..............   --            --           --                --
                                   ---           ---          ---               ---
     Net periodic postretirement
       benefit cost..............  $59           $94          $77               $25
                                   ===           ===          ===               ===

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     For measurement purposes, a 12% annual rate of increase in the per capita cost of medical benefits was assumed for the year ended 1995, with a 7.25%, 7.0% and 7.0% assumed annual rate for the year ended 1996, the nine months ended September 30, 1997, and the three months ended December 31, 1997, respectively; the rate was assumed to decrease gradually to 5% for 2001 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1% point in each year would increase the accumulated postretirement benefit obligations as of December 31, 1995, 1996 and 1997 by approximately $43,000, $56,000 and $68,749, respectively, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the years ended December 31, 1995, 1996, and 1997 by $10,000, $15,000, and $17,430, respectively.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% for December 31, 1995, 1996, and 1997.

(13) STOCKHOLDERS' EQUITY (DEFICIT)

GGI

  General

     On the Effective Date, the capital stock of GGI was deemed to be cancelled, extinguished and retired. Except for the holders of GGI's $2.4375 Convertible Exchangeable Preferred Stock (the "2.4375 Preferred") and the Junior Preferred Stock, no holders of any GGI equity security will receive any cash or other distribution under the Plan, and the holders of such securities have no further claims against GGI or rights relating to such securities other than the rights, if any, provided by the Plan.

  $2.4375 Convertible Exchangeable Preferred Stock

     GGI had authorized 2,300,000 shares of $2.4375 Preferred ($0.01 par value, $25.00 liquidation preference of which 2,157,000 was outstanding through March 20, 1996. The remaining 143,000 shares were issued on March 20, 1996. The purchaser of the remaining shares was entitled to all unpaid, undeclared dividends in arrears through March 31, 1996, totaling $1,220,000. The $2.4375 Preferred stock bore annual cumulative dividends of $2.4375 per share accruing from July 26, 1991, payable quarterly on each March 31, June 30, September 30 and December 31, commencing September 30, 1991. It was convertible at any time at the option of the holder, unless previously redeemed, into Common Stock ($.002 par value) of GGI at the initial conversion rate of 2.739726 shares of Common Stock for each share of $2.4375 Preferred Stock. It was exchangeable, at the option of GGI, in whole but not in part, on any dividend payment date commencing September 30, 1993, for GGI's 9 3/4% Convertible Subordinated Debentures (the "subordinated debentures") due 2016, at the rate of $25.00 principal amount of subordinated debentures for each share of $2.4375 Preferred Stocks provided that all accumulated and unpaid dividends through the date of exchange have been paid. Pursuant to the Plan, the $2.4375 Preferred was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock in amounts provided in the Plan.

  Series A Convertible Preferred Stock

     GGI had authorized 75,000 shares of Series A Convertible Preferred Stock, $0.01 par value. A total of 70,000 shares were issued in May 1996, all of which have been converted into 4,428,404 shares of GGI Common Stock by December 31, 1996. Pursuant to the Plan all Series A Convertible Preferred Stock was canceled.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Junior Preferred Stock

     GGI had authorized 15,000 shares and had issued and outstanding 14,904 shares of nonvoting, redeemable Junior Preferred Stock with a $100 par value. The shares were redeemable at any time by GGI upon 30-day written notice to holders of such shares. No dividends were declared or paid on the Junior Preferred stock. Pursuant to the Plan, the Junior Preferred Stock was canceled and the holders thereof are entitled to purchase shares of Grant Common Stock in amounts provided in the Plan.

  Serial Preferred Stock

     GGI had authorized 250,000 shares of Serial Preferred Stock, $100 par value, none of which were issued and outstanding. Pursuant to the Plan, all Serial Preferred Stock was canceled.

  Dividends in Arrears

     The quarterly dividend payments for the periods of 1993 through December 6, 1996 and one quarterly dividend payment for 1992 on the $2.4375 preferred stock were deferred by GGI's Board of Directors.

     As of December 31, 1995 and 1996, preferred dividends in arrears on the $2.4375 Preferred amounted to approximately $17,088,000 and $23,451,000, respectively.

     Pursuant to the Plan all unpaid dividends were canceled.

Common Stock (dollars in thousands)

                                                                  COMMON STOCK
                                                              --------------------
                                                                SHARES      AMOUNT
                                                                ------      ------
Balance, December 31, 1994..................................  12,152,974     $24
  Restricted common stock issued (Note 12)..................      41,711      --
  Restricted common stock issued under the Employee
     Retirement Savings Plan (Note 12)......................      24,466      --
  Stock options exercised...................................      15,000      --
                                                              ----------     ---
Balance, December 31, 1995..................................  12,234,151      24
  Warrants exercised........................................     200,000       1
  Conversion of debentures..................................   3,400,261       7
  Conversion of Series A Preferred Stock....................   4,428,404       9
  Payment in connection with equipment and short- and
     long-term financing (Note 15)..........................     155,499      --
  Restricted common stock issued (Note 12)..................      40,055      --
  Restricted common stock issued under the Employee
     Retirement Savings Plan (Note 12)......................      58,395      --
  Stock options exercised...................................     125,000      --
                                                              ----------     ---
Balance, December 31, 1996..................................  20,641,765     $41
                                                              ==========     ===

     Pursuant to the Plan, all GGI common stock was canceled.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

GRANT

  Cumulative Preferred Stock

     Grant has authorized 20,000 shares of cumulative pay-in-kind preferred stock (the "Grant Preferred Stock"), par value $0.001 per share, with a liquidation preference of $1,000 per share of which 10,000 are outstanding. Dividends accrue and are cumulative from September 30, 1997, the date on which such shares were issued. Dividends accrue at an annual rate of 10.5% of the liquidation value and are payable annually on September 30 of each year. Dividend interest accrues on dividends not paid on the dividend payment date at a rate of 12.5% annually. Dividend payments or dividend interest shall be paid only by issuing shares of cumulative preferred stock with an aggregate liquidation preference equal to the amount of such dividends or dividend interest. Upon the occurrence of a change in control, the Grant Preferred Stock is redeemable at the option of the holder at a redemption price equal to 105% of the liquidation value plus accrued and unpaid dividends and interest. Grant may redeem at any time for cash the Grant Preferred Stock for 100% of the liquidation value plus cumulative and unpaid dividends and interest. Cumulative, unpaid dividends associated with the Preferred Stock were approximately $262,000 and $526,000 at December 31, 1997 and March 31, 1998, respectively. On June 5, 1998, the Company redeemed and canceled all of the outstanding shares of its Preferred Stock, together with cumulative dividends thereon, in the aggregate amount of approximately $10.7 million with available cash balances.

  Common Stock

     At December 31, 1997 and March 31, 1998 (unaudited), Grant has authorized 25,000,000 shares of common stock, par value $.001 per share, of which 14,152,555 and 14,170,555 shares are issued and outstanding respectively. The changes in common stock are as follows (dollars in thousands):

                                                                  COMMON STOCK
                                                              --------------------
                           GRANT                                SHARES      AMOUNT
                           -----                                ------      ------
Balance September 30, 1997..................................   4,590,056     $ 5
Common stock issued.........................................           1      --
Common stock issued in exchange for warrants in Solid
  State.....................................................      62,500      --
Common stock issued in connection with the reorganization
  plan......................................................   9,499,998       9
                                                              ----------     ---
Balance, December 31, 1997..................................  14,152,555     $14
Restricted Common Stock issued to the Board of Directors....      18,000      --
                                                              ----------     ---
Balance, March 31, 1998 (unaudited).........................  14,170,555     $14
                                                              ==========     ===

(14) CONTINGENCIES

     On December 11, 1997, certain persons, acting through an "ad hoc" committee (the "Plaintiffs") commenced a lawsuit in the Bankruptcy Court against Grant, GGI, Elliott, Westgate and a subsidiary of Grant. The lawsuit alleges that (i) GGI and Elliott breached their obligations under the Plan by seeking to complete the acquisition of Solid State prior to commencing a subscription offering to purchase Grant Common Stock, (ii) the acquisition of Solid State and the certain related transactions are unfair to the Plaintiffs because they dilute the value of the Common Stock to be issued under such subscription offering and impair Grant's equity value and (iii) the acquisition of Solid State and certain related transactions could and should have been, but were not, adequately disclosed in the disclosure statement filed with the Bankruptcy Court regarding the Plan. The Plaintiffs have requested (i) compensatory and punitive damages in an unstated amount and (ii) revocation of the Plan.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In addition, the Plaintiffs sought to enjoin completion of the acquisition of Solid State and certain related transactions pending a trial on the merits. This request for injunctive relief was denied by the Bankruptcy Court on December 16, 1997, and was denied on appeal by the United States District Court for the District of Delaware on December 19, 1997. During the discovery process for the lawsuit the parties began to discuss a settlement. These discussions led to a settlement of the lawsuit on June 19, 1998 (the "Settlement"). Under the terms of the Settlement, in exchange for a full and complete release of all of the Plaintiffs' claims against Elliott, Westgate, the Company and their respective officers, directors, partners, employees, agents, subsidiaries, affiliates, successors and assigns relating to or arising out of the bankruptcy proceedings of GGI and a dismissal of the lawsuit, Elliott shall pay to the Plaintiffs $150,000 for reimbursement of legal expenses, and permit the Plaintiffs to purchase Common Stock in the Subscription Offering at the Discounted Subscription Purchase Price of $4.75 per share. In addition, Elliott has agreed to indemnify Grant and its subsidiary against any liability that they may incur in connection with the lawsuit. Nevertheless, other Eligible Subscribers who do not execute the release contained in the Subscription Exercise Notice could commence other lawsuits related to the Plan, which may not be subject to indemnification by Elliott, and which could have an adverse effect on Grant's business, reputation, operating results and financial condition.

     GGI and Grant are involved in various claims and legal actions arising in the ordinary course of business. Other than the Plan and actions commenced pursuant thereto or in connection therewith, management of GGI and management of Grant are of the opinion that none of the claims and actions are likely to have a material impact on GGI's or Grant's financial condition.

     The Court generally has jurisdiction over all of GGI's property, as defined in section 541 of the Bankruptcy Code, held on the Petition Date or acquired thereafter. GGI may not engage in transactions except pursuant to the Plan without prior approval of the Court.

     GGI and Grant are subject to review by various taxing authorities for the purpose of verifying compliance with numerous local tax laws and regulations. As a result of one of these reviews, GGI was notified that, during 1995, it had neglected to collect a certain tax from several clients and remit those collections to the local government. The total amount of the potential assessment, including penalties and interest, is approximately $6,000,000. GGI believes the tax authority's claim is without merit. Moreover, such assessment was not filed as a claim in GGI's chapter 11 case. As a result, GGI has made no provision for payment on the assessment. GGI intends to vigorously protest any attempted enforcement of the assessment; however, there can be no assurances regarding the outcome of any such protest.

(15) RELATED PARTY TRANSACTIONS

     During 1996, GGI entered into an exclusive agreement with Macdonald & King, Incorporated, a financial services firm, for the purpose of assisting GGI in securing additional sources of financing including equipment financing and short and long-term financing. Mr. William C. Macdonald, a former director of GGI, is the Chairman of the Board and sole shareholder of Macdonald & King, Incorporated. Pursuant to the terms of the agreement, GGI issued 155,499 shares of GGI Common Stock with a market value of approximately $388,748 to Macdonald & King, Incorporated in connection with financing obtained by GGI prior to Mr. Macdonald's resignation from GGI's Board of Directors effective August 8, 1996.

     On March 20, 1996, GGI issued 143,000 shares of GGI's $2.4375 Preferred to Westgate, an affiliate of Elliott, a holder of more than 5% of the $2.4375 Preferred, for an aggregate purchase price of $1,573,000. Westgate subsequently sold its shares of $2.4375 Preferred to Liverpool Limited Partners, who also is an affiliate of Elliott.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In November 1996, GGI borrowed an aggregate of $3,149,000 from Westgate and Elliott for working capital purposes. The borrowings are in the form of unsecured promissory notes and remain outstanding at December 31, 1996, and are classified in pre-petition liabilities subject to the chapter 11 case.

     A senior vice-president of Grant has loaned approximately CDN $500,000 for a two year term at 10% interest to an entity in which the Company holds an 18% common equity interest. Additionally, Grant owns $268,000 of redeemable, cumulative preferred shares in the same entity. The Company uses this entity periodically to perform survey services. During the three months ended December 31, 1997, Grant paid approximately $364,000 to this entity.

     The Company's Chairman of the Board ("Chairman") is an officer of an affiliate of the Principal Stockholders of Grant. Elliot granted to the Chairman, on April 28, 1998, options to purchase 100,000 shares of Common Stock from Elliot. Additionally, the Chairman has entered into a consulting agreement, dated April 28, 1998, with Grant (the "Consulting Agreement") which provides for an annual consulting fee of $100,000 for as long as he remains Chairman. Under the Consulting Agreement, the Chairman was also granted options by the Company to purchase 50,000 shares of Common Stock under the Incentive Plan. These options will vest annually in equal one-third increments beginning on December 31, 1998, and have an average exercise price of $5.76 per share.

     See the discussion of debt financing with Elliott in Notes 3 and 9.

     See discussion of the Subscription Offering in Note 9.

(16) OTHER INCOME (DEDUCTIONS)

     Other Income (Deductions) consisted of the following:

                                               GGI                      GRANT            GGI            GRANT
                                  ------------------------------    -------------   -------------   -------------
                                                    NINE MONTHS     THREE MONTHS    THREE MONTHS    THREE MONTHS
                                    YEAR ENDED         ENDED            ENDED           ENDED           ENDED
                                   DECEMBER 31,    SEPTEMBER 30,    DECEMBER 31,      MARCH 31,       MARCH 31,
                                  --------------   -------------    -------------   -------------   -------------
                                   1995    1996        1997             1997            1997            1998
                                   ----    ----        ----             ----            ----            ----
                                      (DOLLARS IN THOUSANDS)                   (DOLLARS IN THOUSANDS)
                                                                                     (UNAUDITED)     (UNAUDITED)
Gain (loss) on the sale of fixed
  assets........................  $  212   $  25      $  (67)          $    50          $(28)           $  27
Net gain (loss) on foreign
  exchange......................     102    (251)        (98)             (289)          146             (247)
Loss on sale of subsidiaries....      --    (198)         --                --            --               --
Foreign credit insurance........     (73)     (8)         --                --            --               --
Gain on insurance settlement....   1,247      --          11                --            --               --
Merger costs....................      --      --          --              (767)           --               --
Investment income...............      --      --          --                46            --               --
Legal settlements...............      --      --       2,359(a)            (66)           --               --
Miscellaneous...................     588     (70)         61              (236)          177               58
                                  ------   -----      ------           -------          ----            -----
  Total.........................  $2,076   $(502)     $2,266           $(1,262)         $295            $(162)
                                  ======   =====      ======           =======          ====            =====

---------------
(a) On July 15, 1997, GGI's Brazilian subsidiary finalized an agreement with a former customer that resolved a long standing dispute relating to services rendered on contracts dating back to 1983. In settlement of all claims, GGI received payment, net of related costs and expenses, of approximately $2,359,000.

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(17) SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES

     Non Cash investing and financing activities consisted of the following (amounts in thousands):

                                                        GGI                     GRANT            GGI            GRANT
                                          --------------------------------   ------------   -------------   -------------
                                                              NINE MONTHS    THREE MONTHS   THREE MONTHS    THREE MONTHS
                                             YEAR ENDED          ENDED          ENDED           ENDED           ENDED
                                            DECEMBER 31,     SEPTEMBER 30,   DECEMBER 31,     MARCH 31,       MARCH 31,
                                            ------------     -------------   ------------   ------------    ------------
                                           1995     1996         1997            1997           1997            1998
                                           ----     ----         ----            ----           ----            ----
                                                                                             (UNAUDITED)     (UNAUDITED)
CASH PAID FOR INTEREST AND TAXES WAS AS
  FOLLOWS:
  Taxes, net of refunds.................  $  968   $ 3,496      $2,037          $  785         $   --          $   --
  Interest, net of amounts
    capitalized.........................   3,524     6,106       3,742             595          1,402           1,417
NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Property, plant and equipment debt
    additions...........................  $8,106   $19,718      $1,483          $8,406         $  173          $4,500
  Common Stock issued in exchange of
    warrants in Solid State.............      --        --          --             144             --              --
  Converted 9,571 Preferred Shares to A
    Subordinated Note...................      --        --          --           9,571             --              --
  Dividend -- Preferred Stock...........      --        --          --             215             --              --
  Debenture conversion..................      --     2,774          --              --             60              --
  Fair value of divestitures, net of
    cash held...........................      --       493          --              --             --              --
  Receivables acquired in connection
    with divestitures...................      --       255          --              --             --              --

(18) SUBSCRIPTION OFFERING

     The Plan provides that (i) Eligible Class 5 Claim Holders; (ii) Eligible Class 7 Interest Holders; and (iii) Eligible Class 8 Interest Holders, each as defined in the Plan (collectively, the "Eligible Subscribers") have the right to participate in the Subscription Offering. Each Eligible Subscriber's right to purchase Grant Common Stock is nontransferable, will not be evidenced by certificates, and will expire on the Expiration Date. The Plan provides that subscription rights shall represent the right to purchase, in the aggregate 4,750,000 shares of Grant Common Stock, for an aggregate purchase price of $23,750,000. The Eligible Subscribers are divided into the following three groups: (i) Eligible Class 5 Interest Holders that have the right to purchase, in the aggregate, 475,000 shares of Grant Common Stock, for an aggregate purchase price of $2,375,000, (ii) Eligible Class 7 Claim Holders that have the right to purchase, in the aggregate, 4,255,000 shares of Grant Common Stock, for an aggregate purchase price of $21,275,000 and (iii) Eligible Class 8 Interest Holders that have the right to purchase, in the aggregate, 20,000 shares of Grant Common Stock, for an aggregate purchase price of $100,000.

     Pursuant to the Plan, the Company is required to conduct a subscription offering of 4,750,000 shares of Grant Common Stock to certain holders of claims and other interests under the Plan for an aggregate purchase price of $23,750,000. The Plan also authorized the offering of shares of common stock of a successor company on economically equivalent terms. The Plan provides, however, that Elliott or its affiliates may pay the entire purchase price to GGI, representing the total anticipated proceeds of such offering, and then conduct a subscription offering and retain the proceeds therefrom, which Elliott has elected to do. Because Elliott and certain of its affiliates, as interest holders under the Plan, were entitled to purchase 1,356,231 shares of Grant

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Common Stock in an offering by the Company, the Principal Stockholders are offering the balance of such shares of Grant Common Stock to the Eligible Subscribers pursuant to the Subscription Offering. The Company is registering such shares of Grant Common Stock pursuant to the Registration Rights Agreement.

(19) ADOPTION OF ACCOUNTING STANDARDS

     Effective January 1, 1998, Grant adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in a company's equity, including, among other things, foreign currency translation adjustments, notes receivable from employee stock ownership plans, deferred gains (losses) on hedging activities, and unrealized gains (losses) on marketable securities classified as available-for-sale. Grant's and GGI's total comprehensive earnings are as follows for the periods presented.

                                                                  GGI                  GRANT
                                                           THREE MONTHS ENDED    THREE MONTHS ENDED
                                                             MARCH 31, 1997        MARCH 31, 1998
                                                           ------------------    ------------------
                                                              (UNAUDITED)           (UNAUDITED)
Net income (loss)........................................        $(276)                $  733
Other comprehensive income--foreign currency
  translation............................................           --                    387
                                                                 -----                 ------
Total comprehensive earnings.............................        $(276)                $1,120
                                                                 =====                 ======

                    GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
                                      AND
                  GGI LIQUIDATING CORPORATION AND SUBSIDIARIES
                      SUPPLEMENTARY FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     Quarterly financial information of GGI is summarized as follows:

                                         1ST          2ND           3RD           4TH
                                       QUARTER      QUARTER       QUARTER       QUARTER       YEAR ENDED
                                       -------      -------       -------       -------       ----------
1996
Revenues.............................  $27,808      $ 26,951      $ 26,166      $ 24,598       $105,523
Operating income/(loss)..............    1,060           955       (21,518)(2)   (46,467)(3)    (65,970)
Net loss.............................     (572)         (621)      (23,655)      (51,179)       (76,027)
Net loss applicable to common
  stock..............................   (3,106)(1)    (2,023)      (25,056)      (52,205)       (82,390)
1997
Revenues.............................  $30,295      $ 36,873      $ 25,537
Operating income.....................    2,070         3,532         1,192
Net income (loss)....................     (275)          138          (287)
Net income (loss) applicable to
  common stock.......................     (275)          138          (287)
     Quarterly financial information of Grant is summarized as follows:
1997
Revenues.............................       --            --            --      $ 37,868
Operating income.....................       --            --            --        (5,033)(4)
Net income (loss)....................       --            --            --        (5,666)
Net income (loss) applicable to
  common stock.......................       --            --            --        (6,143)
INCOME (LOSS) PER COMMON SHARE--
  BASIC AND DILUTED:
Net income (loss) per common stock...       --            --            --        $(1.28)

---------------
(1) Includes $1,220 cumulative adjustment for the prior unpaid, undeclared dividends associated with the issuance of 143,000 shares of GGI's $2.4375 Preferred.

(2) Includes $8,374 recognition of anticipated contract losses in 1996.

(3) Includes $5,802 special charge for asset impairment (see Note 4 of Notes to the Consolidated Financial Statements), $5,511 reserve for accounts receivable determined to be uncollectible, $2,700 demobilization charge for closed operations, $1,206 related to future estimated contract losses and $412 of reorganization costs.

(4) Includes $6,369 special charge for asset impairment (see Note 4 of Notes to the Consolidated Financial Statements). $5,869 is related to the impaired multi-client data library and $500 is related to miscellaneous assets held by Solid State.

October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998

                                AUDITORS' REPORT

To the Directors of

Solid State Geophysical Inc.

     We have audited the consolidated balance sheets of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the consolidated statements of operations and (deficit) retained earnings and changes in financial position for the years ended August 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Solid State Geophysical Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Solid State Geophysical Inc. as at August 31, 1996 and 1997 and the results of its operations and the changes in its financial position for the years ended August 31, 1995, 1996 and 1997 in accordance with Canadian generally accepted accounting principles.

PRICE WATERHOUSE

Chartered Accountants
Calgary, Alberta

October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17(f) which is as at March 19, 1998

                     COMMENTS BY AUDITORS FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on Solid State Geophysical Inc.'s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors dated October 31, 1997, except for Note 17 (a to e) which is as at November 27, 1997 and Note 17 (f) which is as at March 19, 1998, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

PRICE WATERHOUSE

Chartered Accountants
Calgary, Alberta

                          SOLID STATE GEOPHYSICAL INC.

                           CONSOLIDATED BALANCE SHEET
                             (IN CANADIAN DOLLARS)

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
                                         ASSETS
Current assets
  Cash......................................................  $   308,000    $   740,000
  Accounts receivable.......................................    8,016,000     16,203,000
  Income taxes recoverable..................................      463,000        428,000
  Work-in-progress..........................................      430,000        989,000
  Multi-client data, current portion (Notes 1 and 4)........    5,978,000      2,454,000
  Prepaid expenses, deposits and other......................    1,169,000      1,200,000
  Discontinued operations (Note 3)..........................      133,000             --
                                                              -----------    -----------
                                                               16,497,000     22,014,000
Multi-client data, less current portion (Notes 1 and 4).....    5,723,000     13,213,000
Other non-current assets (Note 3)...........................    1,527,000      1,137,000
Property and equipment (Note 5).............................   31,638,000     35,161,000
Deferred exchange loss......................................       26,000        234,000
Goodwill (Note 3)...........................................      189,000             --
                                                              -----------    -----------
                                                              $55,600,000    $71,759,000
                                                              ===========    ===========

                                      LIABILITIES
Current liabilities
  Bank indebtedness (Note 6)................................  $ 5,788,000    $ 5,235,000
  Accounts payable and accrued liabilities..................   17,290,000     18,605,000
  Advances on contracts.....................................    2,101,000             --
  Promissory notes (Note 7).................................    2,600,000     11,109,000
  Long-term debt -- current portion.........................    8,054,000      9,028,000
  Discontinued operations (Note 3)..........................      180,000             --
                                                              -----------    -----------
                                                               36,013,000     43,977,000
Long-term debt (Note 7).....................................   14,526,000     18,693,000
Deferred income taxes.......................................      988,000             --
                                                              -----------    -----------
                                                               51,527,000     62,670,000
                                                              -----------    -----------

                                  SHAREHOLDERS' EQUITY
Capital stock (Note 8)......................................   14,758,000     24,469,000
Deficit.....................................................  (10,685,000)   (15,380,000)
                                                              -----------    -----------
                                                                4,073,000      9,089,000
                                                              -----------    -----------
                                                              $55,600,000    $71,759,000
                                                              ===========    ===========

Contingencies (Notes 1 and 16)

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                        AND (DEFICIT) RETAINED EARNINGS
                             (IN CANADIAN DOLLARS)

                                                              YEARS ENDED AUGUST 31,
                                                    -------------------------------------------
                                                       1995            1996            1997
                                                    -----------    ------------    ------------
CONTRACT REVENUE..................................  $48,357,000    $ 45,503,000    $ 77,999,000
Third party costs.................................   19,507,000      18,213,000      32,089,000
                                                    -----------    ------------    ------------
NET CONTRACT REVENUE..............................   28,850,000      27,290,000      45,910,000
Costs of sales....................................   20,384,000      21,250,000      33,262,000
                                                    -----------    ------------    ------------
GROSS PROFIT CONTRACT.............................    8,466,000       6,040,000      12,648,000
                                                    -----------    ------------    ------------
DATA LIBRARY REVENUE..............................      773,000      14,891,000       3,919,000
Amortization of data library......................      476,000      20,694,000       4,784,000
                                                    -----------    ------------    ------------
GROSS (LOSS) PROFIT DATA LIBRARY..................      297,000      (5,803,000)       (865,000)
                                                    -----------    ------------    ------------
COMBINED GROSS PROFIT.............................    8,763,000         237,000      11,783,000
                                                    -----------    ------------    ------------
General and administrative expenses...............    2,256,000       2,980,000       3,948,000
Restructuring costs and other.....................           --         873,000         231,000
                                                    -----------    ------------    ------------
                                                      2,256,000       3,853,000       4,179,000
                                                    -----------    ------------    ------------
EARNINGS (LOSS) BEFORE DEPRECIATION, INTEREST AND
  DISCONTINUED OPERATIONS.........................    6,507,000      (3,616,000)      7,604,000
Depreciation and amortization.....................    5,968,000       5,856,000       8,974,000
                                                    -----------    ------------    ------------
EARNINGS (LOSS) BEFORE INTEREST AND DISCONTINUED
  OPERATIONS, WRITE-DOWN AND TAXES................      539,000      (9,472,000)     (1,370,000)
  Interest
     Short-term obligations.......................      109,000         953,000       1,993,000
     Long-term debt...............................    1,066,000       1,714,000       2,057,000
                                                    -----------    ------------    ------------
                                                      1,175,000       2,667,000       4,050,000
                                                    -----------    ------------    ------------
                                                       (636,000)    (12,139,000)     (5,420,000)
INCOME TAX PROVISION (RECOVERY)
  Current.........................................     (250,000)       (414,000)         69,000
  Deferred........................................      250,000              --        (915,000)
                                                    -----------    ------------    ------------
                                                             --        (414,000)       (846,000)
                                                    -----------    ------------    ------------
LOSS BEFORE DISCONTINUED OPERATIONS AND WRITE-DOWN
  OF DISCONTINUED OPERATIONS ASSETS...............     (636,000)    (11,725,000)     (4,574,000)
Write-down of discontinued operations assets to
  recoverable amount (Note 3).....................    3,349,000              --              --
                                                    -----------    ------------    ------------
                                                     (3,985,000)    (11,725,000)     (4,574,000)
Discontinued operations (Note 3)..................     (938,000)       (242,000)       (121,000)
                                                    -----------    ------------    ------------
NET LOSS..........................................   (4,923,000)    (11,967,000)     (4,695,000)
Retained earnings (deficit) at beginning of
  year............................................    6,205,000       1,282,000     (10,685,000)
                                                    -----------    ------------    ------------
Retained earnings (deficit) at end of year........  $ 1,282,000    $(10,685,000)   $(15,380,000)
                                                    ===========    ============    ============
Loss per share before discontinued operations
  (Note 8)........................................  $     (0.80)   $      (2.34)   $      (0.42)
                                                    ===========    ============    ============
Loss per share after discontinued operations (Note
  8)..............................................  $     (0.98)   $      (2.39)   $      (0.44)
                                                    ===========    ============    ============

                          SOLID STATE GEOPHYSICAL INC.

                      CONSOLIDATED STATEMENT OF CHANGES IN
                               FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                               YEARS ENDED AUGUST 31,
                                                    --------------------------------------------
                                                        1995            1996            1997
                                                    ------------    ------------    ------------
CASH PROVIDED BY (USED IN) CONTINUING OPERATING
  ACTIVITIES
     Loss before discontinued operations and
       write-down of assets.....................    $   (636,000)   $(11,725,000)   $ (4,574,000)
     Charges (credits) to income not affecting
       cash
       Amortization of data library.............         476,000      20,694,000       4,784,000
       Depreciation and amortization............       5,968,000       5,856,000       8,974,000
       Gain on disposal of fixed assets.........         (54,000)       (134,000)       (325,000)
       Deferred income taxes....................         250,000              --        (915,000)
                                                    ------------    ------------    ------------
                                                       6,004,000      14,691,000       7,944,000
     Changes in working capital balances related
       to operations............................      10,924,000       1,168,000      (9,528,000)
                                                    ------------    ------------    ------------
                                                      16,928,000      15,859,000      (1,584,000)
  FINANCING ACTIVITIES
     Promissory notes -- net....................              --       2,600,000       8,509,000
     Proceeds of long-term debt.................      12,839,000      11,007,000      19,777,000
     Repayment of long-term debt................      (7,940,000)     (5,193,000)    (14,636,000)
     Capital stock
       Issued for options.......................              --          20,000         311,000
       Issued for repayment of debt.............              --              --       3,989,000
       Issued for cash..........................              --              --       5,338,000
     Deferred exchange gain (loss)..............         121,000        (100,000)       (208,000)
                                                    ------------    ------------    ------------
                                                       5,020,000       8,334,000      23,080,000
                                                    ------------    ------------    ------------
  INVESTING ACTIVITIES
     Sale of operations of a subsidiary (Note
       3).......................................              --       2,275,000         177,000
     Preferred shares acquired on sale of
       operations of a subsidiary (Note 3)......              --      (1,441,000)             --
     Proceeds from disposal of fixed assets.....          91,000         698,000       3,476,000
     Acquisition of fixed assets................     (10,888,000)    (11,025,000)    (15,770,000)
     Data library...............................      (7,680,000)    (21,643,000)     (8,439,000)
     Other......................................        (200,000)          4,000         213,000
                                                    ------------    ------------    ------------
                                                     (18,677,000)    (31,132,000)    (20,343,000)
                                                    ------------    ------------    ------------
  DISCONTINUED OPERATIONS (NOTE 3)
     Operating activities.......................         126,000         (12,000)       (121,000)
     Financing activities.......................        (188,000)         19,000              --
     Investing activities.......................        (898,000)       (148,000)        (47,000)
                                                    ------------    ------------    ------------
                                                        (960,000)       (141,000)       (168,000)
                                                    ------------    ------------    ------------
Change in cash..................................       2,311,000      (7,080,000)        985,000
Cash (bank indebtedness less cash), beginning of
  year..........................................        (711,000)      1,600,000      (5,480,000)
                                                    ------------    ------------    ------------
Cash (bank indebtedness less cash), end of
  year..........................................    $  1,600,000    $ (5,480,000)   $ (4,495,000)
                                                    ============    ============    ============

                          SOLID STATE GEOPHYSICAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1997

(1) CORPORATE FINANCING, OPERATIONS AND BASIS OF FINANCIAL PRESENTATION

     These financial statements have been prepared on the basis that Solid State Geophysical Inc. ("Solid State") will be able to complete major projects in progress and generate sufficient timely cash flow to pay its liabilities in the normal course of business. At August 31, 1997, Solid State had negative working capital of $21,963,000 which amount includes $9,028,000, representing the current portion of long-term debt due over the next twelve month period.

     See Note 7 for details on debt covenant violations, postponement of certain principal payments and extension of promissory note repayment dates.

     Solid State's liquidity problems arose primarily from cost overruns relating to a multi-client library acquisition, losses relating to the Nortech operations which were sold and losses from performing certain large non-Canadian data acquisition contracts for clients. Continued purchase of property, plant and equipment was also a major factor in debt incurred.

     Solid State had a loss for the year before discontinued operations of $4,574,000; cash flow from continuing operations before changes in working capital of $7,944,000 (before expenditures on the data library of $8,439,000) and shareholders' equity, at year end, of $9,089,000.

     The recovery of the data library and certain other assets is dependent upon future occurrences. The amounts recorded for such assets are subject to significant management estimates (see Notes 3 and 4).

     Funding for Solid State's commitments must be provided by future data library sales, normal operations, additional financing or the issue of share capital. (See Note 17 for funds advanced after August 31, 1997.)

     On August 30, 1997, Solid State's wholly owned subsidiary, Nortech Surveys (Canada) Inc. was wound up into Solid State.

(2) ACCOUNTING POLICIES

     The consolidated financial statements of Solid State have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies used in these consolidated financial statements are:

  Basis of consolidation

     The consolidated financial statements include the accounts of Solid State; Solid State Geophysical Corp. (a United States company); and Solid State International Ingenieria, C.A. (a Venezuelan company).

  Revenue recognition and work-in-progress

     Solid State recognizes revenue on fixed price contracts on the basis of percentage complete. Revenue on hourly rate contracts is recognized in the period earned. Start-up costs, inventory and other costs related to contracts not sufficiently underway to warrant revenue recognition are carried as work-in-progress and charged to expense as revenue is recognized. Work-in-progress is valued at the lower of cost and net realizable value. Anticipated losses on contracts are recorded when reasonably determinable.

  Multi-client data library

     Solid State collects certain seismic data for its own account which it resells to clients on a non-transferrable, non-exclusive basis. During the period beginning with the initiation of each multi-client survey to the completion of the survey, total estimated costs are amortized based on revenues from such survey as a percentage of total estimated revenues to be realized from such survey. After the survey is completed, amortization of remaining

                          SOLID STATE GEOPHYSICAL INC.

capitalized costs is provided at the greater of the percentage of realized revenues to total estimated revenues or over a period not to exceed four years. Solid State periodically reviews the carrying value of multi-client data to assess whether there has been a permanent impairment of value and records losses in periods when the total estimated costs exceed total estimated sales or in periods when it is determined that sales would not be sufficient to cover the carrying value of the asset.

  Depreciation

     Property and equipment are depreciated on the straight-line basis to reflect the estimated useful life of the related assets (Note 5).

  Income taxes

     Solid State prepares its financial statements on the deferred income tax allocation basis. A provision is made for all income taxes currently payable as well as for those deferred to future years as a result of timing differences between income for income tax purposes and for accounting purposes arising primarily from the difference between amounts claimed for fixed assets for income tax purposes and depreciation recorded for accounting purposes.

  Foreign currency translation

     Transaction amounts denominated in foreign currencies are translated to Canadian dollar equivalents at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Translation gains and losses, except those related to long-term debt, are included in earnings. Gains and losses related to long-term debt are deferred and amortized over the remaining term of the debt. The operations of foreign subsidiaries are considered to be integrated and accordingly, the monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Revenue and expenses of the foreign subsidiaries are translated at the exchange rate prevailing at the date of the transaction.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Solid State's policy is to amortize data library costs based upon the anticipated revenues Solid State expects to realize over a period not to exceed four years from the date of project completion or the end of any exclusive use period. It is reasonably possible that those estimates of anticipated revenues, the remaining estimated economic life of the data library, or both will be reduced significantly in the near term due to competitive pressures. As a result, the carrying amount of the data library costs may be reduced materially in the near term.

(3) OTHER NON-CURRENT ASSETS

     In July 1996, the operations of Nortech Surveys (Canada) Inc. were sold for $2,275,000 and the operations were presented as discontinued operations. There was no gain or loss recorded on the sale.

     Part of the proceeds on sale was $1,263,000 of preferred shares of Nortech Geomatics Inc. These shares have the right to receive quarterly cumulative dividends at a rate equal to 80% of the prime interest rate, are non-voting, have mandatory redemption of $200,000 per year and under certain conditions may be converted into a one year promissory note. Under certain conditions these shares may be converted into common shares after 2003. $206,000 of preferred shares were redeemed in 1997. In fiscal 1997, $629,000 of the preferred shares were converted into Common shares, which Solid State intends to sell.

                          SOLID STATE GEOPHYSICAL INC.

     The ability of Solid State to liquidate its investment in Common shares on a timely basis is dependent on the ability of Nortech Geomatics Inc. to become a public company.

     The following summarizes the results of Nortech's operations over the last three fiscal periods and are reflected in the Consolidated Statement of Operations and Deficit as a one line item -- Discontinued Operations:

                                            1995          1996          1997
                                         ----------    ----------    ----------
Net revenues...........................  $5,674,000    $3,595,000    $       --
Expenses
  Operating and interest costs.........   5,989,000     3,607,000       121,000
  Amortization.........................     623,000       230,000            --
                                         ----------    ----------    ----------
                                          6,612,000     3,837,000       121,000
                                         ----------    ----------    ----------
Net loss...............................  $ (938,000)   $ (242,000)   $ (121,000)
                                         ==========    ==========    ==========

     In addition to the loss shown above, $3,349,000 of the proprietary engineering and system development costs and certain survey equipment included in property and equipment related to the Nortech operations were written down to their net recoverable amounts in 1995. In April 1994, Solid State acquired all the outstanding shares of Seismoven C.A., a Venezuelan company, for consideration of $270,000 (U.S. $200,000). The acquisition was accounted for using the purchase method with the majority of the purchase consideration being allocated to goodwill. Subsequent to acquisition, the Corporation's name was changed to Solid State Internacional Ingenieria, C.A. The goodwill related to this investment was expensed in 1997.

(4) MULTI-CLIENT DATA

  Atchafalaya Bay

     Work commenced on the Atchafalaya Bay project in late fiscal 1995 and the project was 77% complete at August 31, 1996. In 1996, as part of a series of transactions to enable completion of the project, Solid State sold its ownership in this data bank, and retained an interest in the future revenues from the project in return for completing the project.

     Prior to the sale of its ownership interest, Solid State had a revenue sharing agreement with another third party. Under this other revenue sharing basis the first U.S. $10,500,000 went to Solid State, between $10,500,000 and $13,000,000 revenue was split as follows: 73.7% to Solid State and 26.3% to the other party. Revenue above $13,000,000 was shared 50/50. The other party's share of this revenue sharing agreement was purchased by Solid State in conjunction with its sale of the data library and the negotiation of its retained interest in future revenues.

     As at August 31, 1996, all anticipated losses related to the Atchafalaya Bay project were recognized. The resultant net book value of $7,841,000 represented management's estimate of net future proceeds from data sales.

     During the year ended August 31, 1997, Solid State spent an additional $8,715,000 on this project achieving completion. Processing of the data is anticipated to be completed in November 1997. Amortization of $3,815,000 resulted in a net book value at August 31, 1997 of $12,741,000 which represents management's estimate of net future proceeds from data sales attributable to Solid State. This estimate is supported by a current market valuation of the project done by a data library valuer using the most likely undiscounted cash flow model.

     Solid State's share of revenues for the year ended August 31, 1997 was $3,728,000. Total costs for the project are estimated to be $32,836,000, including $3,188,000 of depreciation.

                          SOLID STATE GEOPHYSICAL INC.

     The net revenue sharing arrangement, which is in U.S. dollars which was converted to Canadian dollars at an average rate of $0.727 as at August 31, 1997 (closing rate $0.721), with the Atchafalaya Bay Data library owner is as follows:

                             CANADIAN                                     RECORDED IN REVENUE TO
                              DOLLAR                                            AUGUST 31,
                               SALES                                     ------------------------
  REVENUE SHARING BASIS       REVENUE         OWNER       SOLID STATE       1996          1997
  ---------------------     -----------    -----------    -----------    ----------    ----------
  First...................  $11,414,000    $        --    $11,414,000    $8,882,000    $2,532,000
  Next....................    4,601,000      3,405,000      1,196,000            --     1,196,000
                            -----------    -----------    -----------    ----------    ----------
Sales to date.............   16,015,000      3,405,000     12,610,000     8,882,000     3,728,000
                            -----------    -----------    -----------    ----------    ----------
  Next....................    7,405,000      5,480,000      1,925,000            --            --
  Next....................    8,280,000             --      8,280,000            --            --
  Next....................   11,501,000      8,051,000      3,450,000            --            --
                            -----------    -----------    -----------    ----------    ----------
Future sales..............   27,186,000     13,531,000     13,655,000            --            --
                            -----------    -----------    -----------    ----------    ----------
                            $43,201,000    $16,936,000    $26,265,000    $8,882,000    $3,728,000
                            ===========    ===========    ===========    ==========    ==========

     The revenue sharing basis in U.S. dollars is $8,394,000, $3,334,000, $5,366,000, $6,000,000 and $8,334,000, respectfully, for the amounts shown in the Canadian dollar Sales Revenue column.

     Realization of these sales is dependent upon the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Canadian

     No significant additions were made to the Canadian data library in the year ended August 31, 1997. Amortization of $969,000 was recorded. As at August 31, 1997, the net book value was $2,926,000.

     Recovery of these costs is dependent upon future sales which are influenced by the availability of land in the data area, petroleum discoveries or anticipated discoveries in that area and general petroleum industry economics.

  Other

     Certain financing agreements require all proceeds from the data library sales to be applied against the specified debt (see Note 7).

                          SOLID STATE GEOPHYSICAL INC.

                                                         CANADA      UNITED STATES       TOTAL
                                                       ----------    -------------    -----------
COST
  Balance as at September 1, 1995....................  $3,886,000     $ 4,874,000     $ 8,760,000
  Additions..........................................   5,214,000      19,246,000      24,460,000
                                                       ----------     -----------     -----------
  Balance as at September 1, 1996....................  $9,100,000     $24,120,000     $33,220,000
                                                       ==========     ===========     ===========
  Balance, as at September 1, 1996...................  $9,100,000     $24,120,000     $33,220,000
  Additions..........................................      35,000       8,715,000       8,750,000
                                                       ----------     -----------     -----------
  Balance as at August 31, 1997......................  $9,135,000     $32,835,000     $41,970,000
                                                       ==========     ===========     ===========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1995....................  $  964,000     $        --     $   964,000
  Amortization for the year..........................   4,276,000      16,279,000      20,555,000
                                                       ----------     -----------     -----------
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
                                                       ==========     ===========     ===========
ACCUMULATED AMORTIZATION
  Balance as at September 1, 1996....................  $5,240,000     $16,279,000     $21,519,000
  Amortization for the year..........................     969,000       3,815,000       4,784,000
                                                       ----------     -----------     -----------
  Balance as at August 31, 1997......................  $6,209,000     $20,094,000     $26,303,000
                                                       ==========     ===========     ===========
NET BOOK VALUE AS AT AUGUST 31, 1996
  Current portion....................................  $1,454,000     $ 4,524,000     $ 5,978,000
  Non-current portion................................   2,406,000       3,317,000       5,723,000
                                                       ----------     -----------     -----------
                                                       $3,860,000     $ 7,841,000     $11,701,000
                                                       ==========     ===========     ===========
NET BOOK VALUE AS AT AUGUST 31, 1997
  Current portion....................................  $  917,000     $ 1,537,000     $ 2,454,000
  Non-current portion................................   2,009,000      11,204,000      13,213,000
                                                       ----------     -----------     -----------
                                                       $2,926,000     $12,741,000     $15,667,000
                                                       ==========     ===========     ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                         CANADA      UNITED STATES       TOTAL
                                                       ----------    -------------    -----------
FOR THE YEAR ENDED AUGUST 31, 1995
  Revenues...........................................  $  773,000     $        --     $   773,000
  Amortization.......................................     476,000              --         476,000
                                                       ----------     -----------     -----------
  Gross profit.......................................  $  297,000     $        --     $   297,000
                                                       ==========     ===========     ===========
FOR THE YEAR ENDED AUGUST 31, 1996
  Revenues...........................................  $6,009,000     $ 8,882,000     $14,891,000
  Amortization.......................................   4,276,000      16,418,000      20,694,000
                                                       ----------     -----------     -----------
  Gross profit (loss)................................  $1,733,000     $(7,536,000)    $(5,803,000)
                                                       ==========     ===========     ===========
FOR THE YEAR ENDED AUGUST 31, 1997
  Revenues...........................................  $  191,000     $ 3,728,000     $ 3,919,000
  Amortization.......................................     969,000       3,815,000       4,784,000
                                                       ----------     -----------     -----------
  Gross loss.........................................  $ (778,000)    $   (87,000)    $  (865,000)
                                                       ==========     ===========     ===========

(5) PROPERTY AND EQUIPMENT

                                                                    AUGUST 31, 1996
                                                     ---------------------------------------------
                                                                      ACCUMULATED       NET BOOK
                                                        COST         DEPRECIATION         VALUE
                                                     -----------    ---------------    -----------
Land.............................................    $   275,000      $        --      $   275,000
Building.........................................        659,000           69,000          590,000
Recording equipment..............................     42,329,000       16,507,000       25,822,000
Survey equipment.................................      2,235,000        1,429,000          806,000
Drilling equipment...............................      2,783,000        1,206,000        1,577,000
Vehicles (including boats).......................      2,318,000        1,673,000          645,000
Office equipment.................................        653,000          408,000          245,000
Radio equipment..................................        434,000          301,000          133,000
                                                     -----------      -----------      -----------
                                                      51,686,000       21,593,000       30,093,000
Equipment under capital lease....................      2,339,000          794,000        1,545,000
                                                     -----------      -----------      -----------
                                                     $54,025,000      $22,387,000      $31,638,000
                                                     ===========      ===========      ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                              AUGUST 31, 1997
                                         ----------------------------------------------------------
                                         DEPRECIATION
                                           TERMS IN                     ACCUMULATED      NET BOOK
                                            YEARS           COST        DEPRECIATION       VALUE
                                         ------------    -----------    ------------    -----------
Land...................................     --           $   275,000    $        --     $   275,000
Building...............................     20               681,000        108,000         573,000
Recording equipment....................     2 - 7         51,809,000     22,430,000      29,379,000
Survey equipment.......................     3 - 5          2,251,000      1,737,000         514,000
Drilling equipment.....................     2 - 3          3,309,000      2,146,000       1,163,000
Vehicles (including boats).............     3 - 5          2,606,000      2,080,000         526,000
Office equipment.......................     5                880,000        532,000         348,000
Radio equipment........................     2 - 4            593,000        387,000         206,000
                                            -----        -----------    -----------     -----------
                                                          62,404,000     29,420,000      32,984,000
Equipment under capital lease..........     3 - 5          3,239,000      1,062,000       2,177,000
                                            -----        -----------    -----------     -----------
                                                         $65,643,000    $30,482,000     $35,161,000
                                            =====        ===========    ===========     ===========

     Property and equipment are pledged as security pursuant to long-term debt (see Note 7).

(6) OPERATING LOANS

     Solid State and its subsidiaries have operating lines of credit of $5,100,000 which were fully utilized at August 31, 1997. The credit facilities are secured by assignments of receivables and bear interest at prime plus 0.75% (6.5% at August 31, 1996; 5.5% -- 1997). (See Note 7 regarding covenant violations).

(7) PROMISSORY NOTES AND LONG-TERM DEBT

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
PROMISSORY NOTES
Promissory note bearing interest at 18% with interest due
  quarterly commencing July 1, 1996 and principal due and
  payable December 31, 1996. Secured by future Multi-client
  data sales ($1,900,000 U.S.). ............................  $ 2,600,000    $        --
Promissory note bearing interest at 15% with interest
  commencing February 10, 1997 and $1,000,000 U.S. of
  $2,000,000 U.S. principal due May 10, 1997 and balance due
  August 10, 1997, all extended to November 30, 1997.
  Secured by future Multi-client data sales ($2,000,000
  U.S.). ...................................................           --      2,777,000
Promissory note bearing interest at 15% with interest
  commencing February 19, 1997 and $1,000,000 U.S. of
  $2,000,000 U.S. principal due May 19, 1997 and balance due
  August 19, 1997, all extended to November 30, 1997.
  Secured by future Multi-client data sales ($2,000,000
  U.S.). ...................................................           --      2,777,000
Promissory note bearing interest at 15% with interest
  commencing July 2, 1997 and balance due August 15, 1997,
  extended to November 30, 1997. Secured by future
  Multi-client data sales ($3,000,000 U.S.). ...............           --      4,166,000
Promissory note bearing interest at 15% with interest
  commencing July 22, 1997 and balance due August 15, 1997,
  extended to November 30, 1997. Secured by future
  Multi-client data sales ($1,000,000 U.S.). ...............           --      1,389,000
                                                              -----------    -----------
                                                              $ 2,600,000    $11,109,000
                                                              ===========    ===========

                          SOLID STATE GEOPHYSICAL INC.

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
LONG-TERM DEBT
Demand non-revolving loan bearing interest at prime plus
  1.75% (6.5%) repayable in consecutive monthly installments
  of $12,500 until January 1, 2002.  .......................  $   917,000    $   663,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $13,750 U.S. until January 1, 2002
  (1996 -- $1,054,500 U.S.; $728,800 U.S.).  ...............    1,443,000      1,012,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $13,125 U.S. until January 1, 2002
  (1996 -- $974,900 U.S.; $695,600 U.S.). ..................    1,334,000        966,000
Demand non-revolving loan bearing interest at prime plus
  1.75% (6.5%) repayable in consecutive monthly installments
  of $63,333 until January 1, 2002. ........................    4,475,000      3,357,000
Demand non-revolving loan bearing interest at lender's U.S.
  dollar cost of funds plus 1.75% repayable in consecutive
  monthly installments of $53,083 U.S. until January 1, 2002
  (1996 -- $3,510,000 U.S.; $2,813,400 U.S.). ..............    4,803,000      3,906,000
Conditional sales agreement repayable in sixty equal monthly installments of $89,437 U.S., with interest commencing
  October 16, 1996. Secured by related equipment. Effective
  interest rate of 10.471% ($3,703,000 U.S.) -- renegotiated
  1996 CSA, adding additional equipment (including
  consolidation of the following CSA). .....................    5,782,000      5,141,000
Obligations under capital lease, secured by related
  equipment, repayable in equal monthly installments of
  $19,012 U.S., including interest (consolidated into CSA
  $5,141,000). .............................................      655,000             --
Convertible debenture bearing interest at 8% with interest
  due quarterly commencing July 1, 1996 and failing the
  exercise of conversion rights, principle due April 30,
  2001. The debenture was convertible into 1,141,667 common
  shares of the Corporation (convertible at $2.40 per share, closing price at date of grant was $2.76). Repaid with
  proceeds of financing in October 1996. ...................    2,737,000             --
Obligations under capital lease, secured by related
  equipment, repayable in monthly installments of $52,000
  (1996 -- $36,000), including interest at approximately
  7.5%......................................................      414,000      1,061,000
Conditional sales agreement repayable in 12 monthly
  installments of $18,219 U.S. with interest commencing
  November 26, 1997. Secured by related equipment. Effective
  interest rate of 10.746% ($71,347 U.S.). .................           --         99,000
Conditional sales agreement repayable with a principle
  payment of $150,000 U.S. June 30, 1997; two monthly
  installments of $250,000, including interest commencing
  June 30, 1996; twenty-eight monthly installments of
  $127,050 U.S., including interest until December 31, 1999.
  Secured by related equipment. Effective interest rate of
  10.746% ($3,592,566 U.S.). ...............................           --      4,988,000
Conditional sales agreement repayable in twenty four equal
  monthly installments of $23,309 U.S., including interest,
  with interest commencing September 30, 1997. Secured by
  related equipment. Effective interest rate of 10.746%
  ($503,855 U.S.). .........................................           --        700,000

                          SOLID STATE GEOPHYSICAL INC.

                                                                      AUGUST 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Promissory note bearing interest at 18% commencing October
  17, 1996 (15% interest ($4,197,000 U.S.) effective
  February 24, 1997). Interest due quarterly commencing
  January 1, 1997, due October 1999 with minimal annual
  payments of $1,380,000 ($1,000,000 U.S.). Secured by
  future multi-client data sales. $4,000,000 U.S.
  ($5,400,000 Cdn.) converted to equity February 24,
  1997. ....................................................  $        --    $ 5,828,000
Other.......................................................       20,000             --
                                                              -----------    -----------
                                                               22,580,000     27,721,000
Less: Current portion.......................................    8,054,000      9,028,000
                                                              -----------    -----------
                                                              $14,526,000    $18,693,000
                                                              ===========    ===========

     In 1997, Solid State postponed certain principal repayments.

     At August 31, 1997, the Company was in violation of certain debt covenants with its main banker. These violations were waived to October 31, 1997. The bank retains the right to demand all loans after this date if there are covenant violations. Certain promissory note and conditional sales agreement repayment dates were not adhered to.

     The demand non-revolving loans are secured by fixed and floating charge debentures over all of the assets of Solid State, subsidiaries and specific charges on property and equipment.

     In certain debt agreements, there are cross-default provisions under which a default in one agreement could become a default under such other agreements.

     Principal repayments are as follows:

1998....................................................  $ 9,028,000
1999....................................................    9,403,000
2000....................................................    4,455,000
2001....................................................    3,641,000
2002....................................................    1,194,000
                                                          -----------
                                                          $27,721,000
                                                          ===========

                          SOLID STATE GEOPHYSICAL INC.

(8) CAPITAL STOCK

     Authorized share capital is comprised of unlimited common shares and preferred shares.

                                                                SHARES      BOOK VALUE
                                                              ----------    -----------
Total common shares outstanding September 1, 1993...........   2,800,000    $   800,000
Common shares issued in accordance with initial public
  offering..................................................   2,000,000     12,238,000
Common shares issued upon acquisition of Nortech Surveys
  (Canada) Inc. (Note 3)....................................     200,000      1,700,000
                                                              ----------    -----------
Total common shares outstanding August 31, 1994 and 1995....   5,000,000     14,738,000
Common shares issued in accordance with a rights offering in
  March 1996................................................       6,520         20,000
                                                              ----------    -----------
Common shares outstanding August 31, 1996...................   5,006,520     14,758,000
Common shares issued to specified shareholders for debt, net
  of issue costs less related deferred tax..................   3,044,444      4,044,000
Common shares issued to specified shareholders for cash, net
  of issue costs less related deferred tax..................   5,869,565      5,356,000
Common shares issued under options..........................     215,000        311,000
                                                              ----------    -----------
Common shares outstanding August 31, 1997...................  14,135,529    $24,469,000
                                                              ==========    ===========

     Earnings per share for the year ended August 31, 1997 have been calculated using the weighted average shares outstanding of 10,787,000 (1995 -- 5,000,000; 1996 -- 5,003,000).

     Fully diluted earnings per share for 1997, 1996 and 1995 would have been anti-dilutive.

(9)  STOCK OPTIONS AND SHARES RESERVED

     At August 31, 1997, Solid State had options to purchase 952,000 Common shares outstanding, of which 325,000 expired subsequent to the year end. Prices ranged from $1.00 to $6.50. During 1996, 505,000 options were granted. In 1997, 670,000 options were granted to purchase Common shares at between $0.95 and $1.80. All options expire on or before December 31, 2000. Grant prices were equal to or greater than fair market value at the dates of grant and to date 215,000 stock options have been exercised. They were warrants outstanding to purchase 125,000 Common Shares at $1.65 per share.

(10) INCOME TAXES

     Reconciliation of expected income tax provision to recorded income tax provision:

                                          1995           1996           1997
                                       -----------    -----------    -----------
Expected income tax (recovery) at
  (1995 -- 44.34%; 1996 -- 44.53%;
  44.62%)............................  $(2,144,000)   $(3,357,000)   $(2,418,000)
Future benefit of tax losses in
  subsidiaries not recognized........    1,219,000      2,943,000      1,572,000
Assets written off with no tax
  basis..............................      925,000             --             --
                                       -----------    -----------    -----------
Income taxes (recovery) per financial
  statements.........................  $        --    $  (414,000)   $  (846,000)
                                       ===========    ===========    ===========

     Solid State can defer future income taxes by claiming allowable income tax deductions in excess of those provided in the accounting records.

                          SOLID STATE GEOPHYSICAL INC.

     Solid State does not anticipate repatriating income from foreign operations and accordingly, has not provided for any possible future repatriation taxation. At August 31, 1997, there was not a material amount in income which could be repatriated.

     Solid State has unclaimed research and development expenditures and noncapital losses carried forward for income tax purposes of $1,489,000 and $3,900,000 respectively, which resulted from operations in a Canadian subsidiary. There are non-North American foreign subsidiaries with approximately $4,400,000 of non-capital tax losses for accounting carried forward. The U.S. subsidiary has non-capital accounting losses carried forward of approximately $8,600,000 as at August 31, 1997, which may be claimable in future years. The potential benefits of these items have not been reflected in the consolidated financial statements. Realization of these losses is dependent upon taxable income being earned in each jurisdiction that has the tax losses. Solid State has non-capital losses of $2,762,000 resulting from its Canadian operations of which $703,000 has a potential unrecorded benefit. The amount of tax losses available is subject to normal audit by the various tax authorities which may result in changes to the losses.

                          SOLID STATE GEOPHYSICAL INC.

(11) SEGMENTED INFORMATION

     Solid State operates in two business segments with both domestic and foreign contracts.

  Industry segments

                                                                YEAR ENDED AUGUST 31
                                                     ------------------------------------------
                                                        1995            1996           1997
                                                     -----------    ------------    -----------
NET REVENUES FROM CUSTOMERS OUTSIDE THE ENTERPRISE
  Seismic acquisition..............................  $28,850,000    $ 27,290,000    $45,910,000
  Data library.....................................      773,000      14,891,000      3,919,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $29,623,000    $ 42,181,000    $49,829,000
                                                     ===========    ============    ===========
OPERATING LOSS BEFORE RESTRUCTURING AND OTHER
  COSTS, INTEREST AND WRITE-DOWN
  Seismic acquisition..............................  $   242,000    $ (2,796,000)   $  (274,000)
  Data library.....................................      297,000      (5,803,000)      (865,000)
                                                     -----------    ------------    -----------
TOTAL..............................................  $   539,000    $ (8,599,000)   $(1,139,000)
                                                     ===========    ============    ===========
IDENTIFIABLE ASSETS
  Seismic acquisition..............................  $40,032,000    $ 42,325,000    $55,035,000
  Data library.....................................    7,797,000      11,701,000     15,667,000
  Corporate........................................           --       1,441,000      1,057,000
  Discontinued operations..........................    3,925,000         133,000             --
                                                     -----------    ------------    -----------
TOTAL..............................................  $51,754,000    $ 55,600,000    $71,759,000
                                                     ===========    ============    ===========
CAPITAL EXPENDITURES
  Seismic acquisition..............................  $10,888,000    $ 11,025,000    $15,770,000
  Data library.....................................    7,680,000      21,643,000      8,439,000
  Discontinued operations..........................      898,000         148,000         47,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $19,466,000    $ 32,816,000    $24,256,000
                                                     ===========    ============    ===========
DEPRECIATION AND AMORTIZATION
  Seismic acquisition..............................  $ 5,968,000    $  5,856,000    $ 8,974,000
  Data library.....................................      476,000      20,694,000      4,784,000
                                                     -----------    ------------    -----------
TOTAL..............................................  $ 6,444,000    $ 26,550,000    $13,758,000
                                                     ===========    ============    ===========
DISCONTINUED OPERATIONS
  Operating loss...................................  $  (938,000)   $   (242,000)   $  (121,000)
                                                     ===========    ============    ===========
TOTAL INDUSTRY SEGMENTS
  Net revenue from customers outside the
     enterprise....................................  $29,623,000    $ 42,181,000    $49,829,000
                                                     ===========    ============    ===========
SEGMENTED OPERATING INCOME (LOSS) BEFORE THE
  FOLLOWING........................................  $   539,000    $ (8,599,000)   $(1,139,000)
  Interest expense.................................   (1,175,000)     (2,667,000)    (4,050,000)
  Restructuring costs..............................           --        (873,000)      (231,000)
  Write-down of fixed assets.......................   (3,349,000)             --             --
  Income tax recovery..............................           --         414,000        846,000
  Discontinued operations loss.....................     (938,000)       (242,000)      (121,000)
                                                     -----------    ------------    -----------
Net loss...........................................  $(4,923,000)   $(11,967,000)   $(4,695,000)
                                                     ===========    ============    ===========

                          SOLID STATE GEOPHYSICAL INC.

  Geographic segments

                                                             AUGUST 31, 1995
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $16,461,000   $    28,000    $ 9,016,000    $ 4,118,000   $29,623,000
Earnings (loss) before
  interest**....................    1,748,000      (154,000)    (1,867,000)       812,000       539,000
Identifiable assets.............   25,100,000    16,606,000      4,475,000      1,648,000    47,829,000

                                                             AUGUST 31, 1996
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $22,053,000   $ 5,687,000    $14,445,000    $    (4,000)  $42,181,000
Earnings (loss) before
  interest......................      283,000       587,000     (8,928,000)      (541,000)   (8,599,000)
Identifiable assets.............   25,521,000     1,490,000     27,951,000        505,000    55,467,000

                                                             AUGUST 31, 1997
                                  ---------------------------------------------------------------------
                                                                              MIDDLE EAST
                                                   SOUTH                          AND
                                    CANADA       AMERICAN     UNITED STATES      OTHER         TOTAL
                                  -----------   -----------   -------------   -----------   -----------
Net contract revenue*...........  $20,046,000   $10,818,000    $12,312,000    $ 6,653,000   $49,829,000
Earnings (loss) before
  interest......................    2,260,000    (3,749,000)      (704,000)     1,054,000    (1,139,000)
Identifiable assets.............   27,016,000    13,238,000     25,434,000      6,071,000    71,759,000

---------------
 * Includes Data Library sales.

** Before write-down of fixed assets ($3,349,000 -- 1995, nil -- 1996 and 1997), financial restructuring costs and discontinued operations.

     As at August 31, (1995 -- 42%; 1996 -- 43%) 1997, approximately 59% of identifiable foreign assets are represented by accounts receivable, multi-client data and work-in-progress. The balance, represented by property and equipment, is readily transferrable from country to country as contracts are negotiated.

(12) ECONOMIC DEPENDENCE

     Solid State operates in several countries. These operations are dependent upon the level of oil and gas exploration and development. Solid State operates for several customers, the only customers that accounted for more than 10% of the net contract revenue during the year ended August 31, 1996 were two customers accounting for $4,204,000 of South American net contract revenues and $5,815,000 of Canadian net contract revenues and during the year ended August 31, 1997 one customer accounted for $6,218,000 of South American net contract revenues.

(13) FINANCIAL INSTRUMENTS

  a) Fair value of financial assets and liabilities

     Solid State's financial instruments are substantially all cash, accounts receivable, income taxes receivable, accounts payable, promissory notes and long-term debt. The book value for all financial instruments, including $16,937,000 of promissory notes and long-term debt, approximates their fair value. The $16,937,000 of long-term debt and promissory notes which are at 15% were negotiated during the year and there was additional borrowings secured by promissory notes subsequent to the year end with interest at 15%.

                          SOLID STATE GEOPHYSICAL INC.

  b) Interest rate risk

     At August 31, 1997, Solid State had $15,139,000 of debt with variable interest rates based upon bank prime rates. For each one percentage change in interest rates, interest expense would change by $151,000.

  c) Credit risk

     A substantial portion of Solid State's receivables are with customers in the oil and gas business and are subject to normal industry credit risks. Accounts receivable in Venezuela with a national oil company are factored, with Solid State paying an annual fee of 29% and having a contingent liability for any receivables not ultimately collected. The amount received on factoring has been recorded as a loan and included in current liabilities.

  d) Foreign currency risk

     $33,749,000 of Solid State's promissory notes and long-term debt is repayable in U.S. dollars. This amount is hedged only by operations conducted in U.S. dollars. For each $0.01 change in the Canadian dollar relative to the U.S. dollar, the debt will change by approximately $470,000.

(14) RELATED PARTY TRANSACTIONS

     During 1997, two creditors became the major shareholders ("investors") of Solid State. At August 31, 1996, these creditors were owed money under two lines of credit; one for $2,600,000 with interest at 18% and one for $2,737,000 with interest at 8% and convertible into 1,146,667 Common shares of Solid State. Subsequent to August 31, 1996, a further $2,877,000 ($2,100,000 U.S.) was advanced to Solid State with interest at 18% to bring the total of these loans to $5,480,000.

     On October 16, 1996, Solid State completed a $16,440,000 ($12,000,000 U.S.)
equity/debt financing. The financing was as follows:

Description                                                    CDN.           U.S.
-----------                                                 -----------    -----------
3,044,444 Common shares (before net expenses of
  $66,000)................................................  $ 4,110,000    $ 3,000,000
Secured loans with interest at 18% until a private
  placement was completed and 15% thereafter;
  Secured by data libraries; repayments from proceeds of
     the data libraries revenues..........................
  Minimum annual repayments of $1,370,000 ($1,000,000
     U.S.) for the first two years and any balance in
     October 1999.........................................    6,850,000      5,000,000
  Proceeds from a private placement were to be used to
     retire this loan.....................................    5,480,000      4,000,000
                                                            -----------    -----------
                                                            $16,440,000    $12,000,000
                                                            ===========    ===========

                          SOLID STATE GEOPHYSICAL INC.

     The proceeds of the October 16, 1996, financing were used as follows:

DESCRIPTION                                                    CDN.           U.S.
-----------                                                 -----------    -----------
To repay convertible debt owing to the specified
  investors...............................................  $ 2,740,000    $ 2,000,000
To repay term debt owing to the specified investors.......    5,480,000      4,000,000
To repay related interest and legal costs to the specified
  investors...............................................      330,000        240,000
To pay trade debt and interest in arrears on two
  conditional sales agreements with a major equipment
  supplier................................................    1,645,000      1,200,000
To retire a conditional sales agreement with a major
  supplier................................................      655,000        479,000
To repay trade debt with Canadian and U.S. suppliers......    4,385,000      3,200,000
For general working capital requirements..................    1,205,000        881,000
                                                            -----------    -----------
                                                            $16,440,000    $12,000,000
                                                            ===========    ===========

     In February 1997, the investors purchased an additional 5,869,565 shares for $5,356,000 net of expenses at which time they became the majority shareholders of the Corporation.

     In July 1997, an investor lent $5,600,000 ($4,000,000 U.S.) to Solid State with interest at 15%.

     At August 31, 1997, $16,937,000 ($12,198,000 U.S.) was owed to an investor with interest at 15%.

     Interest incurred during the year on the related party loans was $1,972,000 (1996 -- $339,000).

     At August 31, 1997, the investors had 2 out of 4 directors on Solid State's Board of Directors and were providing assistance for working capital (see Note
17).

(15) COMMITMENTS

     In addition to the data library costs at August 31, 1997, Note 4, Solid State had cash cost commitments to complete these programs estimated in the amount of $227,000.

(16) CONTINGENCIES

     Legal items relating to permitting and other business matters which were incurred in the normal course of business were outstanding at August 31, 1997. In most cases, any liability would be passed onto third parties.

(17) SUBSEQUENT EVENTS

     Subsequent to the year end the following occurred:

          (a) A shareholder advanced an additional $6,245,000 ($4,500,000 U.S.) with interest at 15%.

          (b) The major investors advised Solid State that they were considering a take-over bid to acquire the minority Common shares at a price of $3.00 per share in cash. On November 27, 1997, the price was amended to $3.50 in an offer to the minority shareholders.

          (c) The covenant defaults indicated in Note 7 were waived to November 26, 1997.

          (d) The due dates for the promissory notes indicated in Note 7 were extended from November 30, 1997 to January 15, 1998.

          (e) 125,000 warrants were exercised to purchase Common shares for proceeds of $147,320 and 320,000 options were exercised to purchase shares for proceeds of $392,000.

          (f) The new shareholder of the Company determined that economic factors regarding the Company's multi-client data had changed and that a special charge for asset impairment of $5,900,000 U.S. was required. The new shareholder recorded this amount in its December 31, 1997 financial statements.

                          SOLID STATE GEOPHYSICAL INC.

(18) PRIOR YEAR AMOUNTS

     Certain prior year amounts have been reclassified to conform with the current year's presentation.

(19) CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). In certain aspects GAAP as applied in the United States differs from Canadian GAAP.

  Canadian balance sheet

     Under Canadian GAAP, foreign exchange gains and losses resulting from long-term monetary items of the reporting company are deferred and amortized over the lives of those monetary items. Under U.S. GAAP these gains and losses would be expensed in the period.

                                                                         AUGUST 31
                                                                ----------------------------
                                                                    1996            1997
                                                                ------------    ------------
Deferred exchange loss (per financial statements)...........    $     26,000    $    234,000
                                                                ------------    ------------
Deferred exchange loss (per U.S. GAAP)......................    $         --    $         --
                                                                ============    ============

     Under U.S. GAAP the multi-client data, current portion would be grouped with multi-client data, less current portion.

                                                                        AUGUST 31
                                                                --------------------------
                                                                   1996           1997
                                                                -----------    -----------
Current assets (per financial statements)...................    $16,497,000    $22,014,000
Less: multi-client data, current portion....................     (5,978,000)    (2,454,000)
                                                                -----------    -----------
Current assets (per U.S. GAAP)..............................    $10,519,000    $19,560,000
                                                                ===========    ===========
Multi-client data, less current portion (per financial
  statements)...............................................    $ 5,723,000    $13,213,000
Add: multi-client data, current portion.....................      5,978,000      2,454,000
                                                                -----------    -----------
Multi-client data (per U.S. GAAP)...........................    $11,701,000    $ 15,667,00
                                                                ===========    ===========

     The current portion of long-term debt under U.S. GAAP in 1997 would be reduced by $1,074,000, which would reduce the current portion of the promissory note to its minimal annual payment of $1,380,000 in 1998 rather than being the total amount of the multi-client data, current portion. The 1997 working capital would have been reduced by $1,380,000.

                          SOLID STATE GEOPHYSICAL INC.

     Under U.S. GAAP debt covenants, violations must be waived for a full year to classify the debt as long-term. Bank debt did not have covenants waived for one year. This debt and the remaining long-term debt has been reclassified as current.

                                                                AUGUST 31,
                                                                   1997
                                                                -----------
Current liabilities (per financial statements)..............    $43,977,000
Add: Long-term portion of debt..............................     18,693,000
                                                                -----------
Current liabilities (per U.S. GAAP).........................    $62,670,000
                                                                ===========

     Conditional sales agreements are supplier financing contracts.

  Statement of changes in shareholders' equity

     For U.S. reporting, the information contained in the consolidated statement of operations and (deficit) retained earnings and Note 8, Capital stock, would be combined to develop a complete statement of changes in shareholders' equity.

     For U.S. reporting, the proceeds from the convertible debenture issued in 1996 would have been split between debt and shareholders' equity with the majority of the amount going to shareholders' equity being determined by the difference between the conversion price for the shares and the trading price of the shares at the date of grant.

                                                                         AUGUST 31,
                                                                ----------------------------
                                                                    1996            1997
                                                                ------------    ------------
Additional paid-in capital (per U.S. GAAP)..................    $    637,000    $    637,000
                                                                ============    ============
Deficit (per financial statements)..........................    $(10,685,000)   $(15,380,000)
Additional foreign exchange expense.........................         (26,000)       (234,000)
Additional financing cost...................................         (53,000)        (73,000)
Additional loss on extinguishment of debt...................              --        (564,000)
                                                                ------------    ------------
Deficit (per U.S. GAAP).....................................    $(10,764,000)   $(16,251,000)
                                                                ============    ============

  Consolidated statements of operations

     For U.S. reporting, net amounts billed to customers for reimbursable costs would have reduced revenues from those reported in the financial statements and resulted in changed costs of sales with no change in gross margins.

                          SOLID STATE GEOPHYSICAL INC.

                                                              YEARS ENDED AUGUST 31,
                                                    -------------------------------------------
                                                       1995            1996            1997
                                                    -----------    ------------    ------------
Contract revenue (per financial statements).....    $48,357,000    $ 45,503,000    $ 77,999,000
Data library revenue (per financial                     773,000      14,891,000       3,919,000
  statements)...................................
                                                    -----------    ------------    ------------
                                                      49,130,00      60,394,000      81,918,000
Reimbursable and third party revenue                 (7,265,000)    (12,663,000)    (13,218,000)
  adjustments...................................
                                                    -----------    ------------    ------------
Contract revenues (per U.S. GAAP)...............    $41,865,000    $ 47,731,000    $ 68,700,000
                                                    ===========    ============    ============
Costs of sales (per financial statements).......    $20,384,000    $ 21,250,000    $ 33,262,000
Amortization data bank (per financial                   476,000      20,694,000       4,784,000
  statements)...................................
                                                    -----------    ------------    ------------
                                                     20,860,000      41,944,000      38,046,000
Reimbursable and third party cost adjustments...     12,242,000       5,550,000      18,871,000
                                                    -----------    ------------    ------------
Cost of sales (per U.S. GAAP)...................    $33,102,000    $ 47,494,000    $ 56,917,000
                                                    ===========    ============    ============

     There is no significant difference in accounting for deferred taxes between Canadian and U.S. GAAP. Under Canadian GAAP, the deferral method is used for accounting for income taxes whereas under U.S. GAAP the asset and liability approach is used. No deferred tax asset has been recorded for the tax losses carried forward because valuation allowances were provided against all losses.

     In Canada, earnings (loss) per share is calculated based on the weighted average number of shares outstanding during the period. For U.S. GAAP, earnings
(loss) per share would be calculated using common stock equivalents outstanding during the period. The weighted average number of shares outstanding gives approximately the same loss per share as using common stock equivalent because any potential conversions for common share equivalents would have the effect of decreasing loss per share and therefore, would not be converted for purposes of the calculation.

                                                               YEARS ENDED AUGUST 31,
                                                     ------------------------------------------
                                                        1995            1996           1997
                                                     -----------    ------------    -----------
Net loss as reported.............................    $(4,923,000)   $(11,967,000)   $(4,695,000)
Additional foreign exchange income (loss)........        121,000        (100,000)      (208,000)
Additional financing cost........................             --         (53,000)       (20,000)
Additional loss on extinguishment of debt........             --              --       (564,000)
                                                     -----------    ------------    -----------
Net loss in accordance with U.S. GAAP............    $(4,802,000)   $(12,120,000)   $(5,487,000)
                                                     ===========    ============    ===========
Net loss per share...............................    $     (0.96)   $      (2.42)   $     (0.51)
                                                     -----------    ------------    -----------
Weighted average number of shares outstanding....      5,000,000       5,003,000     10,787,000
                                                     ===========    ============    ===========

  Consolidated statement of changes in financial position

     The statement of changes in financial position is substantially the same as the statement of cash flows prepared under U.S. GAAP, except for the following differences:

     For the U.S. GAAP, additional disclosure for cash interest and taxes paid would be made:

                                                         YEARS ENDED AUGUST 31,
                                                 --------------------------------------
                                                    1995          1996          1997
                                                 ----------    ----------    ----------
Interest paid..................................  $1,108,000    $2,379,000    $3,593,000
                                                 ----------    ----------    ----------
Taxes paid (recovered).........................  $1,046,000    $ (201,000)   $  107,000
                                                 ==========    ==========    ==========

                          SOLID STATE GEOPHYSICAL INC.

     For U.S. GAAP, cash provided by (used in) operating activities would include operating activities from discontinued operations.

                                                        YEARS ENDED AUGUST 31,
                                                ---------------------------------------
                                                   1995          1996           1997
                                                ----------    -----------    ----------
Cash provided by continuing operating
  activities before changes in working capital
  balances related to operations (as
  reported)...................................  $6,004,000    $14,691,000    $7,944,000
Discontinued operations.......................     126,000        (12,000)     (121,000)
                                                ----------    -----------    ----------
Cash provided by operating activities before
  changes in working capital balances related
  to operations in accordance with U.S.
  GAAP........................................  $6,130,000    $14,679,000    $7,823,000
                                                ==========    ===========    ==========

     Under U.S. GAAP, the following would not have been disclosed in the cash flow statement but would have been disclosed in a separate supplementary schedule of non-cash financing and investing activities.

     In 1997, there was one non-cash financing activity which was Common shares valued at $3,989,000 issued to repay debt included in the statement of changes in financial position.

     In 1996 there was a non-cash investing activity which was the receipt of $1,441,000 preferred shares on the sale of assets of a subsidiary.

     In 1995, 1996 and 1997, there was the purchase of property and equipment for the execution of capital leases and notes of $1,679,000, $6,662,000, and $7,178,000 respectively, which would have affected financing and investing activities.

     For U.S. GAAP, bank indebtedness of 1995 -- $1,105,000; 1996 -- $5,788,000;
and 1997 -- $5,235,000; would have been shown as a financing activity. Cash would be shown as 1995 -- $2,705,000; 1996 -- $308,000; and 1997 -- $740,000.

                                                       YEARS ENDED AUGUST 31,
                                              -----------------------------------------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
Financing activities as reporting...........  $ 5,020,000    $ 8,334,000    $23,080,000
Change in bank indebtedness.................     (304,000)     4,683,000       (553,000)
Change in proceeds of long-term debt........   (1,679,000)    (6,662,000)    (7,178,000)
                                              -----------    -----------    -----------
Financing activities in accordance with U.S.
  GAAP......................................  $ 3,037,000    $ 6,355,000    $15,349,000
                                              ===========    ===========    ===========
Investing activities as reported............  $18,677,000    $31,132,000    $20,343,000
Fixed assets purchased using supplier
  debt......................................   (1,679,000)    (6,662,000)    (7,178,000)
                                              -----------    -----------    -----------
Investing activities in accordance with U.S.
  GAAP......................................  $16,998,000    $24,470,000    $13,165,000
                                              -----------    -----------    -----------
Change in cash as reported..................  $ 2,311,000    $(7,080,000)   $   985,000
Change in bank indebtedness.................     (304,000)     4,683,000       (553,000)
                                              -----------    -----------    -----------
Change in cash in accordance with U.S.
  GAAP......................................  $ 2,007,000    $(2,397,000)   $   432,000
                                              ===========    ===========    ===========

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS SUBSCRIPTION OFFERING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS SUBSCRIPTION OFFERING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Summary.........................................     3
Risk Factors....................................     9
Disclosure Regarding Forward-Looking
  Statements....................................    16
The Company.....................................    17
Use of Proceeds.................................    18
Dividend Policy.................................    18
Capitalization..................................    19
Unaudited Pro Forma Financial Information.......    20
Unaudited Pro Forma Combined Statement of
  Operations....................................    21
Selected Consolidated Historical Financial
  Data..........................................    24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    26
Business........................................    39
Management......................................    47
Certain Relationships and Related
  Transactions..................................    50
Security Ownership of Management and Principal
  Stockholders..................................    53
Subscription Procedures.........................    54
Selling Stockholders............................    56
Description of Capital Stock....................    57
Shares Eligible for Future Sale.................    58
Legal Matters...................................    58
Experts.........................................    58
Additional Information..........................    59
Index to Financial Statements and Financial
  Statement Schedule............................   F-1

                                3,393,769 SHARES

                         [GRANT GEOPHYSICAL, INC. LOGO]

                                  COMMON STOCK
             ------------------------------------------------------
                        SUBSCRIPTION OFFERING PROSPECTUS
             ------------------------------------------------------
                                  JULY 7, 1998